Exhibit 10.8

LOAN AGREEMENT

Dated as of July 6, 2011

among

SHC CHOPIN PLAZA, LLC

and

DTRS INTERCONTINENTAL MIAMI, LLC,

collectively, as Obligor,

AAREAL CAPITAL CORPORATION,

together with its successors and assigns,

as Lender,

and

AAREAL CAPITAL CORPORATION,

as Agent for Lenders

i

v

EXHIBITS

EXHIBIT A	Legal Description of Premises
EXHIBIT B	Construction Expenditures Budget
EXHIBIT C	Existing Litigation
EXHIBIT D	Insurance Policies
EXHIBIT E	Permits
EXHIBIT F	Permitted Encumbrances
EXHIBIT G	Agent’s Wiring Instructions
EXHIBIT H	Construction and Operating Agreements
EXHIBIT I	Rent Roll
EXHIBIT J	Accounts
EXHIBIT K	Form of Monthly Officer Statement
EXHIBIT L	Form of Quarterly Compliance Statement
EXHIBIT M	Pre-Approved Transferees

SCHEDULES

SCHEDULE 1.1	Deferred Maintenance Conditions

SCHEDULE 1.3	Material Agreements

SCHEDULE 3.19	Collective Bargaining Agreements

SCHEDULE 3.39	Defaults, Breaches or Violations of Material Agreements, Operating Lease or Property Management Agreement

SCHEDULE 3.43	Sharing Agreements

SCHEDULE 3.45	Liquor Licenses

LOAN AGREEMENT

This LOAN AGREEMENT (this “Loan Agreement”) dated as of July 6, 2011, between SHC CHOPIN PLAZA, LLC, a Delaware limited liability company (“Borrower”), and DTRS INTERCONTINENTAL MIAMI, LLC, a Delaware limited liability company (“Operating Lessee”), each having an office at c/o Strategic Hotels & Resorts, Inc., 200 West Madison St., Suite 1700, Chicago, IL 60606 (Borrower and Operating Lessee, jointly and severally, together with their successors and assigns, “Obligor”), and AAREAL CAPITAL CORPORATION, a Delaware corporation, having an office at 250 Park Avenue, Suite 820, New York, NY 10177, as a lender (in such capacity, together with its successors and assigns, a “Lender”, and collectively with any Assignees (as defined below), “Lenders”), and AAREAL CAPITAL CORPORATION, as agent for Lenders (in such capacity, together with its successors and assigns, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower is the owner of the fee interest in the Premises and the lessee under the Crescent Lease;

WHEREAS, Operating Lessee leases the Premises from Borrower pursuant to the Operating Lease and is an Affiliate of Borrower;

WHEREAS, Obligor has requested that Lenders make, and Agent administer, a loan to Borrower in the maximum principal amount of $85,000,000.00;

WHEREAS, in order to induce Lenders to make the Loan to Borrower, Operating Lessee has agreed to irrevocably and unconditionally guaranty the Loan and all of Borrower’s obligations under the Loan Documents; and

WHEREAS, Lenders are willing to make, and Agent is willing to administer, such loan to Borrower subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Loan Agreement, the following terms shall have the respective meanings set forth in this Article I:

“Aareal Capital” shall mean Aareal Capital Corporation or any successor thereto.

“Acceptable Property Management Agreement” shall mean a new or amended Property Management Agreement with the Property Manager as of the date hereof which agreement shall be upon terms and conditions no less favorable to Obligor and Lender than those contained in the Property Management Agreement in effect as of the Closing Date (provided, that Obligor’s entitlement to, and the timing of the receipt of, cash flows from the Property and the cash management procedures with respect thereto shall not be adversely affected) or any new or amended Property Management Agreement entered into by Obligor with an Acceptable Property Manager with respect to the Property in compliance with the terms of Section 5.19 hereof.

“Acceptable Property Manager” shall mean (i) the current Property Manager as of the Closing Date or (ii) any other reputable and experienced professional hotel management company (A) which, or a Close Affiliate of which, shall have at least five years’ experience in the management of hotel properties substantially similar to the Property and (B) which, or a Close Affiliate of which, shall have under management, at the time of its engagement as Property Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate.

“Account Agreement” means, an agreement in a form reasonably acceptable to Agent which, pursuant to the Loan Agreement, is required to be entered into among Obligor, Agent and the bank or other financial institution.

“Accounts” means, collectively, all accounts or subaccounts of Obligor created under this Agreement, including the Deposit Account, the Holding Account, the Tax and Insurance Escrow Account, the Deficiency Reserve Account, the Incentive Management Fee Reserve Account, the Current Debt Service Reserve Account, the FF&E Reserve Account and the Low Debt Service Reserve Account. In clarification of the foregoing, “Accounts” shall not include any Manager Accounts.

“Additional Interest” means all sums payable pursuant to Sections 2.6 through 2.9 hereof.

“Adjusted Operating Income” shall mean, for any specified period, all income received by Obligor (or by Property Manager for the account of Obligor) from any Person during such period in connection with the ownership or operation of the Property, determined on an accrual basis of accounting determined in accordance with GAAP, including the following: (i) all Rents and all revenues derived from rooms, food and beverage, telecommunications, garage and parking, other operating departments, services and rentals and other; (ii) all amounts payable to Obligor (or to Property Manager for the account of Obligor) pursuant to Construction and Operating Agreements relating to the Properties; (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such specified period; (iv) business interruption and loss of “rental value” insurance proceeds to the extent such proceeds are allocable to such specified period; and (v) all investment income with respect to the Reserve Accounts. Notwithstanding the foregoing clauses (i) through (iv), Adjusted Operating Income shall not include (A) any condemnation or insurance proceeds (other than of the types described in clauses (iii) and (iv) above), (B) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any part of the Property (other than of the types described in clause (iii) above), (C) any repayments received from Tenants of principal loaned or advanced to tenants by Obligor, (D) any type of income that would otherwise be considered Adjusted Operating Income pursuant to the provisions above but is paid directly by any Tenant to a Person other than Obligor or Property Manager or its agent and (E) any fees or other amounts payable by a Tenant or another Person that are reimbursable to Tenant or such other Person.

“Administration Fee” has the meaning set forth in the Loan Fee Letter.

“Affiliate”, as determined with respect to any Person, means any other Person:

(a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(b) which, directly or indirectly, beneficially owns or holds more than ten percent (10%) or more of any class of stock or any other ownership interest in such Person; or

(c) ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or

(d) which is a member of the family (as defined in Section 267(c)(4) of the IRC) of such Person or is a trust created for the benefit of such Person or one or more members of his family (as so defined); or

(e) which directly or indirectly is a partner, shareholder, member, officer, director or employee of such Person.

For purposes of this definition the term “control” (and its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract or otherwise.

“Agent” has the meaning set forth in the first paragraph of this Loan Agreement.

“Agent’s Consultant” means IVI Valuation or such other persons or entities that Agent may, from time to time, select.

“Alteration” shall mean any demolition, alteration, expansion, installation, improvement or decoration of or to the Property or any part thereof or the Improvements (including FF&E) thereon (other than any of the foregoing that is permitted to be done and actually is done by or on behalf of Property Manager without the consent of Obligor (it being the intent of the parties that for this purpose amounts expended by Property Manager in respect of FF&E in the ordinary course of business from amounts reserved for FF&E under the Property Management Agreement shall be deemed not to be an Alteration)).

“Applicable Interest Rate” has the meaning set forth in Section 2.2 hereof.

“Appraisal” means a written appraisal report of the Property, as the term “appraisal” is defined in the Code of Professional Ethics of the American Institute of Appraisers, meeting the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The Appraisal (a) shall be prepared by a professional appraiser who is a member of the American Institute of Appraisers and who is retained by Agent at Obligor’s expense, (b) shall be addressed to Agent, (c) shall set forth such appraiser’s determination of the fair market value of the Property on the date of the Appraisal, and (d) otherwise shall be in form, scope and substance satisfactory to Agent in its sole discretion. In the event Agent agrees to accept an Appraisal Update in lieu of an appraisal of the nature described in the immediately preceding sentence, such Appraisal Update shall be deemed to be an Appraisal.

“Appraisal Update” means any supplement or “update” to an Appraisal, addressed to Agent, prepared by an appraiser who is a member of the American Institute of Appraisers and setting forth such appraiser’s determination of the fair market value of the Premises as of the date of the Appraisal Update and which shall be in form, scope and substance satisfactory to Agent.

“Assignee” has the meaning set forth in Section 10.1(a) hereof.

“Assignment and Acceptance” has the meaning set forth in Section 10.4 hereof.

“Assignment of Agreements” means that certain Assignment of Agreements dated as of the Closing Date made by Obligor to Agent collaterally assigning to Agent Obligor’s interest in the Construction and Operating Agreements, the Property Management Agreement and any other contracts and agreements to which Obligor is party or with respect to which Obligor is a beneficiary.

“Association” means the corporation managing the Condominium by virtue of the Condominium Act, the Condominium Declaration, the Association’s articles and by-laws, on behalf of all the owners of the units comprising the Condominium.

“Base Rate” means, as of any date of determination, a rate of interest per annum equal to the greater of (i) prime rate announced from time to time by Citibank, N.A., or if Citibank, N.A. shall no longer announce a prime rate or shall no longer be in existence, the prime rate as determined by Agent, or (ii) one half of one percent (0.50%) in excess of the Federal Funds Rate. Each determination of the Base Rate by Agent shall be conclusive and binding on Obligor, absent manifest error.

“Borrower” has the meaning set forth in the first paragraph of this Loan Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Frankfurt, Germany are authorized or required by law to close or on which commercial banks are not open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Calendar Quarter” means each of the periods of January 1 through the immediately succeeding March 31, April 1 through the immediately succeeding June 30, July 1 through the immediately succeeding September 30, and October 1 through the immediately succeeding December 31.

“Calculated Debt Service” means, for any period, an amount equal to the greatest of: (a) actual debt service for such period; (b) at any time that an Interest Rate Agreement shall not be in effect, the constant monthly payments of principal plus interest for such period, required to fully amortize, over a term of 30 years commencing as of the date of such calculation, a loan in an amount equal to the then outstanding balance of the Loan, assuming such loan were to bear interest at a rate equal to 2.25% per annum in excess of the yield on a 10-year United States Treasury obligation assumed to be issued as of such date; and (c) debt service payments on the outstanding balance of the Loan for such period calculated based upon a mortgage constant of 7.00%.

“Capital Expenditures” means extraordinary hard and soft costs incurred by Obligor with respect to replacements and capital repairs made to the Property (including, without limitation, repairs to, and replacements of, the structural components, roofs, building systems, parking garages and parking lots), but excluding additions to, and replacements of, FF&E specifically provided for in a budget with respect to the Property approved by Obligor.

“Cash Flow Sweep Trigger Event” shall mean the DSCR for any Calendar Quarter, falls below 1.25:1.0, provided that no Cash Flow Sweep Trigger Event shall occur prior to December 31, 2012.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by Agent or any Lender (or, for purposes of Section 2.9(b), by any lending office of Agent or such Lender or Agent’s or such Lender’s holding company, if any); provided, however, that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated, pursuant to Basel III, by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall, regardless of the date adopted or effective, be deemed to have been adopted and become effective after the date hereof.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

“Closing” means the execution, delivery and effectiveness of this Loan Agreement.

“Closing Date” means the date of this Loan Agreement.

“Collateral” means the “Property” and any other real or personal property, tangible or intangible heretofore, now or hereafter pledged, assigned or delivered pursuant to the Loan Documents or otherwise by Obligor or any other Person to Agent as security for the payment or performance of the Obligations.

“Completion Guaranty” means that certain Guaranty of Completion executed by Sponsor in favor of Agent and Lenders dated as of the date hereof.

“Conditional Resignation” has the meaning set forth in Section 4.20(i) hereof.

“Condominium” shall mean the Miami Center Owners’ Association, Inc., a Florida corporation.

“Condominium Act” means the Florida Condominium Act (Chapter 718 of the Florida Statutes) and all amendments and replacements thereof.

“Condominium Board” shall mean the Board of Directors of the Miami Center, a Condominium (as defined in the Condominium Declaration).

“Condominium Declaration” shall mean that certain Declaration of Condominium for Miami Center dated as of February 23, 1989 by City National Bank of Florida, successor to City National Bank of Miami and Inter-Continental Florida Limited Partnership, as amended by the First Amendment to Declaration of Condominium for Miami Center, dated as of August 24, 1990 by City National Bank of Florida as Trustee under Trust No. 2400958600 and Intercontinental Florida Limited Partnership, as the same may be further amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Condominium Documents” means, collectively, the Condominium Declaration, and the by-laws, rules and regulations of the Condominium, as each may from time to time be amended or modified.

“Condominium Requirements” means the requirements applicable to the matter in question under the Condominium Documents or the Condominium Act or any rules or regulations promulgated in connection therewith.

“Construction and Operating Agreements” means, collectively, all contracts and agreements relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property.

“Construction Contracts” means the Contract and the Subcontracts.

“Construction Expenditures” means the expenditures set forth on the Construction Expenditures Budget.

“Construction Expenditures Budget” means the Construction Expenditures Budget attached hereto as Exhibit B, as amended or modified with the prior approval of Agent.

“Construction Schedule” means the schedule of the estimated dates of commencement and completion of the Project certified by Obligor to Agent and approved by Agent prior to the date of this Agreement.

“Control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Crescent Lease” shall mean that certain Lease, dated as of June 5, 2008, between Crescent Miami Center, LLC, as lessor, and Borrower, as lessee demising premises located in the building commonly known as Miami Center and located at 201 South Biscayne, Boulevard, Miami, Miami-Dade County, Florida.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, the Note, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan, and any sums due under the Note, this Agreement, the Mortgage or in any other Loan Document.

“Debt Service” means, as to any period with respect to which Debt Service is being determined, the amount of Interest due for each such period.

“Debt Service Achievement Event” shall mean, following the occurrence of a Cash Flow Sweep Trigger Event, the Property achieving a DSCR of more than 1:25:1.0 for two (2) consecutive Calendar Quarters.

“Default” means any event, condition or state of facts which would, if uncured following the giving of notice or passage of any applicable cure period, or both, constitute an Event of Default.

“Default Rate” means a per annum interest rate which shall from day to day be equal to the lesser of (a) three and one-half of one percent (3.5%) in excess of the Applicable Interest Rate and (b) the Maximum Rate.

“Deferred Maintenance Conditions” shall mean, collectively, the deferred maintenance conditions and near-term capital requirements described on Schedule 1.1 attached hereto and made a part hereof.

“Deposit Account” means a deposit account owned by Obligor and blocked for the benefit of Agent pursuant to a written agreement executed by Obligor, Agent and the bank at which the account is maintained.

“Deposit Account Agreement” shall mean the Deposit Account Agreement, dated as of the Closing Date, among Obligor, Agent and the Depositary Bank, for the Deposit Account, relating to the collection and application of disbursements and other payments from the Property Manager pursuant to the Property Management Agreement.

“Depositary Bank” shall mean the depositary bank under the Deposit Account Agreement.

“Disqualified Transferee” shall mean any Person that, or any Person that Controls, is Controlled by, or is under common Control with, a Person that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Lender or any Affiliate of Lender; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other Governmental Authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Dollar” and the sign “$” means lawful currency of the United States of America.

“DSCR” means, for any period, the quotient of Pro Forma Net Operating Income for such period divided by Calculated Debt Service for such period; provided, however, for purposes of determining DSCR, Pro Forma Net Operating Income shall be based on trailing twelve (12) month Adjusted Operating Income, prorated for the period in question.

“DSCR Default Event” shall mean the DSCR as of the end of any Calendar Quarter falls below 1.10:1.0.

“Eligible Assignee” means (a) a Lender or any Affiliate of a Lender, (b) a commercial bank having total assets in excess of $1,000,000,000, or (c) a finance company or other financial institution which is regularly engaged in the ordinary course of its business in making purchasing or investing in loans similar in nature to the Loan, which has total assets in excess of $250,000,000, has a net worth of at least $100,000,000 and which is otherwise acceptable to Agent; provided, however, none of Obligor, any Guarantor, any member of Obligor or any Affiliate of Obligor, any Guarantor or any member of Obligor shall be an Eligible Assignee.

“Employee Benefit Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which each Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environmental Audit” means the Phase I Environmental Site Assessment dated June 23, 2011 prepared by IVI Assessment Services, Inc.

“Environmental Indemnity” means that certain Environmental Indemnity dated as of the Closing Date made by Obligor and Guarantor for the benefit of Agent.

“Equipment” shall have the meaning set forth in the Mortgage.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is a member of a group of which Obligor is also a member and which is treated as a single employer within the meaning of IRC Section 414(b), (c), (m) or (o).

“ERISA Plan” means an employee benefit plan as defined in ERISA Section 3(3) maintained for employees of Obligor or any ERISA Affiliate.

“Event(s) of Default” has the meaning set forth in Article VIII hereof.

“Existing Litigation” means the matters listed on Exhibit C attached hereto.

“Extension Option Conditions” means the following:

(i) Agent shall have received sixty (60) days prior notice of Obligor’s election to exercise an extension option;

(ii) no Default or Event of Default under this Agreement or the other Loan Documents exists at the time notice is given or on the first day of the extension period;

(iii) concurrently with delivery of Obligor’s extension notice pursuant to clause (i) above (x) with respect to the first twelve month extension, Obligor has paid to Agent (who will in turn pay pro rata to the Lenders) an extension fee equal to 15 basis points on the then current outstanding principal balance, or (y) with respect to the second twelve month extension, Obligor has paid to Agent (who will in turn pay pro rata to the Lenders) an extension fee equal to 20 basis points on the then current outstanding principal balance;

(iv) (x) with respect to the first twelve month extension, Obligor shall have achieved a DSCR for the four (4) Calendar Quarters ending on June 30, 2016 of at least 1.30:1.00, or (y) with respect to the second twelve month extension, Obligor shall have achieved a DSCR for four (4) Calendar Quarters ending on June 30, 2017, of at least 1.35:1.00;

(v) with respect to the first twelve month extension, the then-current unpaid principal balance of the Loan shall not exceed sixty percent (60%) of the fair market value of the Property as determined pursuant to an updated Appraisal obtained by Agent at Obligor’s expense; provided, however, in the event the Property does not meet the 60% appraisal test, Obligor shall have the option, within 30 days of Agent’s receipt of such updated Appraisal (but in any event prior to the first day of such extension term), of either: (a) permanently paying down the principal of the Loan in an amount that will reduce the Loan to a maximum 60% of the fair market value of the Property as determined pursuant to such new Appraisal; or (b) posting an irrevocable letter of credit acceptable in form and substance to Agent equal to such required pay-down amount.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations (whether final, temporary or proposed) that are issued thereunder or official government interpretations thereof.

“Federal Funds Rate” shall mean for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent. Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Federal Reserve Bank Pledge” has the meaning set forth in Section 10.1 hereof.

“FF&E” shall have the meaning set forth in the Property Management Agreement. In the event the term “FF&E” is not used in the Property Management Agreement, “FF&E” shall be deemed to refer to whatever term is used in the Property Management Agreement to describe the furniture, fixtures and Equipment for the Property.

“FF&E Reserve Account” has the meaning set forth in Section 7.2(a) hereof.

“Financing Statements” means financing statements in accordance with the applicable uniform commercial code to be filed with the appropriate state and/or county offices for the perfection of a security interest in the Collateral.

“Fiscal Year” means for any Person, the annual period such Person employs for accounting purposes, which shall be the calendar year, or such other period as such Person may designate.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees thereof after the Closing Date, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, as appropriately modified by the Uniform System except that any accounting principle or practice required or permitted to be changed by the Financial Accounting

Standards Board (or other appropriate board or committee of that Board) in order to continue as a generally accepted accounting principle or practice may be so changed, so long as such required or permitted change shall not have the effect of permitting Obligor’s compliance with any financial covenants or performance tests contained in this Loan Agreement when without such change, Obligor would not so comply.

“Governmental Authority” means any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, whether of the United States of America or any other country, or any instrumentality of any of them, or any other political subdivision thereof.

“Guarantor” means, collectively, Sponsor and Operating Lessee.

“Guaranty” means that certain Non-Recourse Carveout Guaranty Agreement executed by Guarantor in favor of Agent and Lenders dated as of the date hereof.

“Holding Account” shall have the meaning given such term in Section 7.1 hereof.

“Improvements” shall have the meaning set forth in the Mortgage.

“Incentive Fee” shall mean the “Incentive Management Fee” as defined in the Property Management Agreement.

“Incentive Management Fee Reserve Account” shall have the meaning set forth in Section 7.2 hereof.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including all loans made to such Person, or for the deferred purchase price of property or services (including all obligations, contingent or otherwise in connection with letter of credit facilities, acceptance facilities or other similar facilities), (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all capital lease obligations, (e) all obligations, contingent or otherwise in connection with indemnities, hold harmless agreements and similar arrangements and in connection with interest rate exchange agreements and similar instruments, and (f) all Indebtedness of the nature referred to in clauses (a) through (e) above of another Person guaranteed directly or indirectly or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by the Person with respect to whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Independent Director” means a duly appointed member of the board of directors or board of managers reasonably satisfactory to Agent who shall not have been at the time of such individual’s appointment and while serving as an Independent Director, and who may not have been at any time during the preceding five years (i) an equity holder, member, partner or director (other than an Independent Director or manager of an Affiliate of Obligor that is required to be a single purpose bankruptcy remote entity) of, or an officer or employee of, any Obligor, Sponsor, or any of their respective equity holders or Affiliates, (ii) based on information provided by such individual and reasonably believed by Obligor, a creditor or customer of, or supplier or service provider (including a provider of professional services) to, Obligor, Sponsor, or any of their respective equity holders, members or Affiliates (other than a company that provides professional independent managers and which also provides other services to Obligor or such Obligor’s equity holders, members or Affiliates in the ordinary course of business), (iii) a member of the immediate family of any such equity holder, member, partner, officer, employee, creditor, supplier, service provider or customer or a member of the immediate family of any other director of such entity or (iv) under common control with the Persons in (i) - (iii) above.

“Indemnitee” has the meaning set forth in Section 4.15 hereof.

“Insurance Policies” means, in addition to any insurance required to be maintained by Obligor pursuant to the Property Management Agreement and any Loan Document, the insurance policies and coverage relating to the Premises set forth on Exhibit D hereto.

“Insurance Review” means a review of the Insurance Policies done by Omega Risk Management LLC for the benefit of Agent and Lenders and any updated or amended review of Insurance Policies for the benefit of Agent.

“Interest” means interest payable on the outstanding principal balance of the Loan at the Applicable Interest Rate or Default Rate, as applicable.

“Interest Rate Agreement” means an Interest Rate Protection Product purchased by Obligor and satisfactory to Agent.

“Interest Rate Protection Product” means a swap, cap, collar or other interest rate hedging product.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Lease” shall mean any lease, sublease, sub-sublease, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the Closing Date or hereafter entered into by Obligor or Property Manager, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into, in accordance with the terms of the Loan Documents, in connection with such lease, sublease, sub-sublease, or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, Leases shall exclude the Operating Lease and the Property Management Agreement.

“Legal Requirements” means all laws, ordinances, rules, regulations, codes, orders and directives of any Governmental Authority applicable to Obligor, any member of

Obligor, any Guarantor, Agent, Lenders, the Premises, including all applicable licenses, building codes, zoning and subdivision ordinances, flood disaster, health and environmental laws and regulations, and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto.

“Lenders” has the meaning given such term in the first paragraph of this Loan Agreement.

“Lessee Guaranty” means that certain Guaranty executed by Operating Lessee in favor of Agent and Lenders dated as of the date hereof.

“LIBOR Rate” means the sum of (a) the London Interbank Offered Rate for Dollar deposits in an amount comparable to the then outstanding principal balance of the Loan as appearing on Reuters LIBOR 01 at approximately 11:00 A.M. London time (or as soon thereafter as practicable) on the day which is two (2) Business Days prior to the first day of the applicable LIBOR Rate Period and with respect to which the LIBOR Rate is being determined for a time period equal to, or if no equal time period is so appearing on Reuters LIBOR 01, the time period so appearing which is most approximately equal to, such LIBOR Rate Period and (b) the LIBOR Rate Margin. Each determination of the London Interbank Offered Rate by Agent shall be conclusive and binding upon Obligor, absent manifest error.

“LIBOR Rate Margin” shall mean three and one-half of one percent (3.50%).

“LIBOR Rate Period” shall be a period of (a) one (1) month, three (3) months or six (6) months or (b) such other length as Obligor and Agent shall agree. Obligor shall designate the LIBOR Rate Period with respect to each Payment Date by notice to Agent prior to 3:00 p.m. (Central Europe Time) on the date (inclusive of the date of designation) that is not less than three (3) Business Days prior to the Payment Date. If Obligor fails to timely notify Agent of Obligor’s election of a LIBOR Rate Period, the LIBOR Rate Period shall automatically convert to a one (1) month LIBOR Rate Period. In each case:

(i) if any LIBOR Rate Period would otherwise end on a day which is not a Business Day, such LIBOR Rate Period shall be extended to the next succeeding Business Day;

(ii) any LIBOR Rate Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii) any LIBOR Rate Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall, subject to clauses (i) and (ii) above, end on the last Business Day of a calendar month; and

(iv) any election of a LIBOR Rate Period shall apply to the entire Loan (or so much thereof as may then be outstanding).

“Lien” means any lien (including any mechanic’s, judgment or tax lien), mortgage, deed of trust, security interest, assignment, pledge or encumbrance, or conditional sale or title retention agreement or lease in the nature thereof, or any other interest in property designed to secure the repayment of indebtedness or the performance of an obligation, whether arising by agreement or under any statute or law, or otherwise.

“Loan” means the loan made by Lenders to Obligor pursuant to this Loan Agreement.

“Loan Agreement” means, as defined in the first paragraph of this Loan Agreement, this Loan Agreement.

“Loan Documents” means, collectively, this Loan Agreement, the Note, the Mortgage, the Financing Statements, the Assignment of Agreements, the Environmental Indemnity, the Guaranty, the Lessee Guaranty, the Completion Guaranty, the Obligor Certificate and such other documents, agreements and instruments evidencing, securing or pertaining to the Obligations, or any part thereof executed on or about the Closing Date by Obligor, any member of Obligor, or any Guarantor or, as shall, from time to time thereafter be executed and delivered by Obligor, any member of Obligor, any Guarantor or any other Person, in each case pursuant to or in connection with the Loan or any other Loan Document.

“Loan Fee Letter” means that certain “Loan Fee Letter” dated as of the Closing Date between Agent and Obligor pertaining to the Upfront Fee and the Administration Fee.

“Loan Limit” means, unless reduced pursuant to the terms of this Agreement, Eighty-Five Million Dollars ($85,000,000.00).

“Long-Term Agreement” means any contract or agreement with an unexpired term (inclusive of extension periods) in excess of one year; provided that any contract or agreement which may be terminated by Obligor without cause and without penalty on sixty (60) days’ advance notice or less shall not be a Long-Term Agreement for purposes hereof.

“Low DSCR Period” shall mean the period of time commencing upon the occurrence of a Cash Flow Sweep Trigger Event and continuing thereafter unless and until the occurrence of a Debt Service Achievement Event.

“Manager Accounts” accounts with respect to the Property maintained by the Property Manager pursuant to the Property Management Agreement.

“Material Adverse Effect” means (a) as referring to Obligor, a material adverse effect on Obligor’s business, property, including the Premises, assets, operations, condition (financial or otherwise) taken as a whole or which would materially and adversely affect Obligor’s ability to perform its obligations under this Loan Agreement or any other Loan Document, and (b) as to any other Person, a material adverse effect on such Person’s business, property, assets, operations, condition (financial or otherwise) taken as a whole or which would materially and adversely affect such Person’s ability to perform its obligations under any Loan Document to which such Person is a party.

“Material Agreements” means the Condominium Documents, the Crescent Lease, the agreements listed on Schedule 1.3 hereto and all Construction and Operating Agreements relating to the Property or any portion thereof, or otherwise imposing obligations on Obligor, (a) which has an unexpired term of one year or less and under which Obligor would have the obligation to pay more than $500,000 or (b) is a Long-Term Agreement requiring Obligor to pay more than $500,000 in any twelve-month period or more than $1,000,000 in the aggregate during the term thereof; provided, however, that Material Agreements shall include any Long-Term Agreement not identified on Schedule 1.3 and under which (1) the aggregate payments required to be made by Obligor exceed $250,000, and (2) the aggregate payments required to be made by Obligor, when aggregated with all the payments required to be made by such Obligor under all such other Long-Term Agreements not included on Schedule 1.3, would exceed either (x) $500,000 in any twelve-month period or (y) $1,000,000 in the aggregate. Notwithstanding the foregoing, Material Agreements shall not include the Property Management Agreement or the Operating Lease.

“Material Alteration” shall mean any Alteration (other than with respect to replacements of FF&E that are funded from reserves for FF&E reserved for hereunder or under the Property Management Agreement by the Property Manager) to be performed by or on behalf of Obligor at the Property the cost of which (including, without limitation, construction costs and costs of architects, engineers and other professionals) as reasonably estimated by an Independent Architect, exceeds the Threshold Amount.

“Maturity Date” means July 6, 2016, or any earlier date on which the Loan shall become due, whether by acceleration or otherwise. Notwithstanding the foregoing, the Obligor shall have the right to extend the Maturity Date of the Loan for two (2) additional periods of twelve (12) months each provided that the applicable Extension Option Conditions shall have been satisfied at the time Obligor seeks to exercise either extension option, and in the event of such extensions, the term “Maturity Date” shall refer to the twelfth or twenty-fourth month anniversary of the date set forth above, as applicable.

“Maximum Rate” means the maximum interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Loan under applicable law.

“Mortgage” means that certain Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement (including Fixture Filing) dated as of the Closing Date and executed by Obligor in favor of Agent.

“Monthly FF&E Reserve Amount” shall mean, as of any specified date, the excess, if any, of (a) 4.0% of Adjusted Operating Income of the Property, for the calendar month then most recently ended, over (b) the amount paid, reserved or withheld by the Property Manager in accordance with the terms of the Property Management Agreement for capital expenditures in respect of FF&E for the same calendar month (it being expressly agreed by the parties hereto for purposes hereof that a mere book entry of an amount shall not be deemed to be the payment, reserve or withholding of such amount).

“Monthly Incentive Fee Reserve Amount” shall mean, as of any specified date, the excess, if any, of (a) the Incentive Fees owed to the Property Manager accruing for the previous calendar month (computed in accordance with the Property Management Agreement on the basis of budgeted annual operating performance, as reasonably modified by Agent from time to time on the basis of actual operating performance), over (b) the amount paid, reserved or withheld by the Property Manager in accordance with the terms of the Property Management Agreement for Incentive Fees for the same calendar month (it being expressly agreed by the parties hereto for purposes hereof that a mere book entry of an amount shall not be deemed to be the payment, reserve or withholding of such amount).

“Multiemployer Plan” shall mean at any time a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, (a) to which Obligor of any ERISA Affiliate is making or accruing an obligation to make contributions, or (b) with respect to which Obligor or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA.

“Note” means that certain Promissory Note in the original principal amount of Eighty-Five Million and 00/100 ($85,000,000) Dollars dated as of the Closing Date made by Borrower in favor of Agent.

“Obligations” means, collectively, all present and future indebtedness, obligations, duties and liabilities of Obligor and Guarantor to Agent or Lenders arising pursuant to this Loan Agreement, the Note, the Lessee Guaranty or the other Loan Documents, and all interest accruing thereon, and reasonable attorneys’ fees and disbursements incurred in the drafting, negotiation, enforcement or collection thereof, regardless of whether such indebtedness, obligations, duties or liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“Obligor” has the meaning set forth in the first paragraph of this Loan Agreement.

“Obligor Certificate” means that certain certificate dated as of the Closing Date made by Obligor in favor of Agent which is among the Loan Documents delivered pursuant to Article VI hereof.

“Officer’s Certificate” shall mean a certificate made by an individual authorized to act on behalf of Obligor and, to the extent applicable, any constituent Person with respect to Obligor. Without limiting the foregoing, if the individual signing the certificate is doing so on behalf of a corporation, then such individual shall hold the office of President, Vice President or Chief Financial Officer (or the equivalent) with respect to such corporation.

“Operating Expenses” shall mean, for any specified period, on an accrual basis, all expenses incurred by or on behalf of Obligor (or by a Property Manager for the account of Obligor) during such period in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as real estate and other business taxes, rental expenses, insurance premiums, utilities costs, administrative and general costs, repairs and maintenance costs, franchise fees, management fees and other costs and expenses relating to the Property, four percent (4%) of Adjusted Operating Income on account FF&E expenditures and legal expenses incurred in connection with the operation of the Property, determined, in each case (other than with respect to FF&E expenditures), in accordance with GAAP. “Operating Expenses” shall not include (i) depreciation or amortization or other noncash items, (ii) the principal and interest on the Note, (iii) income taxes or other taxes in the nature of income taxes, (iv) the cost of any FF&E expenditures (other than amounts deposited into the applicable hotel operating account for FF&E expenditures, which shall be considered an “Operating Expense” as used herein) or any Capital Expenditures, or (v) distributions to the members in Obligor. Expenses that are accrued as Operating Expenses during any period shall not be included in Operating Expenses when paid during any subsequent period.

“Operating Lease” shall mean that certain Lease Agreement, dated as of April 1, 2005, between Borrower, as lessor, and DTRS Michigan Avenue/Chopin Plaza Sub, LLC, as assigned by DTRS Michigan Avenue/Chopin Plaza Sub, LLC to Operating Lessee by Assignment and Assumption of Lease and Lessor Consent, dated as of October 6, 2006, and as further amended pursuant to a certain First Amendment to Lease Agreement Intercontinental Hotel Miami, dated as of January 1, 2011, together with any further amendments thereto to the extent permitted pursuant to this Agreement.

“Operating Lessee” shall mean DTRS Intercontinental Miami, LLC, a Delaware limited liability company, together with its successors and assigns as permitted hereunder.

“Organizational Documents” means, (a) for any corporation, the Articles of Incorporation and by-laws of such corporation and all amendments thereto, (b) for any general or limited partnership, the general or limited partnership agreement, as the case may be, with all amendments thereto, together with if appropriate, a certificate of limited partnership and all amendments thereto, and (c) for any limited liability company, the operating agreement and any other agreements governing the organization of the limited liability company and the management of its business and affairs, and all amendments thereto.

“Participant” has the meaning set forth in Section 10.1(b) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Payment Date” means the sixth (6th) day of each month or, if the sixth (6th) day of any month is not a Business Day, the next Business Day following the sixth (6th) day of such month. “Payment Date” shall also include such earlier date, if any, on which the unpaid principal amount of the Loan is paid in full.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permits” means, collectively, all certificates, including certificates of occupancy and certificates of compliance, authorizations, franchises, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for or pursuant to this Loan Agreement, the other Loan Documents, the Leases, all Legal Requirements and all Permitted Encumbrances, and for the performance and observance by Obligor of all agreements, provisions and conditions of Obligor contained in this Loan Agreement, the other Loan Documents, the Leases, all Legal Requirements and all Permitted Encumbrances, at any time in effect, including the Permits set forth on Exhibit E hereto.

“Permitted Affiliate Arrangements” means any contracts for the providing of goods and services to or for the benefit of Obligor, including in connection with the construction and development of the Property, in each case entered into by or between Obligor and any Affiliate of Obligor in the ordinary course of Obligor’s business and upon fair and reasonable terms which are fully disclosed to, and approved by, Agent and are no more onerous to Obligor than Obligor would obtain in a comparable arm’s length transaction with a Person not its Affiliate, or not a partner, member, shareholder, director or employee of Obligor or any Guarantor.

“Permitted Encumbrances” means, collectively, those matters set forth in Exhibit F hereto and any other Liens as may be consented to in writing by Agent.

“Permitted Indebtedness” shall mean (i) the Debt, (ii) Trade Payables incurred in the ordinary course of any Obligor’s business, paid by such Obligor within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding (subject to such Obligor’s right to contest the same in accordance with this Agreement) provided that in no event and at no time shall the aggregate amount of such Trade Payables exceed two percent (2.0%) of the then outstanding principal balance of the Debt, (iii) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business but in no event shall the annual scheduled debt service on such indebtedness or obligations exceed the aggregate amount of $600,000, (iv) any Management Fees not yet due and payable under the Property Management Agreement, (v) Taxes not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with Section 4.4 hereof, (vi) indebtedness relating to Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section 4.4 hereof, (vii) amounts payable in the ordinary course of business (and not as a result of Obligor’s delinquency or default) pursuant to Permitted Encumbrances, (viii) with respect to Guarantor, the Liens and security interests in ownership interests in Guarantor created by and otherwise permitted under the Revolver Loan Documents and (ix) such other unsecured indebtedness approved by Agent in its sole discretion.

“Permitted Obligor Transferee” shall mean any entity (i) that is experienced in owning and operating properties similar to the Property, (ii) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) who, immediately prior to such transfer, controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates, own or have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate, (iv) that is not a Disqualified Transferee, (v) with respect to which a transfer of the Property is permitted pursuant to the Property Management Agreement and (vi) with respect to which a transfer of the Property would not cause Agent or any Lender to be in violation of any applicable law or regulation including, without limitation, those relating to lending limitations or restrictions.

“Permitted Revolver Loan Transfer” shall mean (a) a pledge of direct and/or indirect equity interests in Guarantor to secure the Revolver Loan, and (b) any foreclosure (or transfer in lieu thereof) of such pledge of direct and/or indirect equity interests in Guarantor pursuant to the Revolver Loan Documents, provided that the acquirer at foreclosure (or transfer in lieu thereof) (i) shall be the Revolver Loan lender, or (ii) shall be a Permitted Obligor Transferee or Pre-Approved Obligor Transferee, subject in the case of clause (ii) to the requirement that Obligor deliver to Agent a nonconsolidation opinion satisfactory to Agent with respect to any Person having more than a 49% direct or indirect equity interest in Guarantor.

“Permitted Substitute Guarantor” shall mean any Person that qualifies as a Permitted Obligor Transferee and otherwise complies with the financial covenants of Guarantor set forth in Section 4.28 of this Agreement.

“Person” means any individual, corporation, limited liability company, general partnership, limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Personal Property” has the meaning set forth in the Mortgage.

“Pre-approved Transferee” shall mean any of the entities set forth on Exhibit M hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a “Pre-approved Transferee” if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Closing Date or if such Preapproved Transferee is a publicly traded company, such Pre-approved Transferee continues to be publicly traded on an established securities market, (ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Closing Date, (iii) such entity and its Close Affiliates together own, have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than twenty (20) first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate and (iv) any transfer of the Property to such transferee would not cause Agent or any Lender to be in violation of any applicable law or regulation including, without limitation, those relating to lending limitations or restrictions.

“Premises” means the parcel of land commonly known as Miami, Florida, as more particularly described in Exhibit A attached hereto, together with the improvements now or hereafter located thereon.

“Pro Forma Net Operating Income” means on a trailing basis for the period in question the sum of (i) Adjusted Operating Income of the Property for such period minus (ii) Operating Expenses of the Property for such period.

“Project” means planned comprehensive guestroom renovation (a) which commenced in the second Calendar Quarter of 2011, (b) which is scheduled for completion by the end of 2012 and (c) the scope and cost of which will be substantially consistent with the Construction Expenditures Budget, as amended or modified from time to time with the reasonable approval of Agent.

“Property” means the “Mortgaged Property” as such term is defined in the Mortgage.

“Property Management Agreement” means that certain Management Agreement, dated as of April 1, 2005, between Operating Lessee and Property Manager, as amended pursuant to that certain First Amendment To The Intercontinental Miami Hotel Management Agreement, dated as of August 27, 2010 (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof) and any replacement management agreement that constitutes an Acceptable Property Management Agreement.

“Property Manager” shall mean shall mean IHG Management (Maryland), LLC, a Maryland limited liability company.

“Property Report” means the Property Condition and Environmental Due Diligence Report of IVI Due Diligence Services, Inc. delivered to Agent prior to the Closing Date.

“Quarterly Compliance Statement” has the meaning set forth in Section 4.1(a)(vii) hereof.

“Rating Agency” has the meaning set forth in Section 10.1(c) hereof.

“Recorded Documents” has the meaning set forth in Section 3.21 hereof.

“Recourse Liability Events” means, collectively, any or all of the following:

(a) fraud or material misrepresentation on the part of Obligor or Guarantor;

(b) willful misconduct on the part of Obligor;

(c) application of operating revenues, insurance proceeds, condemnation awards, or other proceeds of the disposition of all or any portion of the Collateral, including Rents and security deposits or other sums held in any Account in contravention of this Loan Agreement or any other Loan Document, including any distributions or payments made by Obligor in violation of Section 5.9 hereof;

(d) the withdrawal or other removal of any sums held in any Account in violation of this Loan Agreement or any other Loan Document;

(e) all costs and expenses of any nature (including attorneys’ fees and disbursements and expenses of third-party professionals or receivers) paid or incurred by Agent or Lenders in connection with or arising out of the enforcement of the Loan or any of the Loan Documents or any bankruptcy or insolvency proceeding filed by or against Obligor or Guarantor;

(f) the imposition of all transfer taxes and/or fees by a Governmental Authority as a result of (i) the transfer of the Property or any portion thereof, including pursuant to a foreclosure, deed in lieu of a foreclosure or otherwise, or (ii) any bankruptcy or insolvency proceeding filed by or against Obligor or Guarantor;

(g) any Liens arising due to the action or inaction of Obligor and having priority as to the Collateral over the Liens securing the Obligations; and

(h) the incurrence of any intentional physical waste of or to the Property or any portion thereof (except if caused by Obligor’s insufficiency of funds), ordinary wear and tear excepted.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Obligor or its agents or employees from any and all sources arising from or attributable to the Property and/or the use and occupancy thereof, including, without limitation, all room rents related to overnight occupancy of guests at the Property, all banquet, conference or other room rentals, all greens fees for the use of golf courses, fees or considerations of any sort, credit card receivables, and all deposits of money as advance rent, for security or as earnest money or as down payment or deposit for the reservation of rooms or other facilities in the Property and any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Obligor and proceeds, if any, from business interruption or other loss of income insurance.

“Rent Roll” has the meaning set forth in Section 3.22 hereof.

“Rents” has the meaning set forth in the Mortgage.

“Required Lenders” means, at any time, Lenders holding an outstanding principal balance of the Loan representing greater than 50% of the then outstanding principal balance of the Loan.

“Reserve Account” has the meaning set forth in Section 7.2 hereof.

“Revolver Loan” shall mean that certain revolving credit facility from DEUTSCHE BANK TRUST COMPANY AMERICAS, as the administrative agent for itself and the other financial institutions as are or may become parties to the Revolver Loan Documents to Strategic Hotel Funding, L.L.C., evidenced by that certain Credit Agreement, dated as of June 30, 2011, between DEUTSCHE BANK TRUST COMPANY AMERICAS, as the administrative agent for itself and the other financial institutions as are or may become parties to the Revolver Loan Documents and Strategic Hotel Funding, L.L.C., as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Revolver Loan Documents” means the documents evidencing and securing the Revolver Loan, as any of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Single Purpose Entity” shall mean a Person which:

(a) is formed solely for the purpose of acquiring and directly holding an ownership interest in or leasing one or more of the Properties or an ownership interest in Borrower or Operating Lessee,

(b) does not engage in any business unrelated to the Property or the ownership of Obligor,

(c) does not have any assets other than those related to its interest in the Property or Obligor, as the case may be, or any indebtedness other than Permitted Indebtedness,

(d) has books, records, accounts, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person,

(e) is subject to and complies with all of the limitations on powers and separateness requirements set forth in Section_3.36 hereof and in the Organizational Documents of Obligor or the Obligor’s SPE Member (if any), as the case may be, as of the Closing Date,

(f) holds itself out as being a Person separate and apart from each other Person, conducts its business in its own name and exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity,

(g) pays its own liabilities out of its own funds and reasonably allocates any overhead for shared office space,

(h) has no obligation to indemnify its officers, directors or partners except to the extent any liability therefor is fully subordinated to the Obligations and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Loan is insufficient to pay such obligation;

(i) maintains a sufficient number of employees in light of its contemplated business operations, and

(j) in the case of a limited partnership, observes all applicable limited partnership formalities in all material respects, has at all times a corporate general partner that is a Single-Purpose Entity, and has a limited partnership agreement which provides that for so long as the Loan is outstanding and the limited partnership’s assets shall continue to be subject to the Liens securing the Debt, the limited partnership shall not take any of the following actions:

(i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of Borrower or Operating Lessee, except in connection with the sale of the Property as permitted hereunder,

(ii) the engagement by the Borrower or Operating Lessee in any business other than the ownership, maintenance and operation of the Property,

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Obligor or Operating Lessee or a substantial portion of their assets, without the unanimous vote of all partners of the limited partnership, and

(iv) the amendment or modification of any provision of its limited partnership agreement or certificate of limited partnership that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law); or

(k) in the case of a corporation, observes all applicable corporate formalities in all material respects, has at all times at least two (2) Independent Directors on its Board of Directors, and has a Certificate of Incorporation which provides that for so long as the Loan is outstanding and the corporation’s assets continue to be subject to the Liens securing the Debt, the corporation shall not take or consent to, as the case may be, any of the following actions:

(i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets or the assets of Obligor, except in connection with the sale of the Property as permitted hereunder,

(ii) the engagement by Obligor in any business other than the ownership, maintenance and operation of the Property or the engagement by it in any business other than the ownership of a membership interest in Obligor,

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official, in each case with respect to it or Obligor without the unanimous vote of all members of its board of directors, and

(iv) the amendment or modification of any provision of its certificate of incorporation or, if such corporation is the SPE Member or general partner of Obligor, such Obligor’s limited liability company agreement or limited partnership agreement, as applicable, or certificate of formation or certificate of limited partnership, as applicable, that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law); or

(l) in the case of a limited liability company, observes all applicable limited liability company formalities in all material respects, has at all times either (A) a corporate member that is a Single-Purpose Entity or (B) two (2) Independent Directors, and has a limited liability company agreement which provides that for so long as the Loan is outstanding and the limited liability company’s assets continue to be subject to the Liens securing the Debt, (1) the bankruptcy of any member (including the sole economic member) will not result in a dissolution of such Single-Purpose Entity, and (2) the limited liability company shall not take any of the following actions:

(i) to the fullest extent permitted by law, the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of Obligor, except in connection with the sale of the Property as permitted hereunder,

(ii) the engagement by any Obligor in business other than the ownership, maintenance and operation of the Property,

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Obligor or a substantial portion of its assets, without the unanimous vote of all members of the limited liability company’s board of directors (including the members who are Independent Directors, if applicable), and

(iv) the amendment or modification of any provision of its limited liability company agreement or certificate of formation that adversely affects any of the requirements for qualifying as a “Single-Purpose Entity” (except as required by law).

“SPE Member” shall have the meaning set forth in Section 3.36 hereof, provided, however, any reference herein or in any other Loan Document to “SPE Member” shall be disregarded for any period during which Borrower and Operating Lessee satisfy the condition in Section 3.36(xv)(b).

“Spindle Easement” shall mean that certain Easement Agreement, dated as of March, 2005, between Inter-Continental Florida Limited Partnership and Inter-Continental Florida Partner Corp., recorded in Official Records Book 23248, Page 1377 of the public records of Dade County, Florida.

“Sponsor” shall mean Strategic Hotel Funding L.L.C.

“STAR Report” shall mean (a) a quarterly Smith Travel Accommodations Report compiled by Smith Travel Research, or (b) should Smith Travel Research cease to compile such reports, a quarterly report containing similar data compiled by a nationally-recognized lodging industry information source which is reasonably acceptable to Agent and (except during any period following the occurrence and during the continuation of an Event of Default) Obligor.

“Survey” means that certain survey dated October 6, 2004 and certified to Agent prepared by Millman Surveying Inc.

“Taking” (and its correlative meanings) means any temporary (lasting more than 90 days) or permanent taking by any Governmental Authority of the Premises or any portion thereof through eminent domain, condemnation or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any portion thereof during the pendency of any such proceedings.

“Taxes” shall mean all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, and other governmental charges now or hereafter levied or assessed or imposed against any Obligor or any Property or rents therefrom or which may become Liens.

“Tenant” shall mean any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Threshold Amount” shall mean the lesser of (i) Eight Million Five Hundred Thousand and 00/100 ($8,500,000) Dollars and (ii) ten (10%) percent of the outstanding principal amount of the Debt.

“Title Insurance Company” means First American Title Insurance Company.

“Title Insurance Company Closing Escrow Letter” means that certain letter dated as of the Closing Date of Bryan Cave LLP to Title Insurance Company with respect to the closing escrow.

“Title Insurance Policy” means, collectively, (i) that certain title insurance policy number 5011312 issued by Title Insurance Company and dated as of the Closing Date and (ii) that certain title insurance policy issued pursuant to that certain commitment to issue title insurance policy, commitment number M-1113-000000702, issued by Stewart Title Guaranty Company and dated as of the Closing Date.

“Trade Payables” shall mean unsecured amounts payable by or on behalf of any Obligor for or in respect of the operation of the Property in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Property or any Obligor (other than compensation payable to Property Manager, exclusive of reimbursements).

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware and/or Florida, as applicable.

“Uniform System” shall mean the Uniform System of Accounts for Hotels, 9th Edition, International Association of Hospitality Accountants (1996), as from time to time amended.

“Upfront Fee” has the meaning set forth in the Loan Fee Letter.

Section 1.2 Other Definitional Provisions.

(a) All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Note or any of the other Loan Documents, or in any other certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The words “hereof”, “herein”, “hereunder” and similar terms when used in any other Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.

(d) The words “include” and “including” wherever used in this Loan Agreement or any other Loan Document shall be deemed to be followed by the words “without limitation”.

(e) Any reference to any Loan Document in this Loan Agreement shall be deemed to mean such Loan Document as it may from time to time be amended, restated, extended, renewed, increased, consolidated, spread, secured, supplemented or otherwise modified in accordance with the terms thereof.

(f) The word “Obligor” shall mean, Borrower and Operating Lessee, collectively, or if the context otherwise requires, each of Borrower and/or Operating Lessee.

(g) The words “not unreasonably withheld” and similar terms when used in this Loan Agreement or in any other Loan Document shall be deemed to be followed by the words “conditioned or delayed”.

ARTICLE II

THE LOAN

Section 2.1 The Loan.

(a) Generally. Subject to the conditions and upon the terms provided herein, Lenders agree to lend to Obligor and Obligor agrees to borrow from Lenders on the Closing Date an amount not to exceed the Loan Limit. The Loan and all Interest, Additional Interest and all other sums which become due and payable hereunder and under the other Loan Documents shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents. Interest and Additional Interest, if any, shall be payable in accordance with the Note and this Loan Agreement. The Loan shall be repaid with Interest, Additional Interest, if any, costs and charges as more particularly set forth in this Loan Agreement, the Note, the Mortgage and the other Loan Documents. The Loan is not a “revolving” loan and any portion of principal repaid or prepaid may not be reborrowed. The Loan shall be disbursed by wire transfer in immediately available funds to, or for the account of, Obligor in accordance with Obligor’s written instructions and the terms hereof.

(b) Funding. On the Closing Date Obligor and Agent shall establish the LIBOR Rates and Agent shall disburse the Loan proceeds to the Title Insurance Company in accordance with Obligor’s directions, to be held and disbursed in accordance with the Title Insurance Company Closing Escrow Letter.

Section 2.2 Interest Rate. Subject to Sections 2.5 and 2.7 hereof, the outstanding principal balance of the Loan shall bear interest at interest rates equal to the LIBOR Rate; provided, however, if an Event of Default shall have occurred and be continuing on the third (3rd) Business Day prior to the end of any LIBOR Rate Period, Agent shall have the option to elect to have the Loan bear interest at the Base Rate for such LIBOR Rate Period. Interest shall be calculated on the basis of a 360 day year and the actual number of days elapsed. Each of the interest rates established pursuant to this Section 2.2 are hereinafter referred to as an “Applicable Interest Rate”.

Section 2.3 Payments on Account of Principal and Interest.

(a) Interest Payments. Obligor shall pay Interest on each Payment Date. Interest shall be payable in arrears and as otherwise provided in this Loan Agreement, the Note or the other Loan Documents.

(b) Amortization. Commencing on the Interest Payment Date in the month of July, 2014 and thereafter on the Interest Payment Date of each subsequent calendar month, Obligor shall pay to Agent an amount which shall be applied in reduction of the outstanding principal balance of the Loan and which, on each Interest Payment Date, shall be equal to the corresponding principal amortization payment that would be payable on such Interest Payment Date in connection with a loan made on the Interest Payment Date in the month of July, 2014, having a principal balance equal to the then outstanding principal balance of the Loan, an interest rate of 7% and a level monthly payment on each Interest Payment Date sufficient to pay all accrued interest on such loan and to fully amortize such loan thereafter over a 30-year period.

(c) Principal Payment at Maturity. Obligor shall pay the unpaid principal balance of the Loan in a single installment on the Maturity Date.

(d) Optional Prepayment. Obligor may, upon ten (10) days prior written notice to Agent, prepay the Loan, in whole or in part, on any Payment Date occurring on or after July, 6, 2012 (and may not voluntarily prepay the Loan in whole or in part prior to such date) and otherwise in accordance with this Section 2.3(d). Any such prepayment notice shall specify the date and amount of the prepayment and shall be revocable, but only if notice of such revocation is given to Agent not less than three (3) Business Days prior to the date upon which such prepayment is scheduled to be made. All prepayments under this Section 2.3(d) shall be subject to compliance with the following:

(i) all prepayments under this clause (d) shall be in increments of $1,000,000 or such lesser amounts as shall repay the Loan in full; and

(ii) if the prepayment occurs on or after July 6, 2012 and prior to July 6, 2013, the prepayment shall be accompanied by a prepayment fee of one percent (1%) of the amount prepaid, and if the prepayment occurs on or after July 6, 2013 but prior to July 6, 2014, the prepayment shall be accompanied by a prepayment fee of one-half of one percent (0.50%) of the amount prepaid.

(iii) concurrently with any prepayment of principal, Obligor shall pay all accrued and unpaid Interest to and including the next succeeding Payment Date on the amount being prepaid, all Additional Interest, fees and any other amounts due and payable hereunder and under the other Loan Documents and all fees and expenses incurred by Agent, including attorney’s fees and disbursements, in connection with the Loan and/or with the prepayment of the Loan.

(e) Mandatory Prepayment. Obligor shall be required to prepay the Note at any time and from time to time upon the occurrence of any of the circumstances requiring prepayment described in Section 4.12 or 4.13 hereof or as otherwise provided herein or in any of the other Loan Documents by paying the principal amount so required to be prepaid, together with all accrued and unpaid Interest thereon to and including the next succeeding Payment Date, and all Additional Interest, fees and any other amounts due and payable hereunder and under the other Loan Documents and all fees and expenses incurred by Agent, including attorney’s fees and disbursements, in connection with the Loan and/or the prepayment of the Loan.

(f) Other Sums. Obligor shall pay to Agent all other sums owed to Agent pursuant to the Loan Documents when such sums are due and payable as provided in the applicable Loan Document, or if not provided therein, within five (5) Business Days after the due date thereof.

Section 2.4 Calculation of Interest; Manner and Application of Payments; Payment Office.

(a) Manner of Payment to Agent. All amounts payable by Obligor under this Loan Agreement or the other Loan Documents to or for the account of Agent or Lenders shall be made by Obligor to Agent before 1:00 P.M. (New York time) in immediately available funds in accordance with the instructions set forth on Exhibit G attached hereto or to such other account or address as Agent may provide to Obligor from time to time. Except as otherwise set forth herein with respect to any LIBOR Rate, in the event any payment required hereunder or under any of the Loan Documents becomes due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day. Funds received after 1:00 P.M. (New York time) shall be treated for all purposes as having been received by Agent on the first (1st) Business Day next following receipt of such funds. All payments, including prepayments, of principal made hereunder shall be made, together with Interest accrued to and including the next succeeding Payment Date, on the principal amount paid and all Additional Interest, fees and any other amount due and payable hereunder and under the Note, the Mortgage and the other Loan Documents.

(b) No Set-Offs, Deductions, Etc. Except as set forth in Section 2.8 hereof, all sums payable by Obligor under this Loan Agreement, the Note and the other Loan Documents shall be paid without any set-off, deduction or counterclaim against Agent or Lenders, except withholdings permitted under Section 2.8.

(c) Application of Payments. All payments, including prepayments, received by Agent shall be applied in the order and manner set forth in the Note.

Section 2.5 Interest on Overdue Amounts; Late Penalty.

(a) Default Rate Interest. Notwithstanding anything to the contrary contained herein or in any other Loan Document, including in Section 2.2 hereof, if an Event of Default shall have occurred and be continuing, interest on the then outstanding principal balance of the Loan and on any other sums due and payable under this Loan Agreement, the Note and/or any other Loan Document, shall accrue from the date of the occurrence of such Event of Default at a fluctuating rate of interest equal to the Default Rate.

(b) Late Payment Fee. In the event any payment of principal (other than the payment of principal due on the Maturity Date), Interest, Additional Interest, fees or other sums due under this Loan Agreement, the Note and the other Loan Documents is not paid when due (after giving effect to any grace period, if any), Obligor shall pay to Agent a late payment fee equal to five percent (5%) of the amount of such overdue payment, which late payment fee is Agent’s estimate of the additional administrative costs and expenses Agent will incur in servicing such late payment.

Section 2.6 LIBOR Rate Breakage. Obligor shall indemnify Agent and Lenders against any loss, cost or expense which Agent or Lenders determines it may sustain or incur as a consequence of any payment or prepayment (whether voluntary or involuntary) of the Loan or any portion thereof (or any revocation of a prepayment notice given pursuant to Section 2.3(d) hereof) whether or not required by any provision of this Loan Agreement or any other Loan Document or otherwise made and applied on account of principal on a date other than the last day of a LIBOR Rate Period, including any loss or expense sustained or incurred by Agent or any Lender(s) or determined by Agent would be sustained or incurred by Agent or any Lender(s) in obtaining, liquidating or redeploying deposits or other funds acquired by such Lender(s) to maintain or fund the Loan or any portion thereof. The amount of any loss or expense for which Obligor shall indemnify Agent and Lenders under this Section 2.6 shall be an amount equal to the excess, if any, as determined by Agent or the applicable Lender(s) of (i) Agent’s or Lenders’ cost of obtaining the funds for the Loan or any portion thereof being paid or repaid for the period from the date of such payment or prepayment to the last day of the LIBOR Rate Period, over (ii) the amount of interest (as determined by Agent) that would be realized by such Lender(s) in redeploying the funds so paid or prepaid, as the case may be. Agent’s determination of any amount or amounts which Agent and/or any Lender is entitled to receive pursuant to this Section 2.6 shall be conclusive, absent manifest error.

Section 2.7 Changes in Circumstance or Law.

(a) Unavailability of LIBOR. In the event that Agent determines (which determination shall be conclusive and binding upon Obligor) that (i) Dollar deposits in an amount approximately equal to the Loan are not generally available at such time in the market for deposits maintained by commercial banks dealing in foreign exchange and foreign currency deposits in London, England, (ii) adequate and fair means do not exist for ascertaining a LIBOR Rate, (iii) the LIBOR Rate shall no longer adequately reflect any Lender’s cost of funds, or (iv) such a LIBOR Rate would be in excess of the maximum interest rate which Obligor may by law pay, Agent shall, within ten (10) Business Days after receipt of notice thereof from a Lender, give notice (the “Non-Availability Notice”) of such fact to Obligor. Effective upon the giving of the Non-Availability Notice, the Loan shall bear interest at the Base Rate (or, when applicable, at the Default Rate), from and including the date of the giving of the Non-Availability Notice until the Maturity Date or until any earlier date on which the LIBOR Rate shall become effective for the Loan pursuant to Section 2.2 hereof following the giving of notice by Agent to Obligor that the conditions referred to in this Section 2.7(a) no longer exist.

(b) Illegality. In the event that any Lender shall determine such (which determination shall be conclusive and binding on Obligor absent manifest error) that it shall become illegal for such Lender to maintain the Loan on the basis of a LIBOR Rate having a LIBOR Rate Period which is permitted hereunder, Agent shall within ten (10) Business Days after receipt of notice thereof from such Lender give notice of such fact to Obligor. Effective upon the giving of such a notice to Obligor, the Loan shall bear interest at a LIBOR Rate having a LIBOR Rate Period permitted hereunder which may be legally maintained by such Lender or, if no LIBOR Rate having a LIBOR Rate Period permitted hereunder may be legally maintained by such Lender, the Loan shall bear interest at the Base Rate until the Maturity Date or until such time as such condition shall no longer exist following the giving of notice by Agent to Obligor that the conditions referred to in this Section 2.7(b) no longer persist.

Section 2.8 No Withholdings. All sums payable by Obligor under this Loan Agreement, the Note and the other Loan Documents, shall be paid in full and without set-off or counterclaims and free of any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding: (i) taxes imposed on or measured by the net income (including branch profits or similar taxes) of, and gross receipts, franchise or similar taxes imposed on, Agent or any Lender by the jurisdiction (or subdivision thereof) under the laws of which Agent or such Lender is organized or in which its principal executive office is located or, in the case of each Lender, in which its applicable lending office is located, (ii) in the case of each Lender, any United States withholding tax imposed on such payments, (iii) any backup withholding tax imposed by the United States of America (or any state or locality thereof) on Agent or a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (iv) any taxes imposed by FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). In the event that Obligor is prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes, then Obligor shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Agent after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, that Obligor shall not be obligated to pay such additional amount to a specific Lender if at the time such Lender became a “Lender” hereunder, Obligor is required to deduct or withhold any sums solely because such Lender had a legal basis to deliver the materials referred to in the following clauses (i) and (ii) but such Lender fails either (i) to deliver to Obligor a duly completed copy of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or any successor form or any required renewal thereof, as the case may be, certifying in each case that such Lender is entitled to receive payments hereunder or under the other Loan Documents without deduction or withholding of any United States federal income taxes or (ii) to deliver to Obligor a duly executed United States Internal Revenue Service Form W-8 BEN or W-9 or any successor form or any required renewal thereof, as the case may be, establishing that a full exemption exists from United States backup withholding tax, unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or as a result of which such Lender can no longer deliver such forms. Notwithstanding anything contained in this Section 2.8, in no event will any Lender’s failure to deliver any such copies, or any renewal or extension thereof, affect, postpone or relieve Obligor from any obligation to pay interest, principal, Additional Interest and other amounts due under the Loan Documents (other than amounts due under this Section 2.8 as a result of a Lender’s failure to deliver such copies).

Section 2.9 Increased Costs and Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.8 and the imposition of, or any change in the rate of, any Tax excluded from the indemnity in Section 2.8); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of Agent, Obligor shall pay to Agent such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender, any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Obligor shall pay to Agent such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Any amount payable by Obligor pursuant to Section 2.9(a) or (b) hereof shall be paid to Agent within ten (10) days of receipt by Obligor of a notice of Agent setting forth the amount due and Agent’s or a Lender’s determination of such amount, which statement shall be conclusive and binding upon Obligor absent manifest error. Failure on the part of Agent to demand payment from Obligor for any such amount attributable to any particular period shall not constitute a waiver of Agent’s right to demand payment of such amount for any subsequent or prior period.

(d) Notwithstanding anything contained in this Section 2.9, (i) in no event shall Obligor be required to pay any sums pursuant to this Section 2.9 on account of any interest held by an Assignee in excess of the sums which would have been payable had its Assignor retained such interest as Lender, and (ii) in the event that Agent or a Lender shall not provide notice to Obligor of any particular sums becoming due and payable pursuant to this Section 2.9 within one hundred eighty (180) days after the officers of Agent or Lender, as applicable, having primary responsibility for the administration of the Loan first become aware of such sums becoming due and payable, Obligor shall not be obligated to make the particular payment, except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10 Fees. Obligor shall pay to Agent the Administration Fee and the Upfront Fee in accordance with the terms of the Loan Fee Letter.

Section 2.11 Accounts of Obligor. Obligor hereby grants to Agent and Lenders a security interest in all rights of Obligor in and to the Accounts and all sums on deposit therein. Obligor shall cause all banks or financial institutions which are holding any Account to execute and deliver to Agent an Account Agreement with respect to such Account. Subject to the rights of Obligor expressly set forth herein to make withdrawals from the Accounts, Obligor hereby acknowledges and agrees that Agent shall have sole control of the Accounts. Obligor shall not close any Account without obtaining the prior consent of Agent. Obligor shall not open any Account other than the Accounts open as of the Closing Date (whether in substitution of another Account or otherwise) (a) without delivering to Agent at least ten (10) Business Days prior notice of Obligor’s intention to open a new Account and (b) unless, (i) the bank or other financial institution at which such Account is to be opened is reasonably acceptable to Agent and (ii) prior to the funding of such Account, Obligor shall have delivered to Agent an Account Agreement with respect to such Account. Obligor shall maintain the Accounts and shall pay all fees and charges due with respect thereto when due, and shall keep in full force and effect any Account Agreement required to be maintained pursuant to this Section 2.11. No funds in any Account may be commingled with any other funds of Obligor, any Affiliate of Obligor or with any other Person or with any funds contained in any other Account. All sums held in the Accounts shall constitute additional security for the Obligations. At any time following the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Accounts as set forth in Section 7.17(b) hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORROWER

To induce Lenders to make the Loan and to induce Lenders and Agent to enter into this Loan Agreement and to perform Lenders’ and Agent’s obligations hereunder, Obligor hereby represents and warrants as of the Closing Date and covenants to Agent and Lenders as follows (which representations, warranties and covenants shall survive the execution and delivery of this Loan Agreement and the other Loan Documents, regardless of any investigation made by Agent or Lenders or on its or their behalf).

Section 3.1 Due Organization. Each of Borrower and Operating Lessee is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of Florida. Obligor has all necessary power and authority to own its properties, to conduct its business as presently conducted or proposed to be conducted and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents to which Obligor is a party, and all other agreements and instruments to be executed by Obligor in connection herewith and therewith.

Section 3.2 Due Execution. This Loan Agreement, the Note, the Mortgage and the other Loan Documents to which Obligor is a party have been duly executed and delivered by Obligor.

Section 3.3 Enforceability. This Loan Agreement and the other Loan Documents to which Obligor or Guarantor is a party constitute legal, valid and binding obligations of Obligor or Guarantor, as the case may be, enforceable against Obligor and Guarantor in accordance with their respective terms except to the extent limited by the effect of any applicable bankruptcy or other laws affecting creditors’ rights generally and general principles of equity; provided, however, that such laws and general principles of equity would not prevent the practical realization of the rights and remedies provided in the Loan Documents.

Section 3.4 No Violation. The consummation of the transactions herein contemplated and the execution, delivery and performance by Obligor and Guarantor of their respective obligations under this Loan Agreement, the other Loan Documents to which Obligor or Guarantor, as applicable, is a party and all other agreements and instruments to be executed by Obligor or Guarantor in connection herewith and therewith do not and will not (a) to Obligor’s knowledge, violate any Legal Requirement, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any Organizational Document of Obligor or Guarantor, any Permitted Encumbrances or any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which Obligor, Guarantor or any Affiliate of Obligor or Guarantor is a party or by which it or any of its properties is bound, or (c) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of Obligor, Guarantor or any Affiliate of Obligor or Guarantor (except as contemplated by this Loan Agreement and by the other Loan Documents). Obligor has not received written notice of a violation by Obligor of (and to Obligor’s knowledge, Obligor is not in violation of) any Legal Requirement or any Condominium Requirement. Obligor has not received written notice of, and is not in default with respect to, any such mortgage, deed of trust, indenture, agreement, franchise, note or instrument.

Section 3.5 No Litigation. Except for the Existing Litigation, there are no material actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority pending or, to Obligor’s knowledge, threatened against or affecting Obligor, the Premises or any part thereof (including any condemnation or eminent domain proceeding against the Premises, or any part thereof). Except for the Existing Litigation, there are no actions, suits or proceedings at law or in equity or before or instituted by any

Governmental Authority pending or, to Obligor’s knowledge, threatened (i) against or affecting any Guarantor which if adversely determined, might have a Material Adverse Effect, or (ii) which affect or might affect the validity or enforceability of any Loan Document (or the priority of the lien thereof).

Section 3.6 No Default. No Default or Event of Default has occurred and is continuing under this Loan Agreement or the other Loan Documents.

Section 3.7 Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities or under any Legal Requirement that are required in connection with the valid execution, delivery and performance by Obligor of this Loan Agreement, the other Loan Documents and all other agreements and instruments to be executed by Obligor in connection herewith or therewith have been obtained and are in full force and effect.

Section 3.8 Financial Statements and Other Information. All statements of financial condition and related schedules and all certificates, statements, documents or other information of Obligor or Guarantor heretofore delivered to Agent, its attorneys or consultants or to any other Person at the request of Agent by or on behalf of Obligor or Guarantor in connection with the transaction contemplated hereby (a) are true, correct and complete in all material respects, (b) fairly present the financial conditions of the subjects thereof as of the respective dates thereof, (c) do not contain any materially misleading information or any untrue statements of a material fact, or (d) omit to state a material fact. No change has occurred in the financial conditions reflected in the most recent of the aforesaid statements of financial condition and related schedules since the respective dates thereof which could reasonably be expected to have a Material Adverse Effect thereon.

Section 3.9 Availability of Utilities and Access. All utility services and facilities necessary for the operation, use and occupancy of the Improvements for their intended purposes and in accordance with the Loan Documents and the Condominium Documents are available at the boundaries of the Premises at ordinary costs, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities and means of access between the Premises and public highways.

Section 3.10 No Lien. Except for the Loan Documents and the Construction and Operating Agreements currently in effect, Obligor has not made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Collateral.

Section 3.11 Title to the Property. Obligor is the sole legal and beneficial owner of a fee simple interest in the Property subject only to Permitted Encumbrances. Obligor does not own directly or indirectly, any legal or beneficial interest in any material asset other than the Property.

Section 3.12 Loan Documents. The provisions of this Loan Agreement, the Mortgage, the Assignment of Agreements and the Financing Statements are effective to create in favor of Agent and Lenders a legal, valid and enforceable Lien on or security interest in all of the collateral described therein, and when the appropriate recordings and filings have been effected in public offices, this Loan Agreement, the Mortgage, the Assignment of Agreements and the Financing Statements will constitute a perfected Lien on and security interest in all right, title, estate and interest in the collateral described therein, prior and superior to all other Liens other than Permitted Encumbrances.

Section 3.13 Taking; Casualty. No (a) Taking of any portion of the Premises, (b) Taking or relocation of any roadways abutting the Premises, or (c) denial of access to the Premises from any point of access (public or private) has commenced or, to Obligor’s knowledge, is contemplated or has been threatened in writing by any Governmental Authority or any other Person. No material damage has occurred with respect to any portion of the Premises which has not been fully restored.

Section 3.14 Brokerage. Obligor has dealt with no brokers or “finders” in connection with the Loan other than Eastdil, Obligor shall timely pay any brokerage or “finders” fees or commissions due to Eastdil in connection with the Loan and no other brokerage or “finders” fees or commissions are payable by or to any Person in connection with the Loan.

Section 3.15 Representations, Warranties and Certifications of Others. The representations, warranties and certifications of Obligor and Guarantor set forth in the other Loan Documents are true, correct and complete in all material respects.

Section 3.16 Indebtedness. Obligor has not incurred, created, contracted for, waived, assumed, guaranteed any Indebtedness that remains unpaid or unsatisfied and is not otherwise liable in respect of any Indebtedness other than the Loan and the Permitted Indebtedness and has not held out its credit as being available to satisfy the obligations of any other Person.

Section 3.17 Compliance with Building Codes, Zoning Laws, Etc. The use and occupancy of the Premises as contemplated by this Loan Agreement and the Permitted Encumbrances, is a permitted use under all Legal Requirements, including zoning ordinances and regulations. Obligor and the operation thereof currently comply with all Legal Requirements in all material respects. All Permits required for the operation of the Property as a full service hotel in accordance with the terms of the Loan Agreement are currently in full force and effect. Obligor has not received any written notice alleging or asserting that Obligor, the Premises and the operation thereof currently violate any Legal Requirement. There are no pending or, to Obligor’s knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which the Premises are subject or any of the Permits. There are no Permits affecting or relating to the Premises other than as set forth on Exhibit E hereto and Obligor has received no written notice that any Permits (including certificates of occupancy) other than those Permits set forth on Exhibit E hereto, are required or necessary for the operation of the Property in the manner required by the Loan Agreement, the other Loan Documents, the Leases, or by any Legal Requirement.

Section 3.18 Taxes. Obligor has paid all taxes and assessments affecting the Property or otherwise payable by Obligor which are due on or before the Closing Date. To Obligor’s knowledge, there is no proposed increase in the tax assessment against the Property or any basis for any such increase in assessment. All tax returns required to be filed by Obligor in any jurisdiction have been filed and all taxes, assessments, fees, and other governmental charges upon Obligor or upon any of its properties, income or franchises have been paid that are required to be paid prior to the time (giving effect to any extensions that are effective) that the non-payment of such taxes could give rise to a lien on any asset of Obligor, unless such tax, assessment, fee or charge is being contested in good faith by Obligor through appropriate proceedings after the establishment of appropriate reserves with Agent’s approval.

Section 3.19 Labor Relations. Except as set forth on Schedule 3.19, Obligor is not a party to any collective bargaining agreement or any other union contract. There are no material grievances, disputes or controversies with any union or any other organization of employees at the Premises, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

Section 3.20 Certain Agreements. The Construction and Operating Agreements are in full force and effect and are valid and enforceable except to the extent limited by the effect of any applicable bankruptcy or other laws affecting creditors’ rights generally and general principles of equity; however, such laws and general principles of equity would not prevent the practical realization of the rights and remedies provided in the Loan Documents. No Construction and Operating Agreement has been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted hereunder. Neither Obligor, nor any other Person who is a party to such agreements, has breached any of its respective material obligations thereunder. There are no Construction and Operating Agreements in effect, other than those Construction and Operating Agreements which are identified on Exhibit H annexed hereto. No Person has any right, title or interest in Obligor’s interest in the Construction and Operating Agreements except Agent.

Section 3.21 Recorded Documents. Without limiting any of the representations and warranties set forth herein or in the other Loan Documents, there are no material defaults by Obligor under any of the easements, covenants, restrictions, instruments or other agreements set forth in the Title Insurance Policy which impose any obligation, covenant or restriction on Obligor or the Premises (collectively, the “Recorded Documents”). Obligor has not received or sent any written notice of default with respect to any of the Recorded Documents.

Section 3.22 Space Leases. A true, correct, complete and most current rent roll for the Premises is attached hereto as Exhibit I (the “Rent Roll”). There are no Leases with respect to the Premises other than the Leases set forth on the Rent Roll. Except as set forth on the Rent Roll: (a) each Lease is in full force and effect; (b) the Lessees have commenced the payment of Rent under the Leases to the extent set forth on the Rent Roll, and except as set forth in the Rent Roll, there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (c) except to the extent delinquencies are set forth on the Rent Roll, all Rents due and payable under the Lease have been paid and no portion of any Rent has been paid for any period more than thirty (30) days in advance; (d) the rent payable under each Lease is the amount of rent set forth in the Rent Roll, and to Obligor’s Knowledge there is no claim or basis for a claim by the Lessee thereunder for an adjustment to the rent thereunder; (e) to Obligor’s Knowledge, no Lessee has made any claim in writing against Obligor which remains outstanding that Obligor is in default under its applicable Lease; (f) to Obligor’s Knowledge, except to the extent set forth in the Rent Roll, no material default has occurred by Obligor or any Lessee under any Lease; (g) each Lease is the valid, binding and enforceable obligation of Obligor and, to Obligor’s Knowledge, the applicable Lessee thereunder; (h) each Lease is subordinate to the Loan Documents; and (i) all real estate brokerage commissions relating to the Leases have been paid in full. No Lease contains any option to purchase or right of first refusal to purchase the Property; or any part thereof. All security deposits under the Leases are as set forth on the Rent Roll and are in Obligor’s possession. Obligor is in compliance with all Legal Requirements with respect to all security deposits. The Rent Roll sets forth the scheduled expiration date of each Lease and any arrearages in the payment of rent thereunder.

Section 3.23 Encroachments. Except as shown on the Survey or disclosed in the Title Insurance Policy, the Premises do not encroach upon or otherwise violate any building line, setback line, side yard line or any recorded or visible easement or restrictive covenant, or other easement or restrictive covenant of which Obligor is aware or has reason to believe may exist.

Section 3.24 Solvency. As of the Closing Date and after giving effect to the consummation of the transaction contemplated by the Loan Documents, each of Obligor and Guarantor (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent obligations) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it, (b) has capital that is not insufficient in relation to its business as presently conducted or any contemplated or undertaken transaction, and does not intend to incur and (c) does not believe that will incur debts beyond its ability to pay such debts as they become due. Obligor and Guarantor have not entered into this Loan Agreement of the other Loan Documents or the transactions contemplated hereby or thereby with the actual intent to hinder, delay, or defraud any creditor.

Section 3.25 Accounts. All accounts of Obligor or of any other Person held on behalf of or for the benefit of Obligor (other than the Accounts), including the account number of each such account and the name and address of the financial institution at which each such account are held, are as set forth on Exhibit J attached hereto. There are no accounts of Obligor or of any other Person held on behalf of or for the benefit of Obligor, other than the Accounts or as set forth on said exhibit. Obligor has delivered to Agent an Account Agreement with respect to each Account.

Section 3.26 Name; Principal Place of Business. Obligor does not use nor will Obligor use any trade name other than Obligor’s actual name set forth herein and “Intercontinental Miami”. Obligor has not done nor will do business under any name, other than Obligor’s actual name set forth herein. The principal place of business and chief executive office of Obligor are as stated and will remain as stated in the first paragraph of this Loan Agreement, unless Obligor otherwise notifies Agent of a change of address in accordance with this Loan Agreement.

Section 3.27 Purpose of Obligor. Obligor is, and at all times during the term of the Loan shall remain, a Single Purpose Entity whose sole purpose is to acquire, own, hold, lease, operate, manage, develop, maintain, sell and otherwise deal with the Property.

Section 3.28 ERISA.

(a) Obligor does not currently maintain and is not currently obligated to contribute to, and has not previously maintained or been obligated to contribute to, an ERISA Plan or a Multiemployer Plan other than incidental medical or disability plans and “401-K Plans” maintained in the ordinary course of its business. Neither Obligor nor any ERISA Affiliate has incurred any liability, and to Obligor’s knowledge no action or event has occurred that could cause any one of them to incur any liability, (i) with respect to any ERISA Plan any liability under Section 412 or Title IV of ERISA, or (ii) under Section 4201 of ERISA with respect to any Multiemployer Plan on account of a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) or (iii) for unpaid contributions to any Multiemployer Plan. Obligor has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(b) None of the assets of Obligor are deemed to be “plan assets” within the meaning of 29 CFR Section 2510.3-101.

Section 3.29 Insurance Policies. The Insurance Policies required to be maintained as of the Closing Date pursuant to the Loan Documents are in full force and effect.

Section 3.30 Usury. The amounts to be received by Agent under the Note and the other Loan Documents as Interest or Additional Interest do not violate any laws of the State of New York regulating the maximum rate of interest that may be charged or received.

Section 3.31 Adverse Change. There has been no material adverse change (including bankruptcy, insolvency, reorganization or receivership) in the business, condition (financial or otherwise), operations, properties, prospects or performance of Obligor, Guarantor, or the Premises since May 31, 2011 which would materially and adversely affect the ability of Obligor or Guarantor to fulfill their respective obligations under the Loan Documents or which would materially and adversely affect Obligor’s ability to own, lease or operate the Property.

Section 3.32 Flood Zone. Except as show on the Survey, no portion of the Premises is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such Act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.

Section 3.33 Fiscal Year of Obligor. The Fiscal Year of Obligor is the calendar year.

Section 3.34 Margin Stock. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Obligor agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.

Section 3.35 Foreign Person. Obligor is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

Section 3.36 Single Purpose. Borrower and Operating Lessee hereby represent and warrant to, and covenant with, Agent and Lenders that, as of the date hereof, at all times prior hereto and until such time as the Debt shall be paid in full or its property is no longer subject to the Lien securing the Debt:

(i) It has not owned and will not own any property or any other assets other than (A) with respect to Borrower, the Property and (B) with respect to the Borrower and Operating Lessee incidental personal and intangible property relating to the ownership, leasing or operation of the Property;

(ii) It was formed solely for the purpose of engaging in, and has not engaged and will not engage in, any business other than the ownership, leasing, management, financing and operation of the Property;

(iii) It has not entered and will not enter into any contract or agreement with any of its Affiliates (other than the Loan Documents and Operating Lease), any of its constituent parties or any Affiliate of any constituent party, except contracts or agreements that are upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with third parties;

(iv) It will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than the Permitted Indebtedness. Except as set forth in the immediately preceding sentence, no indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property and no indebtedness other than the Debt and the indebtedness described in clause (iii) of the definition of Permitted Indebtedness may be secured (subordinate or pari passu) by any personal property;

(v) Other than as provided in the Loan Documents, it will not make any loans or advances to, and it will not pledge its assets for the benefit of, any other Person (including any Affiliate or constituent party or any Affiliate of any constituent party), and shall not acquire obligations or securities of any Affiliate or constituent party or any Affiliate of any constituent party;

(vi) It is and will remain solvent and it will pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

(vii) It has done or caused to be done and will do all things necessary to observe limited liability company formalities (in all material respects), as the case may be, and preserve its existence, and it will not, to the extent possible under applicable law, nor will it permit or suffer any constituent party to amend, modify or otherwise change its partnership certificate, partnership agreement, certificate of formation (except as required by law), limited liability company agreement, articles of incorporation and bylaws, trust or other Organizational Documents or those of such constituent party in a manner which would adversely affect its existence as a Single Purpose Entity;

(viii) It has and will maintain books and records, financial statements and accounts separate and apart from those of any other Person and it will file its own tax returns (except to the extent consolidation is required under GAAP, permitted for tax purposes or as a matter of law, provided that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person);

(ix) It has and will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party), has and shall conduct business in its own name, has and shall exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and has and shall maintain and utilize separate stationery, invoices and checks and it will reasonably allocate any overhead that is shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

(x) It has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xi) To the fullest extent permitted by law, neither it nor any constituent party has nor will seek Borrower’s or Operating Lessee’s dissolution or winding up, in whole or in part;

(xii) It does not and will not commingle its funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(xiii) It has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(xiv) Except in its capacity as a co-obligor under the Note, it does not and will not hold itself or its credit out to be responsible for or available to satisfy, and it has not guaranteed or otherwise become liable for, and has not and will not guarantee or otherwise become liable for, the debts, securities or obligations of any other Person;

(xv) If it is a limited liability company, either (a) at least one of its members is and shall be a Single Purpose Entity (the “SPE Member”) whose sole assets are its interest in the applicable Borrower or Operating Lessee and that has no less than a one percent (1%) membership interest in Obligor or Operating Lessee, and Borrower or Operating Lessee shall be deemed hereby to have made each of the other representations, warranties and covenants contained in this Section 3.36 with respect to the SPE Member, and the SPE Member shall have two (2) Independent Directors as duly appointed members of its board of directors or (b) it shall have two (2) Independent Directors on its board of managers or board of directors (as applicable);

(xvi) It has and shall, at all times, have a limited liability company agreement which provides that, for so long as the Loan is outstanding and the Property remains subject to the Lien securing the Debt, its board of directors (or (a) if Borrower or Operating Lessee is a limited liability company with a managing member SPE Member, the board of directors of the SPE Member or (b) if Borrower or Operating Lessee is a board managed limited liability company with two (2) Independent Directors on its board of directors) will not be permitted to take any action which, under applicable law or the terms of any certificate of incorporation or certificate of formation, limited liability company agreement, by-laws or any voting trust agreement with respect to any common stock, requires the vote of its board of directors or board of managers, unless at the time of such action there shall be at least two members of such board who are Independent Directors; provided, however, that, subject to any applicable Legal Requirement, its board of directors (or if Borrower or Operating Lessee is a limited liability company and is not self managed, the board of directors of its SPE Member) may, at its discretion, be permitted to take any action without regard to the preceding clause of this sentence other than the following actions, which actions may not be taken: (A) to the fullest extent permitted by law, dissolve or liquidate, in whole or in part; (B) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity unless expressly permitted hereunder or unless Obligor is concurrently paying off the Loan in accordance with the terms herein; (C) engage in any business other than the ownership, maintenance and operation of the Property or, with respect to the SPE Member (if applicable), acting as a member of Borrower or Operating Lessee; (D) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of its SPE Member or Borrower or Operating Lessee or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make or consent to an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (E) except as required by law, amend its SPE Member’s certificate of incorporation (if applicable) or the limited liability company agreement of Borrower or Operating Lessee, but only to the extent such amendment impacts the Company’s status as a Single Purpose Entity; (F) enter into any transaction with an Affiliate not in the ordinary course of Borrower’s or Operating Lessee’s business; or (G) withdraw the SPE Member, if applicable, or remove any Independent Director without simultaneously replacing with another Independent Director of Borrower or Operating Lessee; provided, however, clause (D) above may be taken with the affirmative consent of the two (2) Independent Directors;

(xvii) It has no liabilities, contingent or otherwise, other than those normal and incidental to the ownership, operation and leasing of the Property;

(xviii) Borrower and Operating Lessee shall conduct its business so that the assumptions made with respect to Borrower or Operating Lessee in that certain opinion letter dated the date hereof delivered by Perkins Coie LLP addressing substantive non-consolidation and other matters in connection with the Loan shall at all times be true and correct in all respects;

(xix) Neither Borrower or Operating Lessee will permit any Affiliate or constituent party independent access to its bank accounts;

(xx) Borrower and Operating Lessee have and shall pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) Borrower and Operating Lessee have and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred. Upon the withdrawal or the disassociation of the Independent Director from any constituent entity of any Obligor or Operating Lessee (or from a Obligor or Operating Lessee directly), such Obligor or Operating Lessee shall immediately appoint a new director or special member or cause such entity to appoint a new director or special member that satisfies the requirements of an Independent Director under this Agreement; and

(xxii) Borrower and Operating Lessee are subject to and comply with all of the limitations on powers and separateness requirements set forth in its Organizational Documentation as of the Closing Date.

Section 3.37 Investment Company Act. Neither Borrower or Operating Lessee is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. Its sole business is the ownership, operation, maintenance, repair, financing, refinancing and disposition of the Property and such matters as are incidental to the foregoing.

Section 3.38 Fraudulent Transfer. Each of Borrower and Operating Lessee (i) has not entered into the Loan, the Operating Lease or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Operating Lease.

Section 3.39 Material Agreements, Operating Lease and Property Management Agreement. Each of the Material Agreements, the Operating Lease and the Property Management Agreement is in full force and effect and is valid and enforceable in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and, where applicable, to general equity principles; there are no defaults, breaches or violations thereunder by Obligor, and Obligor has not given written notice of any defaults, breaches or violations by any other party thereto except as have already been cured or as are disclosed on Schedule 3.39 hereto, where with respect to any such agreement the effect of one or more of any such defaults would have a Material Adverse Effect. Neither the execution and delivery of the Loan Documents, the performance of Obligor thereunder, the recordation of the Mortgage, nor the exercise of any remedies by Agent or Lenders, will adversely affect any of Obligor’s rights under any of the Material Agreements, the Operating Leases or Property Management Agreement. Obligor has furnished to Agent true, correct and complete copies of each of the Material Agreements, the Operating Lease and the Property Management Agreement.

Section 3.40 Employees. Each of Borrower and Operating Lessee either has no employees or has no material liability which has been incurred by it and remains unsatisfied for any taxes or penalties with respect to (i) any Employee Benefit Plan established, sponsored, maintained or contributed to by it on behalf of its employees at the Property or (ii) any Multiemployer Plan as to which it is making or has an obligation to make contributions or (iii) any lien which has been imposed on its assets pursuant to Section 412 of the Code or Sections 302 or 4068 of ERISA.

Section 3.41 Rooms in Service. All of the rooms at the Property are in service, except for rooms that are temporarily out of service for remodeling in the ordinary course of business or routine maintenance and repair.

Section 3.42 Funds for Capital Expenditure and FF&E Expenses. Obligor has or anticipates that it will have sufficient funds available to it for implementing its reasonable anticipated Capital Expenditures and FF&E expenditures.

Section 3.43 Sharing Agreements. Other than as set forth on Schedule 3.43 hereto, there are no joint services, reciprocal easement or other similar sharing agreements relating to the Property.

Section 3.44 Labor Matters. Obligor is not a party to any collective bargaining agreements.

Section 3.45 Liquor Licenses. The legal arrangements for service of alcoholic beverages at the Property are as identified on Schedule 3.45.

Section 3.46 Common Charges. All amounts owed to date by owners of the Property in the nature of common area maintenance expenses, parking fees, common association dues, assessments and similar charges have been paid in full.

Section 3.47 Condominium Board. The Condominium Board consists of four (4) directors. As of the date hereof the directors designated by Borrower are as follows: Robert Hill and Lilian Butchart.

Section 3.48 Condominium Lien. The Condominium has not recorded a claim of lien against Borrower in the Public Records of Dade County, Florida for any unpaid Assessments (as defined in the Condominium Declaration) and/or Special Assessments (as defined in the Condominium Declaration) and no such lien exists against the Property.

Section 3.49 Condominium Debt. The Condominium has not borrowed money, executed promissory notes or other evidences of indebtedness nor given as security therefore a mortgage or security interests in any property owned by the Condominium.

Section 3.50 Patriot Act. Neither Obligor nor any partner in Obligor or member of such partner nor any owner of a direct or indirect interest in Obligor (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is not currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or the (v) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (A) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent or any Lender notified Obligor in writing is now included in “Governmental Lists”, or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent or any Lender notified Obligor in writing is now included in “Governmental Lists”.

Section 3.51 Survival of Representations. Obligor agrees that all of the representations and warranties of Obligor set forth in Article III and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date of the funding of the Loan or as of such other or additional dates as shall be provided herein or as the context may require, and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Obligor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Obligor shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE IV

AFFIRMATIVE COVENANTS OF BORROWER

From the Closing Date and until payment and performance in full of all Obligations of the Obligor under the Loan Documents or, if earlier, Lender’s voluntary release of the Lien of the Mortgage upon repayment of the Debt, Obligor hereby covenants and agrees with the Lender that:

Section 4.1 Financial Statements, Reports and Documents.

(a) Obligor shall, at its own cost and expense, provide Agent with the following:

(i) Obligor shall furnish to Agent within one hundred and twenty (120) days following the end of each Fiscal Year (A) a complete copy of the annual financial statements of each of Obligor and Guarantor, audited by a “Big Four” accounting firm or another independent certified public accounting firm acceptable to Agent (which audit report may rely on the report of another independent certified public accounting firm provided such other independent certified public accounting firm is also a “Big Four” accounting firm or other independent certified public accounting firm acceptable to Agent), in accordance with GAAP, for such Fiscal Year and containing a balance sheet and a statement of operations, and (B) unaudited annual income statements with respect to Obligor and Guarantor, including a statement of operations for Obligor or Guarantor, as the case may be. The annual financial statements of Obligor and Guarantor shall be accompanied by (i) an Officer’s Certificate certifying that each such annual financial statement presents fairly, in all material respects, the financial condition and results of operation of the Property or property being reported upon and has been prepared in accordance with GAAP and (ii) a management report, in form and substance reasonably satisfactory to Agent, discussing the reconciliation between the financial statements for such Fiscal Year and the most recent Annual Budget. Together with Obligor’s annual financial statements, Obligor shall furnish to Agent (A) an Officer’s Certificate certifying as of the date thereof whether, to Obligor’s knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same; and (B) an annual report, for the most recently completed fiscal year, containing: (1) capital expenditures for FF&E and any Capital Expenditures made in respect of the Property, including separate line items with respect to any project costing in excess of $500,000; (2) occupancy levels at the Property for such period; (3) average daily room rates at the Property for such period; (4) a comparison of the budgeted income and expenses and the actual income and expenses for such annual period for the Property, together with a detailed explanation of any variances of twenty percent (20%) or more between budgeted and actual amounts in the aggregate and on a line item basis for such period; provided, however, that Obligor shall not be obligated to provide such detailed explanation for line items for which the actual amounts for such period are less than $250,000; (5) a report of Adjusted Operating Income and Operating Expenses (as well as a calculation of Pro Forma Net Operating Income based thereon) with respect to the Property and for the Obligor, in each case for the most recently completed quarter; (6) a STAR Report for the most recently completed quarter; (7) a calculation of DSCR for the trailing twelve (12) month period ending with such month; and (8) a statement that the representations and warranties of Obligor set forth in Section 3.36 hereof are true and correct as of the date of the certificate that accompanies such annual statements;

(ii) Obligor shall furnish, or cause to be furnished, to Agent on or before the forty-fifth (45th) day after the end of each of the first three Calendar Quarters, quarterly and year to date financial statements prepared for such fiscal quarter with respect to Obligor, including a balance sheet and operating statement for Obligor for such quarter, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate and complete in all material respects and fairly present in all material respects the financial condition and results of the operations of Obligor and the Property in a manner consistent with GAAP (subject to normal year end adjustments), to the extent applicable; Together with Obligor’s quarterly financial statements, Obligor shall furnish to Agent, (A) a comparison of the budgeted income and expenses and the actual income and expenses for such quarterly period for the Property, together with a detailed explanation of any variances of twenty percent (20%) or more between budgeted and actual amounts in the aggregate and on a line item basis for such period and year to date; provided, however, that Obligor shall not be obligated to provide such detailed explanation for line items for which the actual amounts for such period are less than $250,000; (B) to the extent available from the Property Manager, occupancy levels at the Property for such period, including average daily room rates and the average revenue per available room; (C) a report of Adjusted Operating Income and Operating Expenses (as well as a calculation of Pro Forma Net Operating Income based thereon) with respect to the Property and for the Obligor, in each case for the most recently completed quarter; (D) a STAR Report for the most recently completed quarter; (E) a calculation of DSCR for the trailing twelve (12) month period ending with such month; and (F) a statement that the representations and warranties of Obligor set forth in Section 3.36 hereof are true and correct as of the date of the certificate that accompanies such annual or quarterly statements;

(iii) Obligor shall furnish to Agent, within thirty (30) days, after the end of each calendar month, unaudited operating statements (provided, that such monthly operating statements do not have to be prepared in a manner consistent with GAAP), aged accounts receivable reports, rent rolls and STAR Reports; occupancy and ADR reports, in each case, for each Property and for the Property in the aggregate and accompanied by an Officer’s Certificate, certifying that (i) with respect to the operating statements, that such statements are true, correct, accurate and complete in all material respects and fairly present in all material respects the results of the operations of Obligor and the Property and (ii) with respect to the aged accounts receivable reports, rent rolls, occupancy and ADR reports, that such items are to the best of Obligor’ knowledge true, correct and accurate and fairly present the results of the operations of Obligor and the Property (provided that Obligor shall not be required to (x) furnish to Agent any information which Obligor have been unable to obtain from the Property Manager after using reasonable efforts to do so or (y) provide the certification in clauses (i) or (ii) above solely with respect to the monthly STAR Reports. Obligor shall also furnish to the Agent, within thirty (30) days after the end of each calendar month, a certificate in the form of Exhibit K to this Agreement;

(iv) Obligor shall furnish to Agent, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Obligor as may be reasonably requested by Agent; provided that Obligor shall not be required to furnish to Agent any information which Obligor can only obtain from the Property Manager if either (i) Obligor is not entitled to such information under the Property Management Agreement, or (ii) Obligor has been unable to obtain such information from the Property Manager after using reasonable efforts to do so;

(v) Obligor shall furnish to Agent, promptly after receipt, a copy of any notice received by or on behalf of Obligor from any Governmental Authority having jurisdiction over any of the Property with respect to a condition existing or alleged to exist or emanate therefrom or thereat;

(vi) Obligor shall, at any and all times, within a reasonable time after written request by Agent, furnish or cause to be furnished to Agent, in such manner and in such detail as may be requested by Agent, such information as may be necessary to permit Agent to comply with any request for information made by an investor or prospective investor in the Note and to be furnished under Rule 144A(d) under the Securities Act;

(vii) Obligor shall, as soon as practicable, but in any event no later than forty-five (45) days after the close of each Calendar Quarter, a compliance statement executed by Guarantor in a form attached hereto as Exhibit L, which statement shall certify that Guarantor shall be in compliance with the financial covenants set forth in Section 4.28 hereof;

(viii) The information required to be furnished by Obligor to Agent under this Section 4.1 shall be provided in electronic format;

(ix) As soon as practicable, but in any event no later than one hundred twenty (120) days after the close of each calendar year, a balance sheet of Guarantor, in a form reasonably acceptable to Agent, provided such statements shall not be certified or audited by an certified public accounting firm;

(x) Upon request by Lender, Obligor shall furnish to Lender copies of any requested reports that Obligor receives from the Property Manager under Section 6.01 of the Property Management Agreement;

(xi) Prior to completion of the Project, as determined by Agent’s Consultant, Obligor shall furnish to Agent on a monthly basis on or prior to the fifteenth (15th) day of each calendar month, a report, in form and substance reasonably satisfactory to Agent, detailing the status and progress of the Project, including without limitation a comparison of actual costs incurred to the Construction Expenditures Budget.

(xii) Agent shall have the right at any time and from time to time to audit the financial information provided by Obligor pursuant to the terms of this Agreement in accordance with the then customary audit policies and procedures of Agent. Agent shall pay for the costs of its auditors, provided, however, if such audit shall have been commenced during an Event of Default, Obligor shall pay the cost and expenses of such audit.

(b) Notices by Governmental Authorities. Within fifteen (15) days after receipt of the same by Obligor, Obligor shall furnish to Agent true and complete copies of any official written notice, claim or complaint by any Governmental Authority pertaining to the Premises or any portion thereof including any written notice concerning any tax or special assessment in excess of $500,000, or any written notice of any alleged material violation of any zoning ordinance, fire ordinance, building code provision or other Legal Requirement affecting the Premises.

(c) Notification by Obligor. Without limiting any other provision of this Loan Agreement or the other Loan Documents, Obligor shall furnish to Agent the following notifications:

(i) within ten (10) Business Days of Obligor’s obtaining knowledge thereof, of any material litigation, claim or proceedings, before any Governmental Authority or arbitration or mediation panel affecting Obligor or any portion of the Premises, or of any judgment, order, decree, arbitration award or determination by a court of competent jurisdiction, an arbitral or mediation board or such Governmental Authority of liability of Obligor in excess of $500,000 (or $2,000,000, with respect to any judgment, order, decree, arbitration award or determination that is fully covered by a solvent third party insurance company (less any applicable deductible) and as to which the insurer has not disputed in writing its responsibility to cover such judgment, order, decree, arbitration award or determination) or when aggregated with any other such judgment, order, decree, arbitration award or determination (other than any judgment, order, decree, arbitration award or determination that is fully covered by a solvent third party insurance company (less any applicable deductible) and as to which the insurer has not disputed in writing its responsibility to cover such judgment, order, decree, arbitration award or determination) made in the immediately preceding twelve calendar months, in excess of $1,000,000;

(ii) within ten (10) Business Days after receipt by Obligor of notice of the occurrence thereof, of any acceleration of any Indebtedness of Obligor in excess of $100,000;

(iii) within ten (10) Business Days after the occurrence thereof, of any name change, change in the Fiscal Year of Obligor or change in address of any principal or executive office of Obligor;

(iv) within ten (10) Business Days after the occurrence thereof, a copy of any amendment to any other Organizational Documents of Obligor;

(v) within ten (10) Business Days of Obligor’s obtaining knowledge thereof, of any event or occurrence which constitutes a Default or an Event of Default; and

(vi) within five (5) Business Days after the occurrence thereof, any damage, destruction or other casualty or any notice of taking or eminent domain action or proceeding affecting the Premises or any portion thereof, the cost of restoration of which is in excess of $100,000.

(d) Property Rights and Claims. Within five (5) Business Days of receipt of same by Obligor, Obligor shall furnish to Agent a copy of any written notice or other written instrument which could reasonably be expected to have a Material Adverse Effect on the Premises, the Liens securing the Obligations or Agent’s or any Lender’s rights and remedies under or with respect to any Loan Document.

(e) Notices regarding Property Management Agreement. Within five (5) Business Days after Obligor’s receipt or giving of same, Obligor shall furnish to Agent a copy of any written notice from the Property Manager concerning any violation of any provision of any of the Property Management Agreement or any other notice as to any matter which could reasonably be expected to have a Material Adverse Effect on the Premises.

(f) Notices regarding Condominium. Within ten (10) Business Days after Obligor’s receipt or giving of same, Obligor shall furnish to Agent (i) a copy of any written notice from the Condominium concerning any assessment, special assessment or violation of any provision of any of the Condominium Documents or any other notice as to any matter which could have a material adverse effect on the Premises and (ii) any financial reports prepared by the Association.

(g) Evidence of Payment of Impositions. Within ten (10) Business Days after the last date on which payment of any Taxes may be made without penalty or late charge, Obligor shall furnish to Agent evidence of payment of such sums.

Section 4.2 Loan Proceeds. Obligor shall use the Loan proceeds only for the refinancing of existing Indebtedness and payment of costs and expenses of obtaining the Loan.

Section 4.3 Construction of Project. Obligor agrees that the Project will be constructed and fully equipped free and clear of all liens and encumbrances (excepting only (i) the lien of real estate taxes and assessments not due or being contested in good faith pursuant to Section 4.4 below, (ii) any liens and encumbrances of Agent and (iii) any other Permitted Encumbrances), in a good and workmanlike manner with materials of high quality, in substantial accordance with the plans and specifications therefor, any and all covenants, conditions and restrictions of record, and applicable building, zoning and other laws and ordinances including, without limitation, Environmental Laws and in substantial accordance with the Construction Expenditures Budget. If Agent disapproves any portion of the construction or equipping of the Premises as not being consistent with the requirements set forth in the preceding sentence, Obligor, within fifteen (15) days after such disapproval, shall commence to correct the condition so disapproved, and thereafter will diligently complete such correction. Obligor agrees that all materials contracted or purchased for construction of the Project and all labor hired or contracted for with respect to the Project and paid for with Loan proceeds will be used and employed solely on the Project and for no other purpose. Obligor shall complete the Project on prior to the second (2nd) anniversary of the date of this Agreement.

Section 4.4 Mechanics’ Liens, Taxes and Contest Thereof. Obligor agrees that it will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Premises and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, and will pay all special assessments which have been placed in collection and all real estate taxes and assessments of every kind (regardless of whether the same are payable in installments) upon the Premises, before the same become delinquent; provided, however, that Obligor shall have the right to contest in good faith and with reasonable diligence the validity of any such lien, claim, tax or assessment if the right to contest such matters is expressly granted in the Mortgage. If Obligor shall fail promptly either to discharge or to contest claims, taxes or assessments asserted or give security or indemnity in the manner provided in the Mortgage, or having commenced to contest the same, and having given such security or indemnity shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Mortgage, or upon the adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Agent may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, in its sole discretion, effect any settlement or compromise of the same. Any amounts so expended by Agent, including premiums paid or security furnished in connection with the issuance of any surety bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising, discharging or providing indemnity or security for any claim for lien, tax or assessment, Agent shall not be required to inquire into the validity or amount thereof.

Section 4.5 Fixtures and Personal Property. Except for a security interest granted to Agent, Obligor agrees that all of the personal property, fixtures, attachments, furnishings and equipment delivered in connection with the construction, equipping or operation of the Project will be kept free and clear of all chattel mortgages, vendor’s liens, and all other liens, claims, encumbrances and security interests whatsoever, and that Obligor will be the absolute owner of said personal property, fixtures, attachments and equipment. Obligor, on request, will furnish Agent with satisfactory evidence of such ownership, and of the terms of purchase and payment therefor.

Section 4.6 Proceedings to Enjoin or Prevent Construction. If any proceedings are filed or are threatened to be filed seeking to (a) enjoin or otherwise prevent or declare invalid or unlawful the construction, occupancy, maintenance or operation of the Project or any portion thereof; (b) adversely affect the validity or priority of the liens and security interests granted Agent hereby; or (c) adversely affect the financial condition of Obligor or Guarantor or the ability of Obligor to complete the Project, then Obligor shall notify Agent of such proceedings and within two (2) business days following Obligor’s notice of such proceedings, Obligor shall cause such proceedings to be contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, Obligor shall resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its commercially reasonable efforts to bring about a favorable and timely disposition of all such proceedings.

Section 4.7 Inspection of Premises; Books and Records.

(a) From time to time and upon at least 24 hours’ prior notice to Obligor (except in cases of emergency in which case no notice need be given), as required by Agent, Obligor shall permit Agent, any Lender and their respective agents and representatives, to enter upon the Premises during normal business hours for the purpose of inspection thereof. After the occurrence of an Event of Default, all costs and expenses incurred by Agent or any Lender in connection with such inspection shall be paid by Obligor.

(b) Obligor shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP, to the extent applicable, proper and accurate books, records and accounts reflecting all of its financial affairs and all items of Adjusted Operating Income, Operating Expenses, Capital Expenditures and capital expenditures in respect of FF&E. Agent shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Obligor or subject to the Property Management Agreement, such other Person maintaining such books, records and accounts and to make such copies or extracts thereof, as Agent shall desire. After the occurrence of an Event of Default, Obligor shall pay any costs and expenses incurred by Agent to examine its accounting records with respect to the Property, as Agent shall determine to be necessary or appropriate.

Section 4.8 Compliance with Recorded Documents, Legal Requirements and Condominium Requirements. Obligor shall timely comply in all material respects with all Legal Requirements, Condominium Requirements and Recorded Documents affecting the Premises and, upon request by Agent, deliver to Agent evidence thereof as may be reasonably required by Agent.

Section 4.9 Appraisals. Agent shall have the right to cause an Appraisal or if Agent shall elect, an Appraisal Update, of the Premises to be performed at Obligor’s sole cost and expense, (i) at such times, if any, as such an Appraisal or Appraisal Update may be required as a result of any requirement imposed upon Aareal Capital under FIRREA or any other similar statute or regulations, (ii) at any time, but not more frequently than once in any twenty-four (24) month period pursuant to this clause (ii) and (iii) during the continuance of an Event of Default. In all events, Obligor shall cooperate with Agent and any such appraiser and their agents and employees in connection with such Appraisal or Appraisal Update.

Section 4.10 Insurance.

(a) Borrower shall maintain, or cause to be maintained, in full force and effect at all times, until all principal, interest and other sums outstanding under this Loan Agreement, the Note and the other Loan Documents have been paid in full, insurance as evidenced by the Insurance Policies as outlined in Exhibit D, and shall deliver or cause to be delivered to Agent, (i) contemporaneously with the execution hereof, certificates of insurance along with specified policy conditions and/or endorsements, and, at the request of Agent, the Insurance Policies or binders evidencing the Insurance Policies and (ii) all renewal certificates of insurance along with specified policy conditions and/or endorsements prior to the expiration date of each expiring Insurance Policy and, at the request of Agent, Insurance Policies, or binders therefor, as soon as possible following the expiration date of each expiring Insurance Policy and within ten (10) days after such renewal, Borrower shall deliver to Agent evidence satisfactory to Agent of Borrower’s payment of the premium currently due for such Insurance Policy.

(b) All Insurance Policies shall be issued by an insurer or insurers acceptable to Agent with an A.M. Best rating and size of A:X or better and an S&P rating of A- or higher, or otherwise acceptable to Agent, provided that if the insurance provided is procured by a syndication of more than five (5) insurers, then the foregoing requirements shall not be violated if such insurance is provided (a) under a blanket policy and at least sixty percent (60%) of the overall limits of insurance in place on the date hereof and thereafter is with carriers having a claims paying ability of “A-” or better, with the primary layer provided by a carrier rated “A-” or better, and the other carriers having a claims paying ability of “BBB” or better by S&P and its equivalent by one other rating agency; Agent may allow up to 10% of the overall limits of insurance, except for the primary layer, to be unrated or rated below “BBB” provided that it is rated at least “A-” or better by AM Best Company with a financial size category of not less than “VIII”. The property, boiler and machinery Insurance Policies, including loss of rental income insurance, shall also name Agent under a non-contributing Florida standard mortgagee clause or an equivalent endorsement satisfactory to Agent in form and content. Loss of rental income insurance shall name Agent as lender loss payee. All property Insurance Policies also shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments which Borrower is required to insure in accordance with any Lease. If the insurance required under this paragraph is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide guaranteed building replacement cost. The amount of any deductible under any Insurance Policy must be acceptable to Agent. Without Agent’s prior consent, Borrower shall not name any Person other than Agent, as loss payee under any property Insurance Policies covering the Improvements and such tenant improvements and betterments that Borrower is required to insure pursuant to this Loan Agreement; provided that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies other than the Improvements and such tenant improvements and betterments which Borrower is required to insure pursuant to this Loan Agreement. Notwithstanding the immediately preceding sentence, such Insurance Policy shall, subject to Section 4.12 hereof, provide that any proceeds that are payable to a loss payee shall be payable by check to Agent only and requiring the endorsement of Agent only.

(c) Each Insurance Policy shall contain a provision whereby the insurer (i) agrees that such policy shall not be canceled, terminated or non-renewed without at least 30 days prior written notice to Agent, (y) the provisions of such policy relating to the coverage, deductibles and limits shall not be modified without Agent’s prior written consent, and (z) the provision of such policy not relating to coverage, deductibles or limits shall not be modified without Agent’s prior written consent if, after giving effect to such modification, such policy would no longer satisfy the requirements of this Loan Agreement, (ii) waives any right to claim any premiums and commissions against Agent provided that such policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (iii) provides that Agent is permitted, but not obligated, to make payments to effect the continuation of such policy upon notice of cancellation due to nonpayment of premiums. Every Property Insurance policy shall provide that as to Agent’s interest, such policy shall remain valid and shall insure Agent regardless of any: (a) named insured’s act, failure to act, negligence, or violation of warranties, declarations, or conditions; (b) occupancy or use of the Improvements for purposes more hazardous than those permitted; or (c) Agent’s or any Lender’s exercise of any of their respective rights or remedies hereunder or under any of the Loan Documents.

(d) Borrower shall pay the premiums for the Insurance Policies as the same become due and payable. At the request of Agent, Borrower shall deliver to Agent copies of the Insurance Policies; provided, however, Agent shall not be deemed by reason of the custody of such Insurance Policies to have knowledge of the contents thereof. Borrower also shall deliver to Agent, within ten (10) days of Agent’s request, a certificate of Borrower or Borrower’s insurance agent setting forth the particulars as to all such Insurance Policies, that all premiums due thereon have been paid and that the same are in full force and effect. As soon as possible prior to the expiration date of each of the Insurance Policies, Borrower shall deliver to Agent a certificate of insurance, or other evidence as acceptable to Agent, evidencing renewal of coverage as required herein. At the request of Agent, as soon as possible after the renewal of each of the insurance policies, Borrower shall deliver to Agent a copy (as required pursuant to this paragraph) of a renewal policy or policies. Within ten (10) days after such renewal, Borrower shall deliver to Agent evidence of payment of premium currently due satisfactory to Agent.

(e) Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation), upon two (2) Business Days prior notice to Borrower, to take such action as Agent deems necessary to protect its interest in the Premises, including the obtaining of such insurance coverage as Agent shall deem appropriate, and all expenses incurred by Agent in connection with such action shall be paid by Borrower.

(f) Any insurance maintained pursuant to this section may be evidenced by blanket insurance policies covering the Premises and other properties or assets of Borrower or its affiliates, provided that any such policy shall in all other respects comply with the requirements of this Section. Agent shall determine whether such blanket policies shall provide sufficient limits of insurance.

(g) Borrower shall take appropriate action to assure the Condominium maintains the insurance coverage required to be maintained by the applicable Condominium Requirements. If the Condominium fails to maintain such coverage, Borrower shall purchase contingent coverage to fill any gaps in coverage purchased by the Condominium.

Section 4.11 Payment of Taxes. Obligor shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon Obligor (whether imposed by contract or agreement or by Legal Requirements or Condominium Requirements), or upon Obligor’s income or profits, or upon the Premises or upon any other property belonging to Obligor, in each case prior to such time as such tax, assessment, charge or levy is to become delinquent; provided, however, that Obligor shall not be required to pay any such tax, assessment, charge, or levy if and so long as (a) the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings, (b) Obligor is permitted by applicable law to defer payment of such tax, assessment, charge or levy pending the outcome of such contest, (c) such contest shall not be prohibited by the Condominium Documents, (d) no Event of Default shall have occurred and be continuing and (e) Obligor shall, prior to commencing any such proceedings to contest such tax, assessment, charge or levy, furnish proof satisfactory to Agent that Obligor has established a reserve account or provided collateral acceptable to Agent in which Agent and Lenders shall have a security interest and which reserve or collateral, as the case may be, and which shall be in an amount not less than the amount of any penalties, including interest and additional charges which may be incurred as a result of such contest, or has otherwise provided for the payment of such amounts, in all cases, to the satisfaction of Agent.

Section 4.12 Application of Insurance Proceeds.

(a) Provided no Event of Default shall have occurred and be continuing, Obligor may make proof of loss, adjust and compromise any claim under any Insurance Policy, appear in and prosecute any action arising from such insurance policy, collect and receive the proceeds of any and all insurance that may become payable with respect to any damage, destruction or casualty to the Premises so long as the cost of the repair or restoration necessitated by such damage, destruction or casualty, in the estimate of Agent will not exceed Two Million and 00/100 ($2,000,000) Dollars. Provided no Event of Default shall have occurred and be continuing, subject to Section 4.12(e) hereof, Obligor shall use all such proceeds actually received by it to restore or rebuild the Premises to a condition satisfactory to Agent, but in any event to substantially the same character and condition as prior to such damage, destruction or casualty. Any insurance proceeds which may remain after payment of all costs and expenses of such repair and restoration shall, at the option of Agent, be applied as a prepayment of the Obligations in the manner set forth in the Note.

(b) If the cost of restoration or repair of any damage, destruction or casualty to the Premises, or any part thereof, in the estimate of Agent, will equal or exceed Two Million and 00/100 ($2,000,000) Dollars or if an Event of Default shall have occurred and be continuing, (i) Agent may collect the proceeds of any and all insurance that may become payable with respect thereto (and Obligor hereby authorizes and directs any insurance company to make payments of such proceeds directly to Agent at Agent’s request) and hold such proceeds in accordance with this Section 4.12 and (ii) Obligor shall not make proof of loss, adjust and compromise any claim under any insurance policy, appear in and prosecute any action arising from such insurance policy, without, in each case, Agent’s prior consent. Any such insurance proceeds shall be made available to Obligor for the restoration and repair of the Premises from time to time as such restoration or repair progresses, subject to compliance by Obligor with the following terms and conditions:

(i) No Default or Event of Default shall have occurred and be continuing;

(ii) Once the cost of restoration and the amount of available insurance proceeds has been determined, Obligor shall deposit with Agent sums in an amount at least equal to the excess, if any, of Agent’s estimate of the aggregate costs and expenses of restoration and repair of the Premises, over the amount of insurance proceeds payable with respect to such damage, destruction or casualty, which additional sums shall be disbursed by Agent prior to any disbursements of insurance proceeds;

(iii) Agent shall have received an Appraisal or an Appraisal Update at the cost of Obligor (Agent agreeing to reasonably cooperate with Obligor in ordering such Appraisal or Appraisal Update following Obligor’s request), evidencing that upon completion of the repairs and restoration of the Premises the outstanding principal balance of the Loan shall not exceed either (x) sixty-five percent (65%) of the fair market value of the Premises during the initial term of the Loan or (y) sixty (60%) percent of the fair market value of the Premises during any extension term of the Loan, as set forth in the then-most recent Appraisal or if an Appraisal Update has been completed after the date of the most recent Appraisal, the most recent Appraisal Update;

(iv) Agent shall have received architectural plans and specifications for all restoration and repairs, all of which shall be in form acceptable to Agent;

(v) Agent shall have received evidence reasonably satisfactory to Agent (including, without limitation, if requested by Agent, certificates of insurance and/or copies of Insurance Policies, at Agent’s election) that the insurance coverage required hereunder, including insurance with respect to such casualty, is in full force and effect in accordance with Section 4.10 hereof and shall remain in effect during the course of the repairs and restoration;

(vi) Prior to any disbursement by Agent, unless paid by Agent from the insurance proceeds pursuant to this Section 4.12(b), Obligor shall have paid Agent’s costs and expenses in connection with the collection and handling of such proceeds;

(vii) Prior to any disbursement by Agent, the following information and documentation shall have been obtained by Obligor, at Obligor’s expense, and submitted to Agent, which information and documentation shall be in form and substance satisfactory to Agent:

(A) A request for disbursement signed by Obligor, accompanied by billing statements, vouchers or invoices, which request for disbursement shall expressly warrant that the work with respect to which the advance is requested has been performed in accordance with the approved plans and specifications for the restoration or repair;

(B) Proof that all invoices for labor and materials previously submitted by Obligor and approved and reimbursed by Agent have been paid, except for those the subject of the current request for disbursement;

(C) Lien waivers for all payees under previous requests for advances;

(D) At the request of Agent, an endorsement of the Title Insurance Policy, which endorsement shall show no liens of record or additional encumbrances not acceptable to Agent;

(E) Copies of the agreements pursuant to which the restoration or repair shall be done, to the extent requested by Agent, all of which shall be in form and substance satisfactory to Agent, and which also shall be satisfactory to Agent as to the party performing the construction obligations thereunder;

(F) An assignment to Agent of all construction and design-professional contracts (which may be pursuant to the Mortgage and the Assignment of Agreements), together with the written consent to such assignments by all parties to such contracts (which may be included in any such contract); and

(G) Such other information and documentation as Agent may request regarding the Improvements and the restoration or repairs and the cost thereof.

In the event each of the conditions set forth in clauses (i) through (vii) above is not satisfied within one hundred eighty (180) days from and after the date of the respective damage, destruction or casualty, or if such conditions cannot be satisfied within said one hundred eighty (180) days, if Obligor fails to commence satisfaction of such condition within said one hundred eighty (180) days or thereafter fails to diligently pursue such efforts to completion within a time period approved by Agent, then Agent may apply the insurance proceeds actually received by it to the payment of the Obligations in such order and manner as is set forth in the Note.

(c) Prior to application or disbursement of any insurance proceeds received by Agent under this Section 4.12, Agent may deduct therefrom any expenses incurred by Agent in connection with the collection or handling of such proceeds, it being understood and agreed that neither Agent nor Lenders shall be, under any circumstances, liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, and upon the request of Obligor, Agent shall provide Obligor with a written summary of all expenses deducted from such proceeds.

(d) In the event the Mortgage is foreclosed or title to the Premises is transferred by a deed in lieu of foreclosure, all right, title, and interest of Obligor in and to all Insurance Policies and the proceeds thereof shall inure to the benefit of and pass to Agent.

(e) Unless and until expended, disbursed or applied as provided herein, business interruption or rent loss insurance proceeds shall be held in an interest bearing account at a bank or other financial institution acceptable to Agent and so long as no Event of Default shall have occurred and be continuing, applied to the payment of Interest, principal due and payable under Section 2.3(b) hereof and other sums that become due and payable under the Loan Documents as and when due and to Construction Expenditures in accordance with the Construction Expenditures Budget and otherwise as shall be determined by Agent. Obligor shall have no right to withdraw or otherwise to apply any funds on deposit in such account and Agent shall have the sole dominion and control over such account.

Section 4.13 Application of Condemnation Proceeds.

(a) Whether or not any award or compensation on account of any Taking is made available to Obligor as provided in this Section 4.13 and without regard to whether such award or compensation shall be sufficient for such purpose, Obligor shall, at its sole cost and expense, (i) deliver to Agent within fifteen (15) days of such Taking (y) a detailed schedule in form, detail and substance acceptable to Agent of Obligor’s anticipated time frame to commence and complete such restoration and repair and (z) such other information as Agent shall request and (ii) promptly commence and diligently complete the restoration and repair of the Premises in accordance with the schedule referred to in clause (i)(y) above, in a good and workmanlike manner and in compliance with all Legal Requirements and Condominium Requirements and the requirements, if any, of the Leases and the Management Agreement, to an integral unit in as substantially the same character and condition as possible prior to such Taking. Any award or other compensation actually received by Obligor shall be applied to such restoration or repair.

(b) Agent shall be entitled to receive any and all sums which may be awarded or become payable to Obligor for a Taking, and any sums which may be awarded or become payable to Obligor for damages caused by public works or construction on or near the Premises. All such sums are hereby assigned to Agent and Obligor shall, upon request of Agent, make, execute, acknowledge, and deliver any and all additional assignments and documents as may be necessary from time to time to enable Agent to collect and receive any such sums. If a Taking shall occur, so long as no Default or Event of Default shall have occurred and be continuing, and provided Obligor complies with Section 4.13(a) hereof and timely and diligently files all claims and diligently prosecutes the condemnation proceeding, Obligor shall have the right to file, adjust, settle and prosecute any claim for any such awards or compensation relating to any such condemnation proceeding; provided, however, Obligor shall not agree to any adjustment or settlement of any such claim payable with respect to any such condemnation proceeding which awards and proceeds are estimated by Agent to be equal to or greater than Two Million and 00/100 ($2,000,000) Dollars; and provided, further, in the event that Agent determines that Obligor is not diligently prosecuting such claim, Agent shall have the right, but not the obligation, to revoke Obligor’s right to adjust, settle and prosecute any claim for any such awards or compensation relating to such any such condemnation proceeding by delivering a notice of same to Obligor, which revocation shall be effective immediately upon Obligor’s receipt of such notice. Prior to application or disbursal of any condemnation proceeds received by Agent under this Section 4.13, Agent may deduct therefrom any expenses incurred by Agent in connection with the collection or handling of such proceeds, it being understood and agreed that neither Agent nor Lenders shall be, under any circumstances, liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, and upon the request of Obligor, Agent shall provide Obligor with a written summary of all expenses deducted from such proceeds.

(c) In the event of a partial Taking of the Premises having a value (when aggregated with the value of any other portions of the Premises which was subject to a partial Taking for which Obligor was entitled to receive the proceeds thereof pursuant to this first sentence of Section 4.13(c) hereof) of the Threshold Amount or less, Agent shall make the condemnation award or compensation relating to such partial Taking available to Obligor for restoration of the Premises (after first deducting Agent’s expenses relating the collection thereof)

so long as no Default or Event of Default shall have occurred and be continuing and all of the conditions set forth in Section 4.12 hereof can be satisfied within ninety (90) days from the date of such Taking. Subject to the immediately preceding sentence, any sums awarded or payable to Obligor in connection with a Taking of the Premises shall be applied by Agent, first, to the expenses, if any, of collection, and then, at Agent’s option, shall be (i) applied in payment of the Obligations in such order and manner as is set forth in the Note or (ii) made available to Obligor for restoration of the Premises. Any condemnation award or proceeds made available to Obligor for restoration of the Premises shall be applied in the manner and under the same conditions as insurance proceeds are applied as set forth in Section 4.12 hereof. In the event each of the conditions set forth in Section 4.12 hereof is not satisfied within ninety (90) days from and after the date of such Taking or if such conditions cannot be satisfied within said ninety (90) days, if Obligor fails to commence satisfaction of such condition within said ninety (90) days or thereafter fails to diligently pursue such efforts to completion within a time period approved by Agent, then Agent shall have the right to apply the condemnation award or proceeds actually received by it to the payment of the Obligations in such order and manner as is set forth in the Note.

(d) In the event the Mortgage is foreclosed or title to the Premises is transferred by a deed in lieu of foreclosure, all right, title, and interest of Obligor in and to all condemnation proceeds and awards in connection with any Taking shall inure to the benefit of and pass to Agent.

Section 4.14 Costs and Expenses.

(a) Obligor shall pay when due all costs and expenses related to the Loan, including (i) all fees and taxes for filing or recording the applicable Loan Documents, including mortgage recording taxes, documentary stamp taxes and similar taxes or fees and foreign notary charges, (ii) all reasonable fees, disbursements and expenses of legal counsel and any consultant to Agent, (iii) all title insurance and title examination charges, including premiums for the Title Insurance Policy, (iv) all survey costs and expenses, including the cost of the Survey, (v) all premiums for the Insurance Policies, (vi) all costs and expenses of the Environmental Audit, the Property Report, any Insurance Review and any additional engineering, environmental or insurance audit required by Agent, including any asbestos inspection, a seismic probable maximum loss study and subject to Section 4.7 hereof, any Appraisal or any Appraisal Update, (vii) all taxes and recording expenses, including all filing fees, with respect to the Loan Documents, and any other documents modifying, extending or consolidating the Loan Documents, (viii) all costs and expenses relating to any tax, lien, UCC, bankruptcy, judgment and title searches required by Agent and (ix) all other costs and expenses payable to third parties (excluding all participation, assignment or syndication costs) which are incurred by Agent or any Lender in connection with the Loan, whether incurred prior to or after the Closing Date.

(b) Obligor further agrees to pay upon demand all out-of-pocket expenses to third parties (including, reasonable attorney’s fees and disbursements) incurred by Agent or any Lender in connection with any amendments, modifications, waivers, approvals or consents in connection with the Loan or any Loan Document thereof (whether or not the transactions thereby contemplated shall be consummated) or incurred by Agent or any Lender in connection with the enforcement or protection of its rights and obligations in connection with this Loan Agreement and the other Loan Documents or in connection with the Loan made hereunder, including all attorney’s fees and disbursements.

Section 4.15 Indemnity by Obligor. Obligor shall indemnify and hold harmless Agent, Lenders and their respective Affiliates, directors, officers, shareholders, partners, members, agents, attorneys and employees (individually and collectively, the “Indemnitee”) from and against any loss, cost, expense, damage or liability (including legal fees and disbursements and costs incurred in the enforcement of the indemnity granted pursuant to this Section 4.15, which the Indemnitee may suffer or incur by reason of or in connection with any claim of injury or damage to Persons or property arising out of or in any way resulting from or in connection with Obligor, Guarantor, the Premises, the Loan, any Loan Document, the Condominium Documents or any Recorded Document; provided, however, that Obligor shall have no obligation under this Section 4.15 to any Indemnitee with respect to any of the foregoing arising out of the gross negligence or willful misconduct of such Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Obligor, but the failure to do so shall not affect Obligor’s obligations under this Section 4.15 unless such failure materially prejudices Obligor’s right to participate in the contest of such claim, demand, action or cause of action.

Section 4.16 Further Assurances. Obligor shall, within ten (10) days after written request, make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, deem reasonably necessary in order to give effect to the rights and benefits conferred on Agent and Lenders pursuant to this Loan Agreement, the Mortgage or any of the other Loan Documents, all or any part of the security intended to be provided pursuant to this Loan Agreement or any of the other Loan Documents, for any of the Obligations.

Section 4.17 Maintenance of Existence and Rights. Obligor shall preserve and maintain its existence. Obligor shall further preserve and maintain or cause to be preserved and maintained all of its material rights, privileges and franchises necessary to own, operate and lease the Premises in accordance with the Loan Documents.

Section 4.18 Maintenance of Liens. Obligor shall perform all such acts and execute all such documents as Agent may reasonably request in order to enable Agent to report, file, and record every instrument that Agent may deem necessary in order to perfect and maintain Agent’s Liens in the Collateral, and otherwise to preserve and protect the rights of Agent and Lenders therein.

Section 4.19 Defense of Title. Obligor hereby warrants and agrees to defend, all and singular, title to the Collateral unto Agent, Lenders and their respective successors and assigns, forever, against every Person whomsoever claiming the same or any part thereof, subject, however, to the Permitted Encumbrances. Obligor shall take all actions necessary or proper to defend title to the Premises, but at any time that any Event of Default shall have occurred and be continuing, Agent shall have the right, to intervene in any suit affecting such title and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Obligor agrees to pay Agent all expenses paid or incurred by Agent in respect of any such suit affecting title to any such property or affecting Agent’s and Lenders’ Lien or rights hereunder, including, fees and disbursements to Agent’s attorneys. Obligor shall indemnify and hold harmless Agent and Lenders from and against any and all costs, expenses, loss, damage or liability including any and all cost, expense, loss, damage or liability which Agent or Lenders may suffer or incur by reason of the failure of the title to all or any part of the Premises or by reason of the failure or liability of Obligor, for any reason, to convey the rights, titles and interests which the Mortgage purports to mortgage or assign, and all amounts at any time so payable by Obligor shall be secured by the lien of the Mortgage.

Section 4.20 Condominium Covenants.

(a) Obligor shall promptly pay all common charges and special assessments or actual expenses imposed upon the Premises pursuant to the Condominium Documents when the same become due and payable. Obligor shall deliver to Agent, promptly upon Agent’s request, evidence satisfactory to Agent that such common charges and special assessments have been so paid or are not then delinquent.

(b) After request by Agent, Obligor shall promptly request from the Condominium Board and the Association and upon receipt deliver to Agent an estoppel certificate which shall include without limitation (i) the amount of the unpaid common charges, if any, accrued against the Premises, (ii) that the Condominium Documents have not been modified or amended, (iii) that all payments due and payable by Obligor under the Condominium Documents have been paid in full, and (iv) that none of Obligor, the Association or the Condominium Board is in default under the Condominium Documents. Unless an Event of Default has occurred and is continuing, Obligor shall not be required to deliver an estoppel certificate from the Condominium Board and the Association more than once every twelve (12) months.

(c) Obligor shall promptly deliver to Agent a true and full copy of all notices of default received by Obligor with respect to any obligation or duty of Obligor under the Condominium Documents. In the event that Obligor shall fail to cure any default after notice thereof from the Association, the Condominium Board or Agent, Agent may, at its option, but without any obligation to do so, cure such default of Obligor. Agent may pay for the account and on behalf of Obligor any amount which Obligor is obligated to pay, including any common charges, special assessments or any other assessment or charge of any kind or nature, pursuant to the Condominium Documents, upon default by Obligor, in paying the same, and Agent may perform any act, employ any person or entity, and cast any vote on behalf of Obligor which Obligor may or is obligated to do pursuant to the Condominium Documents upon default by Obligor in doing the same. All sums paid by Agent for the expense of any such action or proceeding shall be paid by Obligor to Agent upon Agent’s demand. Nothing contained herein shall obligate Agent or Lenders to pay any sums or perform any acts on behalf of Obligor. Furthermore, if Agent pays such amounts or performs such acts on behalf of Obligor, the same shall not constitute a waiver or forgiveness by Agent of Obligor’s default under this Agreement or any estoppel against Agent from declaring Obligor in default hereunder.

(d) Not less than fifteen (15) days prior to the date established for any vote by the Association, Obligor shall notify Agent of: (1) any proposed amendment, supplement or termination or relaxation of enforcement of the Condominium Declaration or the other Condominium Documents, (2) any proposed action to be taken relating to any condemnation or casualty affecting the Property (or any restoration thereof), including, without limitation, the appointment of any Insurance Trustee (as defined in the Condominium Declaration), (3) any exercise of any development right of Obligor reserved in the Condominium Declaration, (4) the appointment of any third-party manager to run the Association or (5) any other proposed material action of the Association. With respect to the foregoing matters, Obligor will not give its consent or vote or take any other action permitted to be taken by Obligor under the Condominium Declaration or waive any rights, without in each case the prior written consent of Agent.

(e) Within five (5) days after receipt thereof, Obligor shall furnish Agent with copies of all minutes or resolutions of the Condominium Board, proposed or approved, all notices and any and all other written material sent or furnished to it by the Condominium Board.

(f) Obligor shall observe, perform, and discharge in all material respects all obligations, covenants, and warranties provided for under the terms of the Condominium Documents to be kept, observed, and performed by Obligor. Obligor shall keep the Condominium Documents in full force and effect.

(g) Without Agent’s prior consent, Obligor shall not (or allow the members on the Condominium Board appointed by Obligor to vote or give consent to) (i) take or omit to take any action to modify, change, supplement, alter, amend or terminate any of the Condominium Documents, (ii) waive or release any of Obligor’s rights under the Condominium Documents, (iii) vote, give consent or waive any right of Obligor if, the result of such vote or consent would be to impair the rights of Agent or Lenders or the Lien of the Mortgage, (iv) approve (x) any borrowing of money on behalf of the Condominium which would result in the creation of any Lien on any portion of the Premises or (y) any material addition to, or material alteration or improvement of, the Common Elements (as defined in the Condominium Documents), (v) fail to maintain or diminish in any material respect the insurance policies maintained by the Condominium pursuant to the applicable Condominium Documents or otherwise in effect on the Closing Date or (vi) appoint or remove any member of the Condominium Board.

(h) Agent shall have the right, to the fullest extent of Obligor’s rights under the Condominium Documents, to examine the books of account of the Condominium and to attend meetings of owners of the Condominium Board, but the foregoing shall not require Agent to examine said books of account or attend any such meetings.

(i) Upon Agent’s request, Obligor shall cause each of the members of the Condominium Board appointed by Obligor to execute and deliver to Agent an undated conditional resignation (a “Conditional Resignation”) of each such member, whereby each such member tenders his/her resignation from the Condominium Board and instructs the Condominium Board that the successor members shall be designated by Agent, effective upon written notice from Agent to the Condominium Board that an Event of Default has occurred and be continuing; it being understood and agreed to that such notice from Agent shall be conclusive evidence that an Event of Default has occurred and is continuing and the Condominium Board may rely on such notice from Agent without any further inquiry or investigation. Upon the occurrence of an Event of Default, Agent may, by notice to Obligor, tender any Conditional Resignation, now or hereafter delivered in connection with the Loan to the Condominium Board, whereupon the resignation of any such member shall become effective and successor members to the Condominium Board shall be designated by Agent.

(j) At any time, during the existence of an Event of Default, Agent may give notice to the Condominium Board or any other Person stating that circumstances exist which entitle Agent to exercise in Obligor’s place any particular right, privilege or power, or to receive any credit, refund, profit or other sum of money which Obligor has the right to exercise or receive under the Condominium Documents; it being understood and agreed to that such notice from Agent shall be conclusive evidence that an Event of Default shall have occurred and be continuing and the Condominium Board may rely on such notice from Agent without any further inquiry or investigation.

Section 4.21 Patriot Act Compliance. Obligor shall use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Obligor and the Premises, including those relating to money laundering and terrorism. Agent shall have the right to audit Obligor’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Obligor and the Premises, including those relating to money laundering and terrorism. In the event that Obligor fails to comply with the Patriot Act or any such requirements of governmental authorities, then Agent may, at its option, cause Obligor to comply therewith and any and all reasonable costs and expenses incurred by Agent in connection therewith shall be secured by the Loan Documents and shall be payable on demand.

Section 4.22 Interest Rate Protection Product. Obligor shall be required to purchase an Interest Rate Protection Product within five (5) Business Days after such time as the then available one month LIBOR Rate less the LIBOR Rate Margin equals or exceeds two and one-half of one percent (2.5%) per annum. The Interest Rate Protection Product purchased by Obligor (i) shall be satisfactory to Agent, (ii) shall remain in effect through the Maturity Date of the Loan, (iii) shall be obtained from a counterparty approved by Agent and having a credit rating of at least “A-” from Standard & Poor’s and “A3” from Moody’s Investor Service, (iv) shall operate to assure that the LIBOR Rate less the LIBOR Rate Margin shall never exceed (x) four percent (4%) per annum during the initial term of the Loan and (y) during any extension term of the Loan, a rate not greater than the percentage that would be required for Obligor to maintain a DSCR of 1.50 based upon the average Pro Forma Net Operating Income for the preceding four (4) Calendar Quarters. Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Obligor and Agent or any Lender shall constitute indebtedness evidenced by the Note and secured by the Mortgage and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Agent of the proceeds of the Loan, shall exceed the face amount of the Note. Obligor hereby collaterally assigns to Agent for the benefit of Lenders any and all Interest Rate Protection

Products purchased or to be purchased by Obligor in connection with the Loan, as additional security for the Loan, and agrees to provide Agent with any additional documentation requested by Agent and in form acceptable to Agent in order to confirm or perfect such security interest during the term of the Loan. If Obligor obtains an Interest Rate Protection Product from a party other than Agent or any Lender, Obligor shall deliver to Agent such third party’s consent to such collateral assignment in form acceptable to Agent.

Section 4.23 Business and Operations; Material Agreements; Property Management Agreement. Obligor shall continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Obligor shall qualify to do business and shall remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Obligor shall at all times (i) maintain the Property or cause the Property to be maintained at a standard at least equal to that maintained by prudent owners of similar hotel properties located in the region in which the Property is located and as required under the Property Management Agreement; (ii) maintain or cause to be maintained sufficient inventory and Equipment of types and quantities at the Property to enable the operation of the Property and as required under the Property Management Agreement; (iii) maintain such licenses and permits, or arrangements in connection therewith so as to permit the Property to be maintained at a standard at least equal to that maintained by prudent owners of similar hotel properties located near the Property and as required under the Property Management Agreement; (iv) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by Obligor under the Property Management Agreement, the Operating Lease and all Material Agreements, and do all things necessary to preserve and to keep unimpaired the rights of Obligor thereunder; (v) promptly notify Agent in writing of the giving of any notice of default by any party under any Material Agreement, the Property Management Agreement and/or the Operating Lease; (vi) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement, the Operating Lease and the Property Management Agreement; and (vii) promptly, following the Closing Date, correct and remediate the Deferred Maintenance Conditions.

Section 4.24 Annual Budget.

(a) Not later than December 31 of each Fiscal Year, Obligor shall prepare or cause to be prepared and deliver to Agent, for informational purposes only, a preliminary Annual Budget in respect of the Property for the immediately following Fiscal Year. Not later than ten (10) days after the same shall be approved by Property Manager, Obligor shall deliver to Agent, for informational purposes only, such final Annual Budget. If Obligor subsequently amends the Annual Budget, Obligor shall promptly deliver the amended Annual Budget to Agent.

(b) Notwithstanding the foregoing clause (i), at any time that an Event of Default shall have occurred and be continuing, Obligor shall prepare or cause to be prepared and deliver to Agent for Agent’s review and approval, for each Fiscal Year commencing thereafter, an Annual Budget (including all drafts of such Annual Budget and including all amendments and drafts of such amendments) as it is prepared in respect of the Property. To the extent Obligor has the right to approve any Annual Budget or amendment to any Annual Budget under the Property Management Agreement or to the extent any Obligor has the right to approve or consent to any variance from the Annual Budget under the Property Management Agreement, during the continuance of an Event of Default, Obligor shall not approve any such Annual Budget or any such amendment to any Annual Budget or approve or consent to any variance from such Annual Budget without the prior written consent of Agent. To the extent Agent has the right to consent or approve matters relating to the Annual Budget in accordance with this Section 4.24(b), Agent shall exercise such consent or approval rights in a manner consistent with the provisions of the Management Agreement governing such consent.

Section 4.25 Leasing Matters.

(a) Obligor shall not, and shall not permit the Property Manager to, amend or modify any existing Lease or Leases or enter into any new Lease or Leases if the same would have a Material Adverse Effect.

(b) Obligor shall furnish Agent with an executed copy of each Lease within thirty (30) days after execution thereof.

(c) All new Leases entered into from and after the date hereof shall be the result of arm’s-length negotiations, shall not contain any terms which would adversely affect Agent’s or any Lender’s rights under the Loan Documents and, as to each Lease other than those which are entered into for the principal purpose of providing an amenity or service to the Property’s hotel occupants, shall provide for “market” rental rates and other market terms.

(d) All Leases shall provide that they are subordinate to the Mortgage and, that the lessee thereunder agrees to attorn to Lenders at Agent’s request.

(e) Obligor (A) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) shall enforce the terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (C) shall not collect any of the base or minimum rents more than one (1) month in advance (other than security deposits) and (D) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except for the assignment of leases to Lenders).

(f) Any proposed Lease in excess of 20,000 square feet shall be subject to Agent’s prior written consent (not to be unreasonably withheld). Any proposed Lease submitted to Agent for Agent’s approval shall be accompanied by a summary of the terms of such proposed Lease and (including the economic terms and any termination options) shall be deemed approved if Agent shall have not notified Obligor in writing of its disapproval (together with a statement of the specific grounds of such disapproval) within ten (10) Business Days after Obligor shall have given Agent written notice confirming that at least five (5) Business Days have elapsed since such submission.

(g) Obligor shall not enter into a Lease of all or substantially all of the Property except with Agent’s prior written consent and in compliance with all terms and conditions hereof and the other Loan Documents. Any such Lease shall (A) not result in a decrease in Obligor’s Pro Forma Net Operating Income from the average Pro Forma Net Operating Income for the preceding four (4) Calendar Quarters immediately prior to the effective date of such Lease or, if higher, the Pro Forma Net Operating Income as of the Closing Date, (B) be subject and subordinate to the Lien of the Mortgage and neither Agent nor any Lender shall be obligated to deliver a nondisturbance agreement in favor of the Tenant thereunder, and (C) impose on the Tenant thereunder all the obligations of Obligor hereunder.

Section 4.26 Adequate Parking. Obligor shall ensure that the Property has available to it adequate parking to comply with all Legal Requirements and to permit the operation of the Property as a first class full service resort or business hotel, operated in compliance with the standards set forth in the Property Management Agreement.

Section 4.27 Condominium Debt. Obligor and/or the directors it appoints to the Condominium Board will obtain written consent from Agent prior to voting to allow or cause the Condominium to borrow money, execute promissory notes or other evidences of indebtedness or give as security therefor a mortgage or security interests in any property owned by the Condominium.

Section 4.28 Financial Covenants of Guarantor. Obligor shall cause Guarantor to be in compliance with the following:

(a) Guarantor’s Total Leverage Ratio shall not be greater than .65 to 1.0 prior to the Initial Maturity Date or greater than .60 to 1.0 during the Extension Term.

(b) Guarantor’s Consolidated Tangible Net Worth shall, at all times, be equal to or greater than an amount equal to Seven Hundred Million Dollars ($700,000,000) plus seventy-five percent (75%) of the net proceeds to Guarantor of any new issuances of common Capital Stock but excluding therefrom (x) the proceeds of any common Capital Stock of Guarantor or Guarantor used in a transaction or a series of transactions to redeem all or any portion of an outstanding issue of Capital Stock (including payment in connection therewith of any accrued Dividends in accordance herewith) or (y) Capital Stock of Guarantor or Guarantor issued to discharge Indebtedness.

(c) For purposes of this Section 4.28, the terms “Total Leverage Ratio”, “Initial Maturity Date”, “Extension Term”, “Consolidated Tangible Net Worth” and “Capital Stock” shall have the meanings provided in the documents evidencing and/or securing the Revolver Loan. If, at any time, the financial covenants applicable to Guarantor pursuant to the Revolver Loan documents shall be amended, then (i) Obligor shall promptly notify Agent and furnish Agent with a copy of the same and (ii) in lieu of the above, Guarantor shall comply with such amended financial covenants.

ARTICLE V

NEGATIVE COVENANTS

From the Closing Date and until payment and performance in full of all Obligations of the Obligor under the Loan Documents or, if earlier, Lender’s voluntary release of the Lien of the Mortgage upon repayment of the Debt, Obligor hereby covenants and agrees with the Lender that:

Section 5.1 Name, Fiscal Year and Accounting Method. (a) Obligor shall not change its Fiscal Year or its method of accounting without the prior consent of Agent, and (b) Obligor shall not change its name without providing at least ten (10) days notice to Agent prior thereto.

Section 5.2 Consolidation or Merger. Except as otherwise expressly provided herein, Obligor shall not consolidate with or merge into any other Person.

Section 5.3 Transactions with Affiliates. Obligor shall not enter into, or be a party to, any transaction with any Affiliate, partner, member, shareholder, director or employee of Obligor or Guarantor except for Permitted Affiliate Arrangements and the Operating Lease.

Section 5.4 Lines of Business. Obligor shall not, directly or indirectly, engage in any business other than that directly related to the ownership, leasing and operation of the Premises.

Section 5.5 Easements; Recorded Documents. Obligor shall not enter into any Recorded Document, including the granting of any easements or licenses for utilities, roads or any other purposes over, under or on any portion of the Premises, without the prior consent of Agent.

Section 5.6 Changes in Zoning; Changes in Use.

(a) Obligor shall not request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, Condominium Requirement, Recorded Document, restrictive covenant or other restriction applicable to the Premises or any portion thereof or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of the Premises or any portion thereof, or any variance or special exception therefrom.

(b) Except as may be permitted pursuant to Section 2.11 hereof, Obligor shall not take any actions which would interfere with Obligor’s ownership, operation or leasing of the Premises as presently existing.

Section 5.7 Waste. Obligor shall not commit or permit any waste or deterioration of or to the Premises or any portion thereof ordinary wear and tear excepted.

Section 5.8 Limitation on Indebtedness. Obligor shall not incur, create, contract for, waive, assume, have outstanding, guaranty or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness.

Section 5.9 Distributions, Dividends or Repayments. Obligor shall not make any payments, dividends or distributions to any member of Obligor or any Affiliate of Obligor or of any member of Obligor, including on account of any Indebtedness, investment or any services rendered or goods supplied other than pursuant to Permitted Affiliate Arrangements. Nothing contained in the preceding sentence shall (a) prohibit Obligor from making any such distributions to the extent of sums disbursed to Obligor or any Affiliate of Obligor pursuant to clause (xii) of Section 7.14(a) of this Agreement or (b) limit or restrict any payment or reimbursement of any Affiliates of Obligor to the extent expressly authorized under this Agreement or any other Loan Document. Distributions, payments or reimbursement made to Borrower or its Affiliates as described in clause (a) or (b) of this sentence shall be made free from any Lien or other claim of Agent or Lenders pursuant to the Loan Documents.

Section 5.10 Loans to Members and Employees. Obligor shall not make any loan or advance to any Affiliate, shareholder, partner, member, officer or director or employee of Obligor, except for business travel, entertainment and similar advances in the ordinary course of business.

Section 5.11 Organizational Documents. Obligor shall not amend, modify, restate or supplement any Organizational Document of Obligor except to the extent necessary to reflect any Permitted Transfer made by a member of Obligor or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that each such Person remains a Single Purpose Entity.

Section 5.12 ERISA Plans, Collective Bargaining Agreement. Obligor shall at no time establish, maintain or have any obligation, or liability with respect to any, ERISA Plan other than incidental medical or disability plans and “401-K Plans” maintained in the ordinary course of business. Obligor shall not enter into any collective bargaining agreement relating to any Persons in Obligor’s employ.

Section 5.13 Organizational and Operational Restrictions. Obligor shall not take or permit any action or engage in any business or transaction which shall result in Obligor no longer being a Single Purpose Entity.

Section 5.14 Maintenance of Existence. Borrower and Operating Lessee shall each remain in good standing under the laws of the State of Delaware and authorized to do business in the State of Florida, shall preserve, renew and keep in full force and effect its existence as a limited liability company organized and existing pursuant to the laws of the State of Delaware, and shall take all action to maintain all rights, privileges and franchises reasonably necessary in the normal conduct of its business, and shall comply in all material respects with all Legal Requirements.

Section 5.15 Cessation of Business. Obligor shall not for any reason cease the conduct of its business of the ownership, leasing and operation of the Premises.

Section 5.16 Adverse Contracts. Obligor shall not enter into any contract or agreement which would materially and adversely affect its business, property, assets, operations, condition (financial or otherwise) taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.

Section 5.17 Liens. Without Agent’s prior consent, Obligor shall not create, incur, assume, permit or suffer to exist any mechanic’s, materialmen’s or other Lien on any portion of the Premises or any direct or indirect legal or beneficial ownership interest in Obligor, except Permitted Encumbrances or as otherwise permitted in Section 4.4 hereof, unless in the case of mechanic’s or materialmen’s lien, such Lien is bonded, discharged or the Title Insurance Policy is updated with such Lien being insured over to the reasonable satisfaction of Agent, in each case within forty-five (45) days after Obligor first receives notice of such Lien.

Section 5.18 Event of Default under Construction Contracts. Obligor shall not suffer or permit any breach or default to occur in any of the obligations of Obligor under the Construction Contracts nor suffer or permit the same to terminate by reason of any failure of Obligor to meet any requirement thereof including those with respect to any time limitation within which the Project is to be completed and available for occupancy; Obligor shall keep the Construction Contracts in full force and effect and promptly notify Agent of any default thereunder; Obligor shall comply with all conditions of the Construction Contracts and shall execute all documents necessary for the consummation of the transactions contemplated thereby.

Section 5.19 Operation of Property. Each of Borrower and Operating Lessee shall not, without Agent’s prior consent (except as elsewhere herein-expressly provided): (i) surrender or terminate any Material Agreement or the Operating Lease unless, the other party thereto is in material default and the termination of such agreement would be commercially reasonable, (ii) surrender or terminate the Property Management Agreement (unless the Property Manager is being replaced with an Acceptable Property Manager pursuant to an Acceptable Property Management Agreement), or permit or suffer any significant delegation or contracting of the Property Manager’s duties unless the Property Manager has the right to do so under the Property Management Agreement without the consent of Obligor and/or the Operating Lessee or unless such delegation or contracting would not constitute a Material Agreement if entered into by Obligor and/or the Operating Lessee itself, (iii) increase or consent to the increase of the amount of any charges under any Material Agreement, except as provided therein or on an arm’s-length basis and commercially reasonable terms; (iv) otherwise modify, change, supplement, alter or amend, or waive or release (or consent to any modification, change, supplement, alteration or amendment, or waiver or release of) any of its or the Property Manager’s rights and remedies under any Material Agreement in any material respect, except on an arm’s-length basis and commercially reasonable terms; (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Property Management Agreement in any material respect; provided however Obligor shall be permitted to make any non-material modification, change, supplement, alteration, amendment or waiver of the Property Management provide that such modification, amendment or waiver shall not affect the cash management procedures set forth in the Property Management Agreement or the Loan Documents, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of “default” or “event of default,” change the definitions of “operating expense” or words of similar meaning, change the definitions of “owner’s distribution” or “owner’s equity” or “debt service amount” or words of similar meaning so as to reduce the payments due Obligor thereunder, change the timing of remittances to Obligor thereunder, increase or decrease reserve requirements, change the term of the Property Management Agreement or increase any management fees payable under the Property Management Agreement or (vi) change any units from hotel service to time share, or change the brand under which rooms in the hotel are marketed. Notwithstanding the foregoing or other provisions of the Loan Documents, Agent shall not unreasonably withhold its consent to the contemplated amendment of the Spindle Easement that shall be necessary or desirable in connection with the donation of the “Spindle” sculpture to a museum, charitable foundation, or other charitable organization.

Section 5.20 Transfers.

(a) General Limitation. Unless such action is permitted by the subsequent provisions of this Section 5.20, Obligor shall not, without Agent’s consent, (A) sell, assign, convey, transfer, mortgage, hypothecate or otherwise dispose of or encumber legal, beneficial or direct or indirect equitable interests in all or any part of the Property (or any portion thereof), Obligor or any SPE Member, (B) permit or suffer any owner, directly or indirectly, of a legal, beneficial or equitable interest in the Property, Obligor or any SPE Member to transfer such interest, whether by transfer of stock or other legal, beneficial or equitable interest in Obligor or any SPE Member, (C) mortgage, hypothecate or otherwise encumber or grant a security interest in all or any part of the legal, beneficial or equitable interests in all or any part of the Property, Obligor or any SPE Member or (D) file a declaration of condominium with respect to the Property. Except as provided in this Section 5.20, Sponsor may not sell, assign, convey, transfer, mortgage, hypothecate, encumber or otherwise dispose of any legal, Beneficial or equitable interests held by Sponsor directly or indirectly in Obligor. Notwithstanding any provision of this Section 5.20 herein to the contrary, nothing contained in this Section 5.20 shall be deemed to restrict a Permitted Revolver Loan Transfer or to prohibit Obligor from (i) entering into a Lease to the extent permitted pursuant to Section 4.25, (ii) entering into an Acceptable Property Management Agreement to the extent permitted pursuant to Section 5.19 or (iii) modifying the Operating Lease to the extent permitted under Section 5.25.

(b) Sale of the Property. Obligor shall have the one-time right to directly or indirectly sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal, equitable or beneficial title to the Property only if Section 5.20(d) is complied with and:

(i) after giving effect to the proposed transaction:

(A) the Property will be owned by one or more Single Purpose Entities wholly owned by a Permitted Obligor Transferee, Pre-approved Transferee or such other entity (specifically approved in writing by Agent) which will be in compliance with the representations, warranties and covenants contained in Section 3.36 of this Agreement (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction), and which shall have executed and delivered to Agent an assumption agreement and such other agreements as Agent may reasonably request (collectively, the “Assumption Agreement”) in form and substance acceptable to Agent, evidencing the proposed transferee’s agreement to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents and all other outstanding obligations under the Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Agent;

(B) an Acceptable Property Manager shall continue to act as Property Manager for the Property pursuant to the existing Property Management Agreement or an Acceptable Property Management Agreement; and

(C) no Event of Default shall have occurred and be continuing;

(ii) (A) the Assumption Agreement shall state the applicable transferee’s agreement to abide by and be bound by the terms in the Note, the Mortgage, this Agreement and such other Loan Documents whenever arising and the Obligor shall be released therefrom, (B) the Permitted Obligor Transferee or another Person approved by Agent shall assume the obligations of Guarantor under the Loan Documents (and such Single Purpose Entity and the applicable Permitted Obligor Transferee or other approved entity shall thereafter be subject to the provisions of this Article V) and Sponsor shall be released therefrom, and (C) Obligor, and/or such transferee shall deliver such legal opinions, title insurance endorsements, Insurance Policies complying with the terms of this Agreement, financing statements and/or financing statement amendments and such other materials (including without limitation, guaranties and a completion guaranty, in the form of the Guaranty, the Lessee Guaranty and the Completion Guaranty, as the case may be) as may reasonably be requested by Agent;

(iii) upon execution of a contract for the sale of the Property and not less than thirty (30) days prior to the date of such sale, Obligor shall submit a revocable notice of such sale to Agent. Obligor shall submit to Agent, not less than ten (10) days prior to the date of such sale, the Assumption Agreement for execution by Lenders. Such documents shall be in a form appropriate for the jurisdictions in which the Property is located and shall be reasonably satisfactory to Agent. In addition, Obligor shall provide all other documentation Agent requires to be delivered by Obligor in connection with such assumption, together with an Officer’s Certificate certifying that (i) the assumption to be effected will be effected in compliance with the terms of this Agreement and (ii) will not impair or otherwise adversely affect the validity or priority of the Lien of the Mortgage;

(iv) prior to any such transaction, the proposed transferee shall deliver to Agent an Officer’s Certificate stating that either (x) such transferee is an employee pension plan or other retirement arrangement or account that is subject to Title I of ERISA or is a Plan and the obligations under this Agreement are not, and the exercise of rights under this Agreement will not, constitute a non-exempt prohibited transaction; or (y) the transferee is a “governmental plan” (as defined in Section 3(32) of ERISA), and the obligations under this Agreement, and the exercise of rights under this Agreement, do not and will not violate any applicable state statutes regulating investments by or fiduciary obligations with respect to governmental plans; or (z) the proposed transferee is not an Employee Benefit Plan or a “governmental plan” or a Plan, and (i) such proposed transferee is not subject to state statutes regulating investments by or fiduciary obligations with respect to “governmental plans” and (ii) the underlying assets of the proposed transferee do not, for purposes of ERISA, constitute assets of the Employee Benefit Plans holding an equity interest in such proposed transferee;

(v) Agent shall have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Agent or any Lender in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements); and

(vi) Agent shall have received payment of an assumption fee in an amount equal to one percent (1%) of the outstanding amount of the Loan at the time of such sale, assignment, conveyance or transfer.

(c) Transfers of Interests in Obligor. The holders of any direct or indirect interest in any Obligor shall have the right to simultaneously transfer (but not pledge, hypothecate or encumber) a portion of its equity interest in Obligor to a Permitted Obligor Transferee without Agent’s consent if Section 5.20(d) is complied with and, after giving effect to such transfer:

(i) the Property will be directly owned by one or more Single Purpose Entities in compliance with the representations, warranties and covenants in Section 3.36 of this Agreement (as if Obligor shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the transfer), and which shall have executed and delivered to Agent an assumption agreement in form and substance acceptable to Agent, evidencing the continuing agreement of Obligor to abide and be bound by all the terms, covenants and conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents and all other outstanding obligations under the Loan, together with such legal opinions and title insurance endorsements as may be reasonably requested by Agent;

(ii) an Acceptable Property Manager shall continue to act as Property Manager for the Property pursuant to the existing Property Management Agreement or an Acceptable Property Management Agreement;

(iii) Sponsor or a Close Affiliate of Sponsor owns directly or indirectly at least fifty-one percent (51%) of the equity interests in Obligor and the Person that is the proposed transferee is not a Disqualified Transferee; provided that, after giving effect to any such transfer, in no event shall any Person other than Sponsor or a Close Affiliate of Sponsor exercise the power and authority to make and implement or cause to be made and implemented all material decisions with respect to the operation, management, financing and disposition with respect to the Property or Obligor. In the event that such power and authority shall be exercisable jointly by Sponsor or a Close Affiliate of Sponsor with any other Person or Persons, then Sponsor or such Close Affiliate shall be deemed to have such power and authority only if Sponsor or such Close Affiliate retains the ultimate right as between the Sponsor or such Close Affiliate and the transferee to unilaterally make all material decisions with respect to the operation, management, financing and disposition of the Property subject to the rights and entitlements of the Property Manager;

(iv) if there has been a transfer of forty-nine percent (49%) or more of the direct membership interests, stock or other direct equity ownership interests in Obligor or a transfer of any portion of any SPE Member’s interest in Obligor, Obligor shall have first delivered to Agent an Officer’s Certificate and legal opinion of the types described in Section 5.20(d) below;

(v) without limiting the generality of the introductory phrase of this clause Section 5.20, if there has been a transfer of any direct interest in the SPE Member, such transfer will require an Officer’s Certificate and legal opinion of the types described in Section 5.20(d) below;

(vi) Agent shall have received the payment of, or reimbursement for, all reasonable costs and expenses incurred by Agent or any Lender in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements); and

(vii) if such transfer results in a change in control of Obligor or any SPE Member, Agent shall have received payment of an assumption fee in an amount equal to one percent (1%) of the outstanding amount of the Loan at the time of such transfer.

(d) Notice Required; Legal Opinions. Not less than five (5) Business Days prior to the closing of any transaction permitted under the provisions of this Section 5.20 (other than a transfer permitted pursuant to clause (f) of this Section 5.20, Obligor shall deliver or cause to be delivered to Agent (A) an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted hereunder and under the other Loan Documents, together with any documents upon which such Officer’s Certificate is based, (B) an updated organizational chart showing all beneficial ownership interests in Obligor and Guarantor certified by Obligor as being true and correct and (C) a legal opinion of counsel to Obligor or the transferee selected by either of them (to the extent approved by Agent), in form and substance reasonably satisfactory to Agent, confirming, among other things, that the assets of Obligor, and of its SPE Member will not be substantively consolidated with the assets of such owners or Controlling Persons of Obligor as Agent may specify, in the event of a bankruptcy or similar proceeding involving such owners or Controlling Persons.

(e) Sale of Equipment. Notwithstanding the above provisions of this Section 5.20 and to the extent permitted to be carried out by the Property Manager without the consent of Obligor, Obligor may transfer or dispose of Equipment that is either being replaced or that is no longer necessary in connection with the operation of the Property free from the interest of Lenders under this Agreement or any other Loan Document, provided that such transfer or disposal (when compared to the non-transfer or non-disposal of such Equipment) will not materially adversely affect the value of the Property, will not impair the utility thereof and (except where the same would not have a Material Adverse Effect), will not result in a reduction or abatement of, or right of offset against, the rentals or other amounts payable under any Lease or the Operating Agreement, in either case as a result thereof, provided that any new Equipment acquired by Obligor (and not so disposed of) shall be subject to the interest of Lenders under this Agreement and the other Loan Documents unless leased to Obligor (in which event, Lenders shall be made a collateral assignee of Obligor’s interest in such lease (but, unless expressly subsequently assumed by Lenders, Lenders shall have no obligations under Obligor’s interest therein)).

(f) Permitted Sponsor Transfers. Notwithstanding any provision of this Agreement (including the other provisions of this Section 5.20 or the provisions of any other Loan Document), but subject to the provisions of the immediately following sentence, there shall be no restriction or limitation in any respect to (and no Default or Event of Default shall result or arise from) (x) the sale, assignment, conveyance, transfer, mortgage, hypothecation or other disposition of or encumbering of any direct or indirect legal, beneficial or direct or indirect equitable interest in Guarantor, Sponsor or any Person owning a direct or indirect interest therein. Obligor shall notify Agent not less than thirty (30) days prior to any sale, assignment, conveyance, transfer, mortgage, hypothecation or other disposition of any direct or indirect legal, beneficial or direct or indirect equitable interest in Guarantor that would, in the aggregate, result in a change in Control of Guarantor. So long as Aareal Capital or any Affiliate thereof shall continue to hold all or any portion of the Debt, if any such sale, assignment, conveyance, transfer or other disposition of any direct or indirect legal, beneficial or direct or indirect equitable interest in Guarantor or Sponsor that results in a change in Control of Guarantor or Sponsor would cause Aareal Capital or such Affiliate to be in violation of any applicable law or regulation including, without limitation, those relating to lending limitations or restrictions, then, at the election of Agent, Obligor shall be obligated to prepay the loan at par, without any penalty (but subject to payment of any LIBOR rate breakage costs pursuant to Section 2.6 above), prior to the effectiveness of such sale, assignment, conveyance, transfer, mortgage, hypothecation or other disposition (or, if later, within ten (10) days following such notice from Agent, as long as Obligor has timely notified Agent of such prospective change in Control).

Section 5.21 Nonexempt ERISA Transactions. Obligor shall not engage in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to Obligor or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Agent or any Lender of any of its rights under the Note, this Agreement, the Mortgage or any other Loan Document) to be a non-exempt prohibited transaction under ERISA.

Section 5.22 Misapplication of Funds. Obligor shall not distribute any operating revenues from the Property or any insurance proceeds or condemnation awards in violation of the provisions of this Agreement or fail to remit amounts to any Account if and as required under this Agreement, or misappropriate any security deposits or portion thereof.

Section 5.23 Assignment of Licenses and Permits. Except in connection with a transfer permitted under Section 5.20 hereof, Obligor shall not assign or transfer any of its interest in any Permits pertaining to the Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to the Property.

Section 5.24 Place of Business. Obligor shall not change its chief executive office or its principal place of business without giving Agent at least thirty (30) days’ prior written notice thereof and promptly providing Agent such information as Agent may reasonably request in connection therewith.

Section 5.25 Operating Lease. So long as the Operating Lease remains fully subordinate to the Lien of the Mortgage, Borrower and Operating Lessee shall be permitted to amend the Operating Lease to (a) extend the term of the Operating Lease, (b) increase the rent payable thereunder or (c) reduce the rent payable thereunder, provided that, following such reduction, the base rent, per annum, payable under the Operating Lease shall not be less than ninety (90%) percent of the base rent, per annum, payable under the Operating Lease as in effect on the date hereof. Except as provided in the preceding sentence, Obligor shall not amend, modify, supplement or alter the Operating Lease in any material respect without the prior written consent of Agent, which consent shall not be unreasonably withheld. With respect to any amendment, modification, supplement or alteration of the Operating Lease for which Agent’s consent is required, if Obligor’s request for consent shall be accompanied by a copy of the proposed amendment, modification, supplement or alteration and shall include within such request for consent a statement in bold face all-capitals “FAILURE OF AGENT TO DISAPPROVE THE ATTACHED OPERATING LEASE AMENDMENT WITHIN FIFTEEN (15) BUSINESS DAYS AFTER RECEIPT SHALL BE DEEMED CONSENT”, then Agent shall be deemed to have consented to such amendment, modification, supplement or alteration of the Operating Lease if Agent fails to notify Obligor of its disapproval of the same within fifteen (15) Business Days following Agent’s receipt of the same.

Section 5.26 Alterations. Obligor shall not perform or undertake or consent to the performance or undertaking of (including, without limitation, the approval of any budget with respect to the Property which includes) any Material Alteration, except (i) as may be required under the Property Management Agreement without Obligor’s consent or (ii) with Agent’s consent, which shall not be unreasonably withheld.

Section 5.27 No Joint Assessment. Obligor shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) unless required by applicable law, with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed, levied or charged to the Property.

ARTICLE VI

CONDITIONS OF LENDING

Section 6.1 Conditions to Initial Funding. The effectiveness of this Loan Agreement and the obligation of Lenders to make the Loan hereunder is subject to the conditions precedent that Agent shall have established or received all of the following:

(a) Closing Documents, etc. Fully executed and, where appropriate, acknowledged counterparts of this Loan Agreement, each of the other Loan Documents and all other documents, agreements, instruments, certificates and other items which are expressly required under the Loan Documents or Agent shall otherwise require, each of which shall be dated as of the Closing Date, unless otherwise expressly stated (all of which shall be in such form, substance and content as Agent may require).

(b) Payment of Fees and Expenses. Payment of all other fees and expenses required to be paid pursuant to the Loan Fee Letter.

(c) Appraisal. An appraisal addressed to Agent and satisfactory to Agent prepared by a certified or licensed appraiser who is approved by Agent. The appraisal must show an appraised value of not less than $130,770,000.

(d) Environmental Report. A written report (“Environmental Report”) prepared at Obligor’s sole cost and expense by an independent professional environmental consultant approved by Agent in its sole and absolute discretion. The Environmental Report shall be subject to the approval of Agent in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Agent may require, in its sole and absolute discretion, an additional Environmental Report based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to the approval of Agent, in its reasonable discretion.

(e) Insurance Policies. Obligor shall provide evidence that the insurance coverages required by the Mortgage and this Agreement are in full force and effect.

(f) Utilities; Licenses; Permits. Evidence satisfactory to Agent that:

(i) all utility and municipal services required for the construction, occupancy and operation of the Premises are available for use and tap on at the Premises;

(ii) all permits, licenses and governmental approvals (“Permits”), required by applicable law to construct, occupy and operate the Premises have been issued, are in full force and all fees therefor have been fully paid;

(iii) the storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Premises comply with all applicable laws, ordinances, rules and regulations, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Premises have issued their permits for the construction and operation thereof; and

(iv) all utility, parking, access (including curb cuts and highway access), construction, recreational and other easements and permits required or, in Agent’s judgment, necessary for the construction and use of the Premises have been granted or issued.

(g) Title Insurance Policy. A marked title commitment pursuant to which the title company commits to issue an ALTA Loan Policy 1992 issued on the date of recordation of the Mortgage and co-insured by the Title Insurance Company and Stewart Title Guaranty Company to Agent in the full amount of the Loan, insuring the Mortgage to be a valid first, prior and paramount lien upon the fee title to the Premises subject only to the Permitted Encumbrances and containing such endorsements as required by Agent.

(h) Survey. A plat of survey of the Premises made by a land surveyor licensed in the State of Florida, which survey must be satisfactory to Agent and Agent’s counsel.

(i) Searches. A report from the appropriate filing officers of the state and county in which the Premises is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Encumbrances and liens and security interests in favor of Agent) are of record or on file encumbering any portion of the Premises, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Obligor and there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Guarantor that would have a material and adverse impact on the financial condition of Guarantor.

(j) Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Premises.

(k) Organizational Documents. If Obligor is a partnership (and if any general partner of Obligor is a partnership), a copy of the partnership agreement creating Obligor (and such general partner) certified by a general partner of such partnership as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a notarized incumbency certificate showing specimen signatures for all partners of Obligor executing any Loan Documents. In addition, if Obligor is a limited partnership (or if any general partner of Obligor is a limited partnership), a certified copy of the certificate of limited partnership (and amendments thereto) of such partnership. If Obligor is a corporation (or if any general partner of Obligor is a corporation), a current Certificate of Good Standing for Obligor (or that partner) from the state of incorporation and from the State, a certified copy of the Articles of Incorporation and By-Laws, including all amendments thereto, for Obligor (or that partner) and a notarized incumbency certificate showing specimen signatures for all officers of Obligor (or that partner) executing any Loan Documents, and certified copies of director and shareholder resolutions authorizing execution and delivery of the Loan Documents. If Obligor is a limited liability company (or if any manager or general partner of Obligor is a limited liability company), a copy of the operating agreement creating Obligor (or such manager or partner), certified by the manager or the controlling member of such entity as being a true and correct copy and as otherwise unmodified and in full force and effect, together with a current Certificate of Good Standing for Obligor (and its manager or general partner) from the state of incorporation and the State, a certified copy of the Articles of Organization, including all amendments thereto, for Obligor (and its manager or general partner), a certificate from the manager or controlling member providing that no certificate of dissolution has been filed, a notarized incumbency certificate showing specimen signatures for all of the members of Obligor (and its manager or general partner) executing any Loan Documents and, if necessary, certified copies of resolutions from the members authorizing execution and delivery of the Loan Documents. Obligor shall also provide the appropriate Organizational Documents for each Guarantor that is not an individual, together with proper authorizing resolutions, if applicable.

(l) Organizational Chart. A organizational chart showing all beneficial ownership interests in Obligor and the Controlling beneficial equity holder of Guarantor, certified by Obligor as being true and correct.

(m) Obligor’s Attorney’s Opinion. An opinion of Obligor’s counsel addressing such issues as Agent may reasonably request.

(n) Estoppels. Agent shall have received estoppel letters from the Condominium, in form, scope and substance satisfactory to Agent.

(o) Management Agreement. Agent shall have received a subordination, non-disturbance and attornment agreement and a consent from the Property Manager, in form, scope and substance satisfactory to Agent.

(p) Operating Agreement Estoppels. Agent shall have received an executed estoppel letter from each party to an Operating Agreement, which shall be in form and substance satisfactory to Agent.

ARTICLE VII

ACCOUNTS AND RESERVES

Section 7.1 Establishment and Maintenance of Cash Management Deposit Account.

(a) On or prior to the Closing Date, Obligor shall establish with Agent, or if Agent is not a depository institution or if Agent shall otherwise elect, with one or more depository institutions selected by Agent, a separate deposit account (the “Deposit Account”) which has been established as a deposit account and a separate holding account (the “Holding Account”) which has been established as a securities account. Both the Deposit Account and the Holding Account shall be in the name of and under the sole dominion and control of Agent, subject only to Agent’s obligations hereunder to advance funds therefrom in accordance with this Agreement and the other Loan Documents, and Obligor shall have no authority or power to make withdrawals from either the Deposit Account or the Holding Account. Funds in either the Deposit Account or the Holding Account shall not be commingled with any other monies. Pursuant to the Deposit Account Agreement, Depositary Bank on a daily basis shall transfer all collected and available funds as determined by Depositary Bank’s then current funds availability schedule received in the Deposit Account to the Holding Account. In recognition of Lenders’ security interest in the funds deposited into the Deposit Account and the Holding Account, Obligor shall identify both the Deposit Account and the Holding Account with the name of Agent, as secured party. The Deposit Account shall be named as follows: “DTRS Intercontinental Miami, LLC - Deposit Account”. The Holding Account shall be named as follows: “DTRS Intercontinental Miami, LLC - Holding Account”. Without limiting the foregoing, all deposits into either the Deposit Account or the Holding Account shall be applied and disbursed in accordance with the terms and provisions of Section 7.14 hereof and the Deposit Account Agreement.

(b) On or prior to the date the Interest Rate Agreement is effective, Obligor shall notify the Counterparty to make all payments due to Obligor under the Interest Rate Agreement (and Obligor shall similarly notify the Counterparty under any replacement Interest Rate Agreement) payable directly to the Deposit Account (the form of such notice shall be subject to the approval of Agent and, shall be irrevocable without the consent of Agent until the Debt has been paid in full), and if the Deposit Account is changed, a comparable notice shall be sent to the Counterparty. If, notwithstanding the provisions of this Section 7.1(b), Obligor receives any sums due under the Interest Rate Agreement (or any replacement Interest Rate Agreement) then Obligor (x) shall be deemed to hold such amounts in trust for Lenders and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof.

(c) On or prior to the date hereof, (x) Obligor shall notify the Property Manager to make all payments due to Obligor under the Property Management Agreement and/or Operating Lease or otherwise payable (including any “key” or similar funds paid by

Property Manager or any Affiliate thereof) to Obligor directly into the Deposit Account (the form of such notice shall be subject to the approval of Agent and, shall be irrevocable without the consent of Agent until the Debt has been paid in full). If the Deposit Account is changed, a comparable notice shall be sent to Property Manager. If, notwithstanding the provisions of this Section 7.1(c), Obligor receives any sums due under the Property Management Agreement, Operating Lease or other amount (including any “key” or similar funds paid by the Property Manager or any Affiliate thereof to Obligor) then Obligor (x) shall be deemed to hold such amounts in trust for Lenders and (y) shall deposit any such sums in the Deposit Account within one Business Day of receipt thereof.

(d) Any other provisions of this Article VII notwithstanding, amounts deposited into any Reserve Account shall be funded from amounts distributed by the Property Manager to Obligor after giving effect to the provisions of the Property Management Agreement.

Section 7.2 Reserve Accounts.

(a) Establishment and Maintenance of Reserve Accounts. At the respective times set forth below in this Section 7.2(a), Obligor shall establish with Agent, or if Agent is not a depository institution or if Agent shall otherwise elect, a depository institution designated by Agent, the following subaccounts of the Holding Account which shall be maintained on a ledger entry basis:

(i) Intentionally deleted;

(ii) subsequent to the Closing Date, an account (the “Deficiency Reserve Account”), which shall be maintained in accordance with Section 7.9 hereof;

(iii) on or before the Closing Date, an account (the “Incentive Management Fee Reserve Account”), which shall be maintained in accordance with Section 7.10 hereof;

(iv) on or before the date hereof, an account (the “Current Debt Service Reserve Account”), which shall be maintained in accordance with Section 7.11 hereof;

(v) on or before the date hereof, an account (the “FF&E Reserve Account”), which shall be maintained in accordance with Section 7.12 hereof;

(vi) on or before the date hereof, an account (the “Low Debt Service Reserve Account”), to be held by or for the benefit of Lenders as additional collateral for Obligor’s obligations hereunder, which shall be maintained in accordance with Section 7.7 hereof; and

In addition, Obligor shall establish the Tax and Insurance Escrow Account as provided in Section 7.13 below.

Each of the Deposit Account, the Holding Account, the Low Debt Service Reserve Account, the FF&E Reserve Account, the Deficiency Reserve Account, the Incentive Management Fee Reserve Account, the Current Debt Service Reserve Account, and the Tax and Insurance Escrow

Account (except for the Deposit Account, each, a “Reserve Account” and collectively, the “Reserve Accounts”) shall be in the name of and under the sole dominion and control of Agent, subject only to Agent’s obligations hereunder to advance or otherwise disburse or apply funds therefrom in accordance with this Agreement, and Obligor shall not have the authority or power to make withdrawals from the Reserve Accounts. The amount required in each Reserve Account as of the Closing Date may, at Agent’s election, be deposited on Obligor’s behalf by Agent funding said amount out of the Loan proceeds. Funds in each Reserve Account shall not be commingled with any other monies. Obligor shall pay the costs of establishing and maintaining any Reserve Account, shall pay the costs to maintain and shall maintain all Reserve Accounts throughout the term of the Loan.

Section 7.3 Intentionally Omitted.

Section 7.4 Intentionally Omitted.

Section 7.5 Release of Reserve Accounts upon Repayment. Notwithstanding anything to the contrary contained herein:

(a) Agent shall pay to Obligor, on the date that the Debt shall be paid in full by Obligor all amounts remaining in the Holding Account, the Reserve Accounts and the Deposit Account (or at the option, and written direction, of the Obligor, Agent shall apply such amounts to the full payment of the Debt on such date).

(b) In the event of any prepayment of the Loan by Obligor that is permitted or required under this Agreement, Agent shall, provided no Event of Default has occurred and is continuing, disburse to Obligor funds from the Current Debt Service Reserve Account (or, at the option and written direction of Obligor, Agent shall apply such amounts to such Prepayment and provide Obligor a credit against any amounts due in connection with such Prepayment), representing the same proportion of the total amount deposited in such accounts immediately prior to such disbursement as the amount of the Loan prepaid by Obligor bears to the total Debt outstanding immediately prior to such Prepayment.

Section 7.6 Obligations Unaffected. The insufficiency of any balance in any Reserve Account shall not relieve any Obligor from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.7 Establishment and Maintenance of Low Debt Service Reserve Account. Each Calendar Quarter Agent will determine whether a Low DSCR Period has occurred and is continuing (it being hereby agreed that (i) all determinations as to whether a Low DSCR Period has occurred and is continuing shall be made by Agent based on the financial information delivered by Obligor and (ii) a Low DSCR Period may occur more than once). Pursuant to and in accordance with the provisions of Section 7.14, during a Low DSCR Period, monies shall be transferred from the Holding Account into the Low Debt Service Reserve Account, established by Agent, and retained by Agent as additional security for the Debt and shall be applied or disbursed as hereinafter provided. If a Low DSCR Period shall continue for two consecutive Calendar Quarters, Agent shall have the right to apply any amounts then remaining in the Low Debt Service Reserve Account to repay the Debt on any Payment Date or any other amounts due hereunder or under the other Loan Documents without any penalty in such order, manner and amount as Agent shall determine in its sole discretion. At any time during the continuation of an Event of Default, Agent shall have the right to apply any amounts then remaining in the Low Debt Service Reserve Account to repay the Debt or any other amounts due hereunder or under the other Loan Documents in such order, manner and amount as Agent shall determine in its sole discretion. Provided no Event of Default shall have occurred and be continuing, Agent shall instruct the Depositary Bank to release to Obligor any amounts remaining in the Low Debt Service Reserve Account promptly after Obligor provides Agent with evidence satisfactory to Agent indicating that a Debt Service Achievement Event has occurred.

Section 7.8 Funding of Certain Reserve Accounts. Notwithstanding anything to the contrary contained herein, to the extent funds deposited in any Reserve Account have not been utilized during any Fiscal Year, such funds shall not be released to Obligor and shall continue to remain in such Reserve Account, provided that, other than with respect to the FF&E Reserve Accounts, such remaining funds held in such Reserve Accounts shall be credited against future amounts required to be deposited into such Reserve Accounts pursuant to the terms hereof.

Section 7.9 Deficiency Reserve Account. If at any time Property Manager makes any payment on behalf of Obligor pursuant to the Property Management Agreement (any such payment, a “Deficiency Payment”) on account of any working capital advance, shortfall or deficiency at the Property, then, by no later than the Payment Date immediately following such payment or payments, and by no later than each Payment Date thereafter to the extent necessary, Obligor shall be required to make cash deposits into the Deficiency Reserve Account until such time as the aggregate amount on deposit in the Deficiency Reserve Account shall equal the sum of all such payments. Provided no Default shall have occurred and be continuing, Agent shall disburse to Obligor from the Deficiency Reserve Account an amount equal to the sum of any amounts required to be paid or reimbursed and actually paid or reimbursed by Obligor to the Property Manager under the Property Management Agreement.

Section 7.10 Incentive Management Fee Reserve Account.

(a) By no later than each Payment Date, Obligor shall deposit or monies shall be transferred in accordance with Section 7.14 hereof from the Holding Account into the Incentive Management Fee Reserve Account in an amount equal to the Monthly Incentive Fee Reserve Amount. Funds in the Incentive Management Fee Reserve Account shall not be commingled with any other monies.

(b) Upon the request of Obligor, Agent will, within five (5) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this Section, cause disbursements to Obligor from the Incentive Management Fee Reserve Account to pay or to reimburse Obligor for actual costs incurred in connection with Incentive Fees at the Property (to the extent such Incentive Fees are required under the Property Management Agreement), provided that (A) Agent has either received evidence of payment of Incentive Fees or received invoices evidencing that the Incentive Fees for which such disbursements are requested are due and payable, are in respect of Incentive Fees at the Property, and have not been previously paid; (B) any amounts previously disbursed pursuant to this paragraph have been properly applied; and (C) Agent has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) and (B) have been satisfied and that the copies of invoices (to the extent required above) attached to such Officer’s Certificate are true, complete and correct.

Section 7.11 Current Debt Service Reserve Account. By no later than each Payment Date, Obligor shall deposit or monies shall be transferred in accordance with Section 7.14 hereof from the Holding Account into the Current Debt Service Reserve Account in an amount equal to the sum of: (i) the amount necessary to pay the Administrative Fee and any fees and expenses which will be due and payable as of such Payment Date to any servicer or special servicer, including without limitation, any servicing fees and special servicing fees and any servicer advances, work-out fees and reasonable attorneys fees and disbursements in connection with a prepayment, release of the Property, assumption or modification of the Loan, special servicing or work-out of the Loan or enforcement of the Loan Documents (“Third Party Securitization Amount”); plus (ii) following any Securitization, the amount necessary to pay any costs which will be due and payable as of such Payment Date and which were incurred in connection with the ongoing rating surveillance being provided by the Rating Agencies in connection with such Securitization (“Rating Agency Securitization Amount”); plus (iii) (a) the amount of all scheduled or past due Debt Service as of such Payment Date, (b) all amounts paid on account of any prepayment of the Loan, including, without limitation, all prepayment fees, if any made by Obligor pursuant to Section 2.3 hereof and (c) all Proceeds required to be paid to the Agent pursuant to Sections 4.12 or 4.13 hereof (other than Proceeds to be applied to the restoration or repair of the Property) as of such Payment Date (collectively, the “Debt Service Amount”); plus (iv) the amount of all interest, costs, expenses, Administrative Fees, fees and other amounts which will be due and payable under the Loan Documents as of such Payment Date, other than Debt Service Amounts (“Lender Cost and Expense Amount”). On each Payment Date, funds on deposit in the Current Debt Service Reserve Account shall be applied by Agent to pay the items set forth in preceding clauses (i) through (iv).

Section 7.12 Disbursements from the FF&E Reserve Account.

(a) By no later than each Payment Date, Obligor shall deposit or monies shall be transferred in accordance with Section 7.14 hereof from the Holding Account into the FF&E Reserve Account in an amount equal to the Monthly FF&E Reserve Amount. Funds in the FF&E Reserve Account shall not be commingled with any other monies.

(b) Upon the request of Obligor, Agent will, within five (5) Business Days after the receipt of such request and the satisfaction of the other conditions set forth in this clause (b), cause disbursements to Obligor from the FF&E Reserve Account to pay or to reimburse Obligor for actual costs incurred in connection with capital expenditures relating to FF&E at the Property (to the extent such expenditures are not prohibited hereunder and under the Property Management Agreement), provided that (A) Agent has received invoices evidencing that the costs for which such disbursements are requested are due and payable and are in respect of capital expenditures relating to FF&E at the Property, (B) Obligor has applied any amounts previously received by it in accordance with this Section 7.12 for the expenses to which specific draws made hereunder relate (or reimbursement for such expenses) and received any Lien waivers or other releases which would customarily be obtained with respect to the work in question, (C) the Property Manager has theretofore disbursed for capital expenditures relating to FF&E at the Property all amounts it reserved (or otherwise withheld from disbursement to Obligor) for such purpose pursuant to the Property Management Agreement and (D) Agent has received an Officer’s Certificate confirming that the conditions in the foregoing clauses (A) through (C) have been satisfied and that the copies of invoices and evidence of Lien waivers (to the extent required above) attached to such Officer’s Certificate are true, complete and correct.

Section 7.13 Tax and Insurance Escrow Account and Tax and Insurance Sub-Account.

(a) Establishment. On the Closing Date, Obligor shall establish and maintain with Agent, or if Agent is not a depository institution or if Agent shall otherwise elect, with one or more depository institutions selected by Agent, a separate account (the “Tax and Insurance Escrow Account”) and, by no later than each Payment Date, Obligor shall deposit or monies shall be transferred in accordance with Section 7.14 hereof from the Holding Account into the Tax and Insurance Escrow Account:

(i) one-twelfth (1/12) of the Taxes that are payable by Obligor (except to the extent that such amounts are paid, reserved or set aside for such purpose by the Property Manager) (plus any deficiency in any amounts required to be deposited into a tax and insurance premiums reserve account each month by the Property Manager pursuant to the Property Management Agreement) that Agent reasonably estimates will be payable during the twelve (12) months next ensuing after such Payment Date in order to accumulate with Agent sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective past due dates,

(ii) at any time when the insurance required to be maintained pursuant to this Agreement is not provided under a blanket policy in accordance with Section 4.10 hereof and the premiums in respect of such Blanket Policy are not paid or caused to be paid at least 3 months before such premiums become due and payable, one-twelfth (1/12) of the Insurance Premiums that are paid by Obligor (except to the extent that such amounts are paid, reserved or set aside for such purpose by the Property Manager) pursuant to the Property Management Agreement (plus any deficiency in any amounts required to be deposited into a tax and insurance premiums reserve account each month by the Property Manager pursuant to the Property Management Agreement) that Agent estimates will be payable for the renewal of the coverage afforded by the Insurance Policies upon the expiration thereof in order to accumulate with Agent sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Insurance Policies; and

(iii) one-twelfth (1/12) of the amount of any Assessments (as defined in the Condominium Declaration), Special Assessments (as defined in the Condominium Declaration), common area maintenance expenses, common association dues and similar charges assessed or imposed by the Condominium Board or the Association that are payable by Obligor (except to the extent that such amounts are paid, reserved or set aside for such purpose by the Property Manager) (plus any deficiency in any amounts required to be deposited into a reserve account for the same each month by the Property Manager pursuant to the Property Management Agreement) that Agent reasonably estimates will be payable during the twelve (12) months next ensuing after such Payment Date in order to accumulate with Agent sufficient funds to pay all such assessments, expenses, dues and similar charges at least thirty (30) days prior to their respective past due dates.

(b) Funding. The Tax and Insurance Escrow Account shall be in the name of and under the sole dominion and control of Agent, subject only to Agent’s obligations hereunder to advance funds therefrom in accordance with this Agreement, and Obligor shall not have the authority or power to make withdrawals from the Tax and Insurance Escrow Account. Funds in the Tax and Insurance Escrow Account shall not be commingled with any other monies. Obligor shall pay the costs of establishing and maintaining the Tax and Insurance Escrow Account. On the Closing Date, Obligor shall deposit to the Tax and Insurance Escrow Account an amount (the “Initial Tax and Insurance Escrow Amount”) equal to (i) the product of the next installment of Taxes that are payable by Obligor (to the extent not otherwise reserved or set aside by the Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such Taxes elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period, and (ii) the product of the next installment of Insurance Premiums that are payable by Obligor (to the extent not otherwise reserved or set aside by the Property Manager) times a fraction, the numerator of which is the number of months in the installment period for such premiums elapsed as of the Closing Date (rounded up to the nearest integer) and the denominator of which is the number of months in such installment period; provided that if Obligor has a blanket policy that covers properties in addition to the Property, Agent shall have the right to increase the amount required to be deposited into the Tax and Insurance Escrow Account in an amount sufficient to purchase a non-blanket Policy in accordance with the terms of Section 4.10 hereof.

(c) Application Generally. To the extent required to be paid by Obligor, Agent will apply amounts in the Tax and Insurance Escrow Account either: (x) to pay Taxes and Insurance Premiums required to be paid by Obligor hereunder (and so long as the Tax and Insurance Escrow Account shall have a balance at least equal to the then-payable Taxes and Insurance Premiums, Obligor shall not be in default hereunder if Agent shall have not so applied such balance to the payment of such Taxes and Insurance Premiums, unless Agent shall have not so applied such balance at the request of Obligor) or (y) to reimburse Obligor for such amounts upon presentation of evidence of payment and an Officer’s Certificate in form and substance satisfactory to Agent, subject, however, to Obligor’s right to contest Taxes in accordance with the terms hereof. In making any payment from or to the Tax and Insurance Escrow Account, Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount in the Tax and Insurance Escrow Account shall exceed the amounts due for Taxes and Insurance Premiums, Agent shall, at its option, return any excess to Obligor or credit such excess against future payments to be made to the Tax and Insurance Escrow Account. Provided no Event of Default has occurred and is continuing, Obligor shall have the right to have Agent apply amounts deposited in the Tax and Insurance Escrow Account on account of Taxes toward the payment of such Taxes prior to their delinquent dates for the purpose of achieving a discount on such Taxes. If at any time Agent determines that the amount in the Tax and Insurance Escrow Account is not or will not be sufficient to pay the items set forth above in this Section 7.13, Agent shall notify Obligor of such determination and the amounts transferred pursuant to Section 7.13(a)(i) and (ii)

(or, if such amounts available to be transferred are not sufficient for such purposes, the amounts required to be funded by Obligor) shall increase by the amount that Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or expiration of the Insurance Policies, as the case may be.

(d) Tax and Insurance Sub-Account. On the Closing Date, Obligor shall establish and maintain with Agent, or, if Agent is not a depository institution or if Agent shall otherwise elect, with one or more depository institutions selected by Agent, a separate sub-account of the Tax and Insurance Escrow Account (the “Tax and Insurance Sub-Account”). On the Closing Date, Obligor shall deposit into the Tax and Insurance Sub-Account an amount equal to $0 (the “Initial Tax and Insurance Sub-Account Amount”).

(e) Required Deposits to Tax and Insurance Sub-Account. The parties hereby agree that, if, at any time, the aggregate Taxes and (at any time when insurance required hereunder is not provided under a blanket policy) Insurance Premiums estimated by Agent to be payable by or on behalf of Obligor in respect of the Property during the ensuing twelve months increases over such aggregate as of the Closing Date, then, in the event of such an increase, by no later than the first Payment Date following such an increase, Obligor shall deposit, or monies shall be transferred in accordance with Section 7.14 hereof from the Holding Account, into the Tax and Insurance Sub-Account, in an amount equal to the Tax and Insurance Incremental Amount at such time. The “Tax and Insurance Incremental Amount” at any time means the positive excess (if any) of (i) an amount equal to one-twelfth of the aggregate Taxes and (at any time when insurance required hereunder is not provided under a blanket policy) Insurance Premiums estimated by Agent to be payable by or on behalf of Obligor in respect of the Property during the ensuing twelve months, over (ii) the amount then on deposit in the Tax and Insurance Sub-Account.

Section 7.14 Disbursements from the Deposit Account and the Holding Account; Obligor’s Obligation to Fund Deposit Account.

(a) Disbursements. On each Business Day the Depositary Bank shall transfer all collected and available funds in the Deposit Account to the Holding Account and on each Business Day (or as otherwise provided for in the Deposit Account Agreement), provided no Event of Default has occurred and is continuing, and subject to Section 7.15 hereof, Agent shall transfer from the Holding Account (or authorize such transfer) in accordance with the terms of the Deposit Account Agreement, to the extent available therein, the following payments in accordance with the following priorities:

(i) First, to the Tax and Insurance Escrow Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the Tax and Insurance Escrow Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.13 hereof (other than Section 7.13(e)) have been so deposited;

(ii) Second, to the Tax and Insurance Sub-Account, payment of all amounts in the Holding Account until the Tax and Insurance Incremental Amount, if any, required to be deposited in the Tax and Insurance Sub-Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.13(e) hereof have been so deposited;

(iii) Third, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Third Party Securitization Amount and the Rating Agency Securitization Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.11 hereof have been so deposited;

(iv) Fourth, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Debt Service Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.11 hereof has been so deposited;

(v) Fifth, after the occurrence of a Deficiency Payment, payment of all amounts in the Holding Account until the amounts required to be deposited in the Deficiency Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.9 hereof have been so deposited;

(vi) Sixth, to the Current Debt Service Reserve Account, payment of all amounts in the Holding Account until the Lender Cost and Expense Amount required to be deposited in the Current Debt Service Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.11 hereof has been so deposited;

(vii) Seventh, to the FF&E Reserve Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the FF&E Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.12 hereof have been so deposited;

(viii) Eighth, to the Incentive Management Fee Reserve Account, payment of all amounts in the Holding Account until the amounts required to be deposited in the Incentive Management Fee Reserve Account by the next Payment Date (or if such Business Day is a Payment Date, by such Payment Date) pursuant to Section 7.10 hereof have been so deposited;

(ix) Ninth, if a Low DSCR Period then exists, to Obligor or any Affiliate of Obligor (as Obligor shall direct) free from any Lien or claim of Lender under the Loan Documents, payment of all amounts in the Holding Account up to the amount necessary to pay or reimburse Obligor or an Affiliate of Obligor all Operating Expenses (but, for this purpose, FF&E expenditures included in Operating Expense shall equal the lesser of such expenditures actually incurred by or on behalf of Obligor or four percent (4%) of Adjusted Operating Income) incurred by or on behalf of Obligor (or by the Property Manager pursuant to the Property Management Agreement) to the extent such amounts are incurred in accordance with the Annual Budget described under Section 4.24 or are otherwise reasonably determined by Agent to be for the benefit of the operation of the Property (to the extent Obligor was not previously reimbursed for the same pursuant to this clause (a)(ix) and to the extent the same were not paid by the

Property Manager pursuant to the Property Management Agreement); provided that Obligor shall have delivered to Agent an Officer’s Certificate, dated no less than five (5) days prior to the applicable Business Day, that there is not then outstanding any amount claimed by any creditor to be due and owing from Obligor with respect to Operating Expenses which amount has been outstanding for more than sixty (60) days (except for claims Obligor is in good faith contesting and in respect of which Obligor has escrowed 125% of the amount thereof with Agent), and (if such amounts are not in reimbursement of Operating Expenses already paid) that the amounts disbursed to Obligor pursuant to this clause (a)(ix) shall be used by Obligor solely to pay the applicable Operating Expenses (the receipt by Obligor of such funds pursuant to this clause (a)(ix) shall constitute a representation and covenant by Obligor that the foregoing provisions of this clause (a)(ix) are accurate);

(x) Tenth, if a Low DSCR Period then exists, to Obligor or any Affiliate of Obligor (as Obligor shall direct) free from any Lien or other claim of Lender under the Loan Documents, payment of all amounts in the Holding Account up to the amount necessary to pay all Capital Expenditures incurred by or on behalf of Obligor in accordance with the Property Management Agreement and the Annual Budget described under Section 4.24 (to the extent Obligor was not previously reimbursed for the same pursuant to this clause (a)(x) and to the extent the same were not paid by the Property Manager pursuant to the Property Management Agreement);

(xi) Eleventh, if a Low DSCR Period then exists, to the Low Debt Service Reserve Account, a sum equal to all available cash flow remaining on deposit in the Holding Account after giving effect to the foregoing payments set forth above in items 7.14(a)(i) through (x); and

(xii) Twelfth, if no Event of Default is then continuing, and subject to paragraph (b) immediately below, to such accounts of Obligor or an Affiliate of Obligor as Obligor may direct, all amounts remaining in the Holding Account, free from any Lien or other claim of Lender under the Loan Documents.

Section 7.15 Obligation to Fund; Deemed Payment. In the event that on any Payment Date the amount in the Holding Account shall be insufficient to make all of the transfers described in Sections 7.14(a)(i) through and including (viii) as applicable, Obligor shall deposit into the Deposit Account on such Payment Date the amount of such deficiency (without the need for any notice or demand from Agent (but subject to the terms of the Deposit Account Agreement)), and if Obligor shall fail to make such deposit, the same shall be an Event of Default and, in addition to all other rights and remedies provided for hereunder, Agent may disburse and apply the amounts in the Holding Account in such order as Agent may determine. If on any Payment Date the amount in the Holding Account shall be sufficient to make all of the transfers described in Sections 7.14(a)(i) through and including (viii) as applicable, Obligor shall be deemed to have paid the Monthly Debt Service Payment Amount unless Agent is legally constrained from transferring such amount as aforesaid by reason of any insolvency related to any Obligor or any other event.

Section 7.16 No Release if Event of Default Exists. Notwithstanding the terms hereof, in no event shall Agent have any obligation to disburse funds from the Deposit Account, the Holding Account or any other Reserve Account for so long as an Event of Default shall have occurred and be continuing.

Section 7.17 Grant of Security Interest; Rights upon Default.

(a) Obligor hereby pledges, assigns and grants a security interest to Lenders, as security for payment of all sums due in respect of the Loan and the performance of all other terms, conditions and covenants of this Agreement and any other Loan Document on Obligor’s part to be paid and performed, in all of Obligor’s right, title and interest in and to the Deposit Account, the Holding Account and each Reserve Account (including, without limitation, the Tax and Insurance Escrow Account), together with the deposits therein, including all interest earned thereon and all investments held therein. Obligor shall not, without obtaining the prior written consent of Agent, further pledge, assign or grant any security interest in the Deposit Account, the Holding Account or any Reserve Account (including, without limitation, the Tax and Insurance Escrow Account), or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements or any other notice or instrument as may be required under the UCC, as appropriate, except those naming Lenders as the secured party, to be filed with respect thereto.

(b) Upon the occurrence and continuation of an Event of Default, Agent may apply amounts in the Deposit Account, the Holding Account and any Reserve Account (including the Tax and Insurance Escrow Account) (or any portion thereof) for any of the following purposes relating to the Loan or Obligor’s obligations hereunder or under any other Loan Document, and in any order, as Agent shall elect in its sole discretion: (i) Taxes and Other Charges; (ii) Insurance Premiums; (iii) interest on the unpaid principal balance of the Note; (iv) amortization of the unpaid principal balance of the Note; (v) completion of all work required to be performed hereunder; (vi) reimbursement of Agent and Lenders for all losses and expenses (including reasonable legal fees and disbursements) suffered or incurred by Agent or any Lender as a result of such Event of Default; (vii) the cost of any necessary or reasonable repair or replacement to the Property; (viii) payment of any amount expended in exercising rights and remedies available to Agent or any Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (ix) Operating Expenses of the Property and all other expenses in connection with the ownership or operation of the Property, including costs (including labor) of providing services including rooms, food and beverage, telecommunications, garage and parking and other operating departments, as well as rental expenses, utilities costs, administrative and general costs, repairs and maintenance costs, franchise fees, management fees and other costs and expenses relating to the Property; (x) Administrative Fees and any other costs, expenses, fees and other similar amounts which will be due and payable under the Loan Documents; and (xi) any other any other portion of the Debt.

Section 7.18 Lender Not Responsible. Nothing in this Article VII or elsewhere in the Loan Documents shall make Agent or Lender responsible for making or completing any work in respect of the Property, or obligate Agent or Lender to demand from any Obligor additional sums to make or complete any work.

Section 7.19 Inspections; Undertaking of Work.

(a) Subject to the Property Management Agreement, Obligor shall permit Agent and Agent’s agents and representatives (including any servicer or special servicer in connection with a Securitization or Agent’s engineer, architect or inspector) to enter onto the Property during normal business hours after reasonable notice (subject to the rights of Tenants under the Leases other than the Operating Lease) to inspect the progress of any work being performed by or on behalf of Obligor, including any Alterations, and all materials being used in connection therewith, to examine all plans and shop drawings relating thereto and, upon the occurrence and during the continuance of an Event of Default, to undertake and complete any work required to be undertaken in accordance with the terms hereof. Obligor shall cause all contractors and subcontractors to cooperate with Agent or Agent’s representatives or such other persons described above in connection with inspections described in this Section 7.19 or the undertaking or completion of work pursuant to this Section 7.19.

(b) Subject to the Property Management Agreement, Agent may inspect the Property in connection with any work undertaken by or on behalf of Obligor at the Property (subject to the limitations set forth in Section 7.19(a) above) prior to disbursing funds, from any Reserve Account or otherwise, for such work. Agent, at Obligor’s expense, may require that such inspection be conducted by an appropriate independent qualified professional selected by Agent and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Agent prior to the disbursement of any amounts therefor. Obligor shall pay a reasonable inspection fee for each inspection conducted by a third party.

(c) Obligor shall collaterally assign to Lenders, as additional security for the Loan, to the extent permitted, all rights and claims Obligor may have against all Persons supplying labor or materials in connection with any Alterations; provided, however, Lenders may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.20 Bankruptcy. Obligor and Lenders hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against any Obligor under the Bankruptcy Code, the Reserve Accounts and the Adjusted Operating Income (whether then already in the Reserve Account, or then due or becoming due thereafter) shall be deemed not to be property of Obligor’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Reserve Accounts and the Adjusted Operating Income by Obligor and Lenders, the Reserve Accounts and/or the Adjusted Operating Income do constitute property of such Obligor’s bankruptcy estate, then Obligor and Lenders hereby further acknowledge and agree that all such Adjusted Operating Income, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lenders. Obligor acknowledges that Lenders do not consent to Obligor’s use of such cash collateral and that, in the event Lenders elect (in their sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lenders. Except as provided in the immediately preceding sentence, Obligor shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Obligor shall have received a court order authorizing the use of the same, and (ii) Obligor shall have provided such adequate protection to Lenders as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

Section 7.21 Certain Disbursements to Obligor or Affiliates. Whenever under this Article VII provision is made to disburse funds to Obligor as reimbursement for costs or expenses paid by Obligor or an Affiliate, such disbursements shall be made to Obligor (or to an Affiliate of Obligor as Obligor may direct in writing) and such disbursements shall be made free from any Lien or other claim of Lender under the Loan Documents.

ARTICLE VIII

EVENTS OF DEFAULT

An “Event of Default” (herein so called) shall exist if any one or more of the following events shall occur:

(a) the failure of Obligor to pay when due the principal of or accrued, unpaid interest on the Loan on the Maturity Date;

(b) the failure of Obligor (i) to pay when due any Interest on the Note or Additional Interest on or before the due date therefor and such default continues for three (3) Business Days after the date when due, (ii) to pay when due any installment of principal of the Loan (other than any installment of principal of the Loan due on the Maturity Date) and such default continues for three (3) Business Days after the date when due, (iii) to pay within three (3) Business Days after same is due any payment on account of the Administration Fee, (iv) to make any required deposit into any Account when due in accordance with Article VII hereof, and such default continues for three (3) Business Days after the date on which such deposit was due, (v) to pay when due any sums payable pursuant to Section 4.11 hereof and such default continues for three (3) Business Days after the due date thereof, and (vi) to pay when due any other Obligations on or before the due date therefore, and such failure continues for ten (10) Business Days after written notice from Agent of the non-payment thereof (unless a longer cure period is expressly provided with respect to such other Obligation);

(c) the failure of Obligor to punctually and properly perform any covenant, agreement, obligation, or condition contained herein or in any other Loan Document on the part of Obligor to be performed (except for performance of any of the Obligations specifically addressed by any other clause of this Article VIII, as to which such other clause shall control) and the continuance of such failure for a period of thirty (30) days following the earlier of Obligor’s knowledge thereof or notice thereof from Agent, or if such failure is not reasonably susceptible of cure within said thirty (30) days, then for such longer period provided the cure thereof commences within said thirty (30)-day period and thereafter Obligor diligently pursues same, provided, however, that Obligor shall have no more than ninety (90) additional days after commencing the cure to remedy such default;

(d) any warranty, representation or other statement made by or on behalf of Obligor, any Guarantor or any other Person in or pursuant to this Loan Agreement or any other Loan Document or any document, instrument or certificate heretofore or hereafter executed or delivered in connection herewith or therewith shall prove to have been false, incorrect or misleading in any material respect when made or deemed to have been made;

(e) any “Event of Default” or default beyond any applicable notice and/or cure period, shall occur, and shall continue beyond the applicable grace period, if any, provided for therein, under any of the Loan Documents (other than this Loan Agreement, such a default being the subject of other provisions of this Article VIII), including a default by any Guarantor beyond any applicable notice and/or cure period, in the performance of any of its obligations under the Loan Documents to which any Guarantor is a party;

(f) Obligor, Guarantor or any member of Obligor or managing member of Guarantor shall become the subject, voluntarily or involuntarily, of, suffer to be entered or permit to be entered, a decree or order of a court or agency or supervisory authority having jurisdiction determining Obligor, Guarantor or such member of Obligor or Guarantor, as the case may be, to be insolvent or providing for the appointment of a conservator, receiver, liquidator, custodian, trustee or any similar Person appointed in connection with any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy, reorganization or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, provided, however, no Event of Default shall exist if, within ninety (90) days after such proceedings are instituted against such Person, if so instituted without such Person’s consent, such proceedings shall be dismissed;

(g) Obligor, Guarantor, or any member of Obligor or managing member of Guarantor shall (i) consent to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) file a petition, or otherwise institute, or consent to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) make an assignment for the benefit of its creditors or (v) suspend payment of its obligations;

(h) there shall have been rendered against Obligor a final non-appealable judgment(s) for the payment of money in excess of $500,000 in the aggregate or any Guarantor a final non-appealable judgment(s) for the payment of money in excess of $5,000,000 (to the extent not fully covered by a solvent third party insurance company (less any applicable deductible) and as to which the insurer has not disputed in writing its responsibility to cover such judgment, order, decree or arbitration award), and any such final non-appealable judgment(s) shall have continued unsatisfied and without a stay of execution thereon for a period of sixty (60) days after the entry of such judgment(s), or such judgment(s) shall have continued unsatisfied for a period of sixty (60) days after the termination of any stay of execution thereon obtained within such first mentioned thirty (30) days;

(i) the liquidation, dissolution or termination of Obligor, Guarantor or any member of Obligor or managing member of Guarantor which is not a natural person;

(j) any of the Loan Documents or the Liens created (or purported to be created) pursuant thereto shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any Loan Document shall be challenged or denied by any party thereto other than Lenders or Agent;

(k) the Liens created (or purported to be created) by the Mortgage or any other Loan Documents should cease to be first priority Liens subject only to the Permitted Encumbrances;

(l) except as otherwise expressly permitted hereunder by Section 5.20 or Section 5.25 hereof, there shall be any transfer, sale, lease (other than Leases entered into in accordance with Section 4.25 hereof), trade, conveyance, exchange, mortgage, hypothecation, encumbrance, pledge, assignment or other disposition of, or entry into an installment contract without the prior consent of Agent relating to, (i) the Collateral, including the Premises, or any portion thereof, (ii) any direct or indirect ownership interest in Obligor or any direct or indirect holder of any interest in Obligor (except for a Permitted Transfer), (iii) the right to receive distributions, dividends or profits from Obligor or any direct or indirect holder of any interest in Obligor, or (iv) any portion of, or any direct or indirect interest in, any of the property, rights and interests described in the foregoing clause (i), (ii) or (iii);

(m) Obligor shall fail in the due performance and observance of any of its covenants contained in Sections 4.2, the first sentence of 4.17, Section 4.28 hereof or Sections 5.2, 5.4, 5.7, 5.8, 5.10, 5.11, 5.15, 5.19, 5.20, 5.21, 5.22, 5.23, 5.25, 5.26 or 5.27 hereof;

(n) Obligor shall fail in the due performance and observance of any of its covenants contained in Sections 4.1, 4.4, 4.5, 4.7, 4.8, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, the second sentence of Section 4.17,, Section 4.17, Sections 5.1, 5.3, 5.5, 5.6, 5.9, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, or 5.24, and such failure shall continue for ten (10) Business Days after notice thereof;

(o) Obligor shall take any action not authorized or which is prohibited pursuant to its Organizational Documents;

(p) A DSCR Default Event shall occur; or

(q) If Obligor shall be in default in any material respect under the Property Management Agreement, the Operating Lease or any Material Agreement to which it is party, subject to any applicable cure periods set forth therein or if the Property Management Agreement shall be terminated and an Acceptable Property Manager is no longer managing the Property pursuant to an Acceptable Property Management Agreement, unless contemporaneously with such termination Obligor enters into an Acceptable Property Management Agreement with an Acceptable Property Manager.

ARTICLE IX

RIGHTS AND REMEDIES OF LENDER

Section 9.1 Rights and Remedies Generally. Upon the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable law, Agent may proceed to exercise and enforce any of its rights, interests, benefits or privileges hereunder or under any of the other Loan Documents or which may be otherwise available to Agent at law or in equity. Notwithstanding anything to the contrary in the Loan Documents (and without limitation of the above), in lieu of and/or in addition to the other rights and remedies of Agent under the Loan Documents, Agent shall have all of the rights and remedies provided by the UCC which shall be applicable to and/or available in connection with Lenders’ security interests in the Collateral, including the Accounts and any of Obligor’s other deposit accounts, if any. To the extent, if any, that applicable law requires that a notice need be given or any other action on Agent’s part (which is not specified in the Loan Documents) need be taken in order for Agent to realize the full benefit of any of Agent’s and Lenders’ rights and/or remedies under the Loan Documents, and Agent does provide such notice and/or take such other action so required, then such rights and/or remedies shall not be severed or impaired as a result of the absence of an express provision in the Loan Documents specifically requiring such notice or action. Further, notwithstanding anything to the contrary in any of the Loan Documents, Agent may choose to waive or to forego the benefits of any of its particular rights and/or remedies under the Loan Documents without otherwise adversely affecting any of its other rights or remedies.

Section 9.2 Rights of Agent with Respect to the Property. At any time upon the occurrence and during the continuance of any Event of Default, to the fullest extent permitted by law, Agent shall have the right, in addition to any other rights or remedies of Agent hereunder or under the Mortgage or the other Loan Documents, but not the obligation, in its own name or in the name of Obligor, to enter into possession of all or any portion of the Property, to perform all work necessary to complete the construction, reconstruction, maintenance or renovation of or to operate, lease, market and sell all or any portion of the Property and to employ watchmen and other safeguards to protect the Collateral. Obligor hereby appoints Agent as the attorney-in-fact of Obligor (coupled with a interest), with full power of substitution, and in the name of Obligor, if Agent elects to do so, at any time upon the occurrence and during the continuance of any Event of Default, (a) to use such sums as are necessary including all or any portion of the funds in the Accounts to make such alterations, repairs, replacements and renovations to all or any portion of the Property and to employ such architects, engineers and contractors as may be required for the purpose of completing any construction, reconstruction, maintenance or renovation of all or any portion of the Property as Agent may determine or to operate the Property or any portion thereof, (b) to execute all applications and certificates which may be required for the alteration, repair or renovation of or the completion of construction, reconstruction, maintenance or renovation of all or any portion of the Property or for the operation of the Property or any portion thereof, (c) to endorse the name of Obligor on any checks or drafts representing proceeds of the Insurance Policies or condemnation awards, or other checks or instruments payable to Obligor with respect to the Property, (d) to do every act with respect to the alteration, repair or renovation of or the construction, repair, maintenance and operation of the Property or any portion thereof which Obligor otherwise may do, (e) to prosecute or defend any action or proceeding incident to the Property, (f) to enforce or exercise any of Obligor’s rights or benefits under the Leases, (g) to terminate any contract pertaining to the Property to which Obligor is party, and (h) to negotiate and execute, on behalf of Obligor, any Lease, Construction and Operating Agreement or Condominium Document, or amendment, modification, extension or supplement to any such agreements. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Agent shall have no obligation to undertake any of the foregoing actions, and if Agent should do so, it shall have no liability to

Obligor for the sufficiency or adequacy of any such actions taken by Agent, except with respect to liability arising from Agent’s gross negligence or willful misconduct. Notwithstanding the foregoing, it is expressly understood that Agent assumes no liability or responsibility for (i) performance of any duties of Obligor hereunder or under any of the Loan Documents, (ii) compliance with any applicable Legal Requirements, Condominium Requirements, Recorded Documents, any Permitted Encumbrance or any Lease, or (iii) any other matters pertaining to control over the management and affairs of Obligor, nor by any such action shall Agent or Lenders be deemed to create a partnership or joint venture with Obligor.

Section 9.3 Acceleration. At any time upon the occurrence and during the continuance of any Event of Default, Agent, may, at its option, declare the Loan and the remaining Obligations to be immediately due and payable without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration or intention to accelerate or other notice of any kind, all of which are expressly waived by Obligor; provided, however, that if any Event of Default specified in clause (f) or (g) of Article VIII hereof shall occur, the principal of and all interest on the Loan shall thereupon become due and payable concurrently therewith, without any further action by Agent and without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are expressly waived by Obligor.

Section 9.4 Funds of Agent or Lenders. Any funds of Agent or Lenders used for any purpose referred to in this Article IX shall constitute a portion of the Obligations, shall bear interest from the date advanced at the Default Rate, shall be secured pursuant to the Loan Documents by all Collateral thereunder and shall be due and payable upon demand.

Section 9.5 Accounts. Notwithstanding anything set forth in this Loan Agreement or any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the rights of Obligor and each and every other Person (excluding Lenders and Agent) to withdraw funds with respect to the Accounts shall immediately terminate, and except as provided in the foregoing parenthetical, no such Person except Agent shall make any further withdrawal or disbursement therefrom without Agent’s prior consent. Upon the occurrence and during the continuance of an Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may from time to time designate such signatories with respect to the Accounts as Agent may elect, and may make or authorize withdrawals from the Accounts to pay the Obligations in whole or in part and/or to make expenditures with respect to the Property as Agent may deem necessary or appropriate, including expenditures on account of the maintenance, replacement, restoration, operation or leasing of all or any portion of the Property. Upon the occurrence and during the continuation of an Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, each of the depositories for the Accounts is hereby authorized and directed by Obligor to make payment directly to or at the direction of Agent of the funds in or credited to the Accounts or such part thereof as Agent may request, and such depositories shall be fully protected in relying upon the written statement of Agent that any such Account is at the time of such demand assigned hereunder and that Agent is entitled to direct that payment shall be made therefrom. Agent or Agent’s designee’s receipt for sums paid to it pursuant to such demand shall be a full and complete release, discharge and acquittance to any such depository making such payment to the extent of the amount so paid. Neither any such depository nor Agent or any Lender shall be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to the Accounts as a result of the proper exercise by Agent or any such depository of any of their respective rights or remedies hereunder.

Section 9.6 Management Cooperation. Obligor agrees that in the event that Agent shall exercise any remedies following the occurrence of an Event of Default that in Obligor’s reasonable judgment, would require the cooperation of Obligor with respect to the management and operation of the Property, including Agent’s assuming the operation and/or ownership of the Property or any portion thereof, Obligor shall cooperate with Agent at Obligor’s sole cost and expense, including to the extent necessary to effectuate a transfer of the Property to Agent or to any successor owner of the Loan or the Property or any portion thereof.

Section 9.7 No Waiver or Exhaustion. No waiver by Agent of any of its rights or remedies hereunder, in the other Loan Documents, or otherwise available to Agent at law or in equity, shall be considered a waiver of any other or subsequent right or remedy by Agent; no delay or omission in the exercise or enforcement of Agent of any rights or remedies shall ever be construed as a waiver of any right or remedy of Agent; and, no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Agent.

Section 9.8 Right of Offset. Obligor hereby grants to Agent a right of offset, exercisable at any time an Event of Default shall have occurred and be continuing, to secure the repayment of the Obligations, upon any and all monies, securities or other property of Obligor, and the proceeds therefrom, now or hereafter held or received by or in transit to Agent, from or for the account of Obligor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Obligor (including the Accounts), and any and all claims of Obligor against Agent at any time existing. At any time upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent is hereby authorized at any time and from time to time, upon notice to Obligor, to offset, appropriate, apply and enforce said liens at any and all times herein above referred to against the Loan and the remaining Obligations.

Section 9.9 Protective Advances. If Obligor has failed to keep or perform any covenant or obligation whatsoever contained in any Loan Document beyond the expiration of any applicable notice and cure period, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may, but shall not be obligated to any Person to, perform or attempt to perform said covenant or obligation, and any payment made or expense incurred in the performance or attempted performance of any such covenant or obligation shall be a part of the Obligations, and Obligor shall promise to pay to Agent, upon demand, all sums so advanced or paid by Agent, together with interest at the Default Rate from the date when paid by Agent. No such payment by Agent shall constitute a waiver of any Event of Default. In addition to the Liens created pursuant to the Loan Documents, Agent shall be subrogated to all rights, titles, liens, and security interests securing the payment of any debt, claim, tax or assessment for the payment of which Agent may make an advance or which Agent may pay.

Section 9.10 No Liability of Agent. Whether or not Agent or Lenders elects to employ any or all of the remedies pursuant to the Loan Documents or otherwise available to it at law or equity upon the occurrence of a Default or an Event of Default, neither Agent nor any Lender shall be liable with respect to any rights or obligations of Obligor or its Affiliates, shareholders, partners, members, officers, directors or employees, including the rights and obligations of Obligor in and to any Leases or to protect the Property or for payment of any expense incurred in connection with the exercise of any remedy available to Agent or Lenders or for the performance or non-performance of any other obligation of Obligor.

ARTICLE X

SYNDICATION; AGENT

Section 10.1 Syndications.

(a) Assignments. Except as otherwise provided herein, no Lender shall assign, transfer, sell, negotiate, pledge or otherwise hypothecate all or any portion of its rights in and to the Loan to any other Person (an “Assignee”) (i) without the prior consent of Agent which consent to any assignment, transfer or sale shall not be unreasonably withheld in the case of an Assignee which is an Eligible Assignee, (ii) unless such transaction shall be an assignment of a constant and not a varying, ratable percentage of such Lender’s interest in the Loan, (iii) unless the principal amount of the Loan which is subject of such transaction is Five Million Dollars ($5,000,000) or more, (iv) unless after giving effect to such transaction, such Lender’s unassigned interest in the Loan shall be in a principal amount of at least Five Million Dollars ($5,000,000) unless such transaction encompasses all of such Lender’s rights in and to the Loan in which case such Lender shall have assigned all of its rights in and to the Loan, and (v) other than in compliance with Section 10.4 hereof; provided, however, notwithstanding anything to the contrary contained herein, any Lender shall have the right at any time without the consent of or notice to Obligor, Agent or any other Lender or other Person to grant a security interest in all or any portion of such Lender’s interest in the Note or the Loan (i) to any Federal Reserve Bank to secure any obligation of such Lender to such Federal Reserve Bank (a “Federal Reserve Bank Pledge”) and/or (ii) to a trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation (a “Covered Bond Pool Pledge”). Effective on any such assignment, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer and such Assignee shall be a Lender with respect to such interest.

(b) Participation. No Lender shall assign, transfer or sell a participation in and to all or any portion of its rights and obligations in and to the Loan, to any other Person (a “Participant”) (i) unless such transaction shall be a participation which corresponds to a constant and not a varying, ratable percentage of such Lender’s interest in the Loan, (ii) unless the principal amount of the Loan which is subject of such transaction is Five Million Dollars ($5,000,000) or more, (iii) after giving effect to such transaction, such Lender’s interest in the Loan which is retained free of any participation shall be in a principal amount of at least Five Million Dollars ($5,000,000), and (iv) unless the agreement pursuant to which such Lender grants a participation shall provide that such Lender shall retain the sole right and responsibility hereunder including the right to approve any amendment, modification or waiver of any provision of this Loan Agreement or any other Loan Document; provided that the agreement governing such participation may provide that such Lender will not agree without the consent of such Participant to any modification, amendment or waiver of this Loan Agreement which would (v) extend the time for any payments of interest or principal, including the Maturity Date, (w) reduce the rate of interest payable pursuant to the Note, (x) increase the principal amount of the Loan, (y) release any material portion of the Collateral or (z) release any Person from their material obligations with respect to the Loan or under the Loan Documents to which such Person is a party. No such participation shall release a Lender from any of its obligations hereunder. Each Lender agrees to provide Agent with prompt notice of all participations sold by such Lender together with a copy of the documentation governing such participations.

(c) Securitizations. Notwithstanding anything to the contrary contained herein, Aareal Capital, in its capacity as a Lender and as Agent, may, at any time, at no cost or expense to Obligor and without any material diminution in the rights or obligations of Obligor under any of the Loan Documents, issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”) relating thereto. Agent may forward to any purchaser, transferee, servicer or investor in such Securities (each, a “Purchaser”) or any Rating Agency rating such Securities and each prospective Purchaser, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Agent now has or may hereafter acquire relating to the Loan, the Property, Obligor, any Guarantor, any member of Obligor, any servicer of all or any portion of the Loan or any other Person under or in connection with the Loan Documents, whether furnished by Obligor, any Guarantor, any member of Obligor or any other Person, as Agent determines necessary or desirable. Obligor irrevocably waives any and all rights it may have under applicable laws to prohibit such disclosure, including any right of privacy; provided, however, any disclosure with regard to financial information of Guarantors shall be made with due regard to the confidential nature of such information. In the event of a Securitization, the Designated Agent (as hereinafter defined) shall be responsible for the performance of Agent’s obligations under this Agreement and Obligor shall deal solely and directly with the Designated Agent with respect to this Agreement and the Loan. As used herein, the term “Designated Agent” means Agent, an Affiliate of Agent or either Agent or such Affiliate acting as any master servicer, trustee, paying agent or other such Person acting on behalf of security holders, bond holders, certificateholders or other holders of interests created by such Securitization.

(d) Database Publishing. Without limiting its rights pursuant to Section 10.1(c) hereof, Agent reserves the right to publish the following details with respect to this Agreement, the Loan Documents and the Loan in the Dealogic Loanware database and/or in any other similar private database selected by Agent: name of Obligor, the names of any Lenders and/or Participants, the Loan amount, participation amounts, purpose of the Loan, the Maturity Date, margin, fees and charges. Obligor hereby gives its approval to the publishing of such information.

(e) Split Notes. Agent shall have the right at any time to require Obligor (at no cost to Obligor and without any material change in the rights or obligations of Obligor under any of the Loan Documents) to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan. Obligor shall cooperate with all reasonable requests of Agent in order to restructure the Loan and shall, upon fifteen (15) Business Days written notice from Agent, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (i) execute and deliver such documents, and (ii) cause Obligor’s counsel to deliver such legal opinions, as, in each of the case of clauses (i) and (ii) above, shall be reasonably required by Lenders, all in form and substance reasonably satisfactory to and at the cost of Lenders.

Section 10.2 Availability of Records. Obligor acknowledges and agrees that Agent and each Lender may provide to any actual or proposed Assignee, Participant or Purchaser, originals or copies of this Loan Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Obligor, any Partner or any Guarantor or received by or on behalf of Agent or any Lender in connection with the Loan; provided, however, any disclosure with regard to financial information of Guarantors shall be made with due regard to the confidential nature of such information.

Section 10.3 Obligor’s Facilitation of Transfer. In order to facilitate permitted assignments to Assignees, sales to Participants, any Federal Reserve Bank Pledge, a Covered Bond Pool Pledge and any Securitization, Obligor shall, at no cost or expense to Obligor, execute such further documents, amendments to Loan Documents, instruments or agreements as Agent, any Lender or any Rating Agency may require provided that such documents, amendments, instruments or agreements do not result in any economic or other material adverse change in the transaction contemplated by the Loan Documents (unless Obligor is made whole by Agent or Lenders) or result in any operational changes that are unduly burdensome on the Property or Obligor; it being agreed that a change in the Payment Date to a date other than as originally set forth herein shall not be deemed an economic or material adverse change or otherwise burdensome on the Property or Obligor. In addition, Obligor agrees to cooperate in all respects with Agent and Lenders, at no cost or expense to Obligor, including providing such information and documentation regarding Obligor, any member of Obligor, any Guarantor and any other Person as Agent or any Lender or any potential Assignee, Participant or Purchaser or Rating Agency may request and to meet with potential Assignees, Participants and Purchasers upon reasonable notice.

Section 10.4 Notice; Registration Requirement. No transfer, assignment or sale of any part of any Lender’s or other holder’s interest in and to the Loan pursuant to Section 10.1(a) hereof shall be effective or permitted under this Article X until (a) an assignment and acceptance in the form reasonably acceptable to Agent (an “Assignment and Acceptance”) with respect to such transfer, assignment or purchase shall have been delivered to Agent, (b) Agent has registered such transferee’s, assignee’s or purchaser’s name and address in a Register (the “Register”) which Agent maintains for the recordation of the names, addresses and interests of Lenders, (c) Agent has provided notice thereof to Obligor, and (d) the parties to such assignment (which for purposes of clarification, does not include Obligor) shall have paid to Agent a processing and registration fee of $5,000. The entries in the Register shall be conclusive, absent manifest error. This Section 10.4 shall not apply to any Federal Reserve Bank Pledge.

Section 10.5 Relationship of Agent and Lenders with Obligor. Each Lender acknowledges that with respect to the Loan Documents and the Loan, Agent shall have the sole and exclusive authority to deal and communicate with Obligor, members of Obligor, Guarantors and any other Person on behalf of Lenders. Obligor shall be entitled to rely conclusively on the actions of Agent as Agent to bind Lenders, notwithstanding that the particular action in question may be subject to the approval or direction of “Lenders” pursuant to this Loan Agreement. Obligor shall not be responsible for any costs incurred by Agent or any Lender in connection with any assignment pursuant to Section 10.1 hereof or any participations pursuant to Section 10.2 hereof. The terms of the agency relationship between Agent and Lenders shall be set forth in a separate agreement to be entered into by Agent and Lenders, if Agent and Lenders shall elect to enter into such an agreement.

Section 10.6 Disclosure by Agent or Lender. Obligor consents to the issuance by Agent and Lenders of press releases, advertisements and other promotional materials including but not limited to offering circulars pertaining to any Securitization in connection with the marketing activities of Agent and Lenders, including the disclosure that Aareal Capital is the Agent for the Loan, the amount of the facility and the name, location and use of the Premises.

Section 10.7 Agent.

(a) Appointment and Authority. Each Lender hereby irrevocably appoints Aareal Capital to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and the Lenders and neither, Obligor Guarantor nor any other Person shall have rights as a third party beneficiary of any of such provisions. Without limiting the generality of any provisions of this Agreement, by becoming a Lender hereunder, each Lender expressly agrees to the provisions of this Section 10.7.

(b) Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Obligor or Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders.

(c) Exculpatory Provisions.

(i) Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(A) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(B) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(C) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(ii) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent by the Obligor or a Lender.

(iii) Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

(d) Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for the Obligor), independent public accounting firm and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accounting firm or experts.

(e) Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of Agent, any sub-agent or such Affiliate. The exculpatory provisions of this Article shall apply to any such sub-agent, to the Affiliates of Agent and any such sub-agent and to the partners, directors, officers, employees, agents and advisors of Agent, any sub-agent or such Affiliate, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent.

(f) Resignation of Agent. Agent may at any time give notice of its resignation to the Lenders and the Obligor. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Obligor, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if Agent shall notify the Obligor and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Obligor to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Obligor and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Agent, its sub-agents, their respective Affiliates and to the partners, directors, officers, employees, agents and advisors of Agent, any sub-agent or such Affiliate in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(g) Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates or partners, directors, officers, employees, agents and advisors of Agent or such Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Affiliates or partners, directors, officers, employees, agents and advisors of Agent or such Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Loan Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h) No Other Duties, etc. Anything herein to the contrary notwithstanding, none of Agent or Lender shall have any powers, duties or responsibilities under this Loan Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or as a Lender.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, certificates, demands, requests, approvals, consents, waivers and other communications provided for herein the Note or any other Loan Documents shall be in writing and (a) mailed (registered or certified mail, return receipt requested, and postage prepaid), (b) hand-delivered, with signed receipt, (c) sent by nationally-recognized overnight courier as follows or (d) sent by facsimile with electronic confirmation (as long as such notice, certificate, demand, request, approval, covenant, waiver or communication is also sent by one for the means described in clauses (a), (b) or (c) in this Section 11.1) as follows:

If to Obligor, to its address at:

c/o Strategic Hotel & Resorts, Inc.

200 W. Madison St., Suite 1700

Chicago, Illinois 60606

Attention: Jonathan Stanner

Telephone:    (312) 658-5746

Facsimile:     (312) 658-5799

with a copy to:

Perkins Coie LLP

131 S. Dearborn St.

Chicago, Illinois 60603

Attention: Bruce Bonjour, Esq.

Telephone:    (312) 324-8650

Facsimile:     (312) 324-9650

If to Agent to:

Aareal Capital Corporation

250 Park Avenue, Suite 820

New York, New York 10177

Attn: Christian Berry

Telephone: 212-508-4083

Facsimile: 917-322-0285

with a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Steven M. Kornblau, Esq.

Telephone: 212-541-2053

Facsimile: 212-541-1384

or to such other address with respect to any party, as such party shall notify the other parties in writing. All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 11.1 shall be effective when received or refused at the address specified as aforesaid.

Notwithstanding any provision contained herein or in any of the other Loan Documents to the contrary, in the event that Agent shall fail to give any notice to Obligor under this Loan Agreement, the sole and exclusive remedy for such failure shall be to seek appropriate equitable relief to enforce this Loan Agreement to give such notice and to have any action of Obligor postponed or revoked and any proceedings in connection therewith delayed or terminated pending the giving of such notice by Agent, and no Obligor shall have any right to damages (whether actual or consequential) or any other type of relief against Agent not specifically provided for herein, all of which damages or other relief are hereby expressly waived. The foregoing is not intended and shall not be deemed under any circumstances to require Agent to give notice of any type or nature to Obligor as expressly required hereby.

Section 11.2 Modifications. No provision of this Loan Agreement or of the other Loan Documents may be amended, modified, waived, or terminated except by an instrument in writing executed by Obligor and Agent.

Section 11.3 No Other Party Beneficiary. This Loan Agreement and the other Loan Documents are for the sole benefit of Agent, Lenders and Obligor, and are not for the benefit of any other party. Nothing contained in this Loan Agreement or any Loan Document shall be deemed to confer upon any Person other than Agent, Lenders and Obligor any right to insist upon or to enforce performance or observance of any of the obligations contained herein.

Section 11.4 Number and Gender. Whenever used herein, the singular number shall include the plural and the singular, and the use of any gender shall be applicable to all genders.

Section 11.5 Captions. The captions, headings, and arrangements used in this Loan Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

Section 11.6 Survival of Agreement. All covenants, agreements, representations and warranties made by Obligor herein or in the other Loan Documents shall be considered to have been relied upon by Agent and Lenders and shall survive the making of the Loan and the execution and delivery by Obligor of the Note, regardless of any investigation made by Agent or any Lender or on their behalf, and shall continue in full force and effect as long as all or any portion of the Obligations is outstanding.

Section 11.7 Assignment. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Obligor may not assign or otherwise transfer any of its rights under this Loan Agreement except as otherwise expressly permitted herein.

Section 11.8 Governing Law; Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Except as expressly provided in the Mortgage, this Loan Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the substantive and procedural laws of the State of New York except as otherwise provided herein. Obligor irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Loan Agreement, the Note or the other Loan Documents may be brought in the Courts of the United States of America located in the Southern District of New York or in the state courts of the State and County of New York, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Obligor irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Obligor at its address provided in Section 11.1 hereof, as the same may be changed pursuant to Section 11.1 hereof. Nothing in this Section 11.8, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against Obligor or its property in the courts of any other jurisdiction. BORROWER, AGENT AND LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS LOAN AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

Section 11.9 Time of the Essence. Time is of the essence with respect to the obligations of the parties under the Loan Documents. By accepting payment of any portion of the Obligations after its due date, Agent does not waive its right to require prompt payment when due of all other portions of the Obligations or to declare an Event of Default for any failure so to pay.

Section 11.10 Waivers, Consents and Approvals. No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Loan Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agent hereunder, under the other Loan Documents are cumulative and not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Loan Agreement, any of the other Loan Documents or consent to any departure by Obligor or any other Person therefrom shall in any event be effective unless signed in writing by Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Consents, approvals and waivers granted by Agent for any matters covered under this Loan Agreement or any Loan Document shall not be effective unless singed in writing by Agent, and such consents, approvals and waivers shall be narrowly construed to cover only the parties and facts identified in any such consent, approval or waiver. No notice or demand on Obligor or any other Person in any case shall entitle Obligor or such Person to any other or further notice or demand in similar or other circumstances. Unless expressly provided to the contrary, any consents, approvals or waivers of Agent or Lenders pursuant to this Loan Agreement or any other Loan Documents shall be granted or withheld in Agent’s or Lenders’ sole discretion, as the case may be.

Section 11.11 Severability. In the event any one or more of the provisions contained in this Loan Agreement or in any other Loan Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.12 Binding Effect. This Loan Agreement shall become effective when it shall have been executed and delivered by Obligor, Agent and Lenders.

Section 11.13 Payments on Business Days. Except as otherwise expressly provided herein or in the Note, should the principal of or interest on the Note or any other portion of the Obligations become due and payable on other than a Business Day, payment in respect thereof shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest in connection with the payment.

Section 11.14 Limitation of Liability. Notwithstanding anything to the contrary contained in this Loan Agreement, in the Note, the Mortgage or in the other Loan Documents, but subject to clauses (a) and (b) of this Section 11.14, no recourse shall be had for the payment of the principal, Interest, Additional Interest or other amounts owed hereunder or under the Note or the other Loan Documents, or for any claim based on this Loan Agreement, the Note or any other Loan Document, against any member in Obligor or any of its assets (other than from the interest of such member in Obligor), or against any principal, partner, member, shareholder, officer, director, agent or employee of Obligor or of any such member (other than from the indirect interest of any such Person in Obligor), it being expressly understood that the sole remedies of Agent and Lenders with respect to such amounts and claims shall be against the assets of Obligor, including Collateral; provided, however, that:

(a) nothing contained in this Loan Agreement (including the provisions of this Section 11.14), the Note or the other Loan Documents shall constitute a waiver of any of Obligor’s other obligations herein, under the Note or the other Loan Documents, or of any of a Guarantor’s obligations under the Loan Documents to which such Guarantor is a party;

(b) nothing contained in this Loan Agreement (including the provisions of this Section 11.14), the Note, the Mortgage or in the other Loan Documents shall constitute a limitation of liability of Obligor or any of its assets with respect to any liability or obligation of Obligor for any Recourse Liability Events;

(c) nothing contained in this Loan Agreement (including the provisions of this Section 11.14), the Note, the Mortgage or in the other Loan Documents shall constitute a limitation of liability of Obligor or any Guarantor or any of its respective assets with respect to any liability or obligation of Obligor and/or any Guarantor, under the Guaranty, the Lessee Guaranty, the Completion Guaranty or the Environmental Indemnity; and

(d) in no event shall any negative capital account of any Person be construed as an obligation of such Person to make a contribution or other payment to the subject entity.

Section 11.15 Third Party Payments. Whenever this Loan Agreement or any other Loan Document requires that amounts payable by a third party be paid directly to Agent or Lenders, Agent may enforce such right with a preliminary injunction, a temporary restraining order or other injunctive relief. Obligor agrees that irreparable harm may result if such payments are not made directly to Agent, or if otherwise provided or agreed to, to Agent.

Section 11.16 Controlling Document. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents or between any provision in any Loan Document and another provision in such Loan Document, the provision of the Loan Agreement, shall control.

Section 11.17 No Acknowledgement or Representation by Agent or any Lender. Agent’s concurrence with any request or the making of any advance hereunder shall not be deemed to constitute an acknowledgement or a representation by Agent or any Lender that no Default or Event of Default shall have occurred or shall be continuing, or a waiver of any Default or Event of Default or any right or remedy relating therefrom.

Section 11.18 Entire Agreement. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings.

Section 11.19 Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

Section 11.20 Servicer. Agent may delegate any and all rights and obligations of Agent hereunder and under the other Loan Documents to a servicer as set forth herein and as Agent otherwise shall determine.

Section 11.21 Contribution Among Obligors.

(a) Contribution. To provide for just and equitable contribution among each Obligor, if any payment is made by a Obligor (a “Funding Obligor”) hereunder or under the Note or any other Loan Document in respect of the Obligations such Funding Obligor shall be entitled to a contribution from other Obligors for all payments, damages and expenses incurred by such Funding Obligor under or in connection with such Obligations, such contributions to be made in the manner and to the extent set forth below. Any amount payable as a contribution under this Agreement shall be determined as of the date on which the related payment is made by a Funding Obligor.

(b) Rights to Contribution Subordinated. Each Obligor agrees that all of its rights to receive contribution under this Section 11.21 (whether for payments, damages, expenses or otherwise) and all of its rights, if any, to be subrogated to any of the rights of Lenders shall be subordinated in right of payment (in liquidation or otherwise) to the prior payment in full in cash of all of the obligations of Obligor in respect of the Debt (whether for principal, interest, premium or otherwise). If any amount shall at any time be paid to a Obligor on account of such rights of contribution or subrogation, or in contravention of the provisions of this Section 11.21(b) at any time, such amount shall be held in trust, segregated from the other assets of such Obligor, for the benefit of Lenders and shall promptly be paid to Agent. The foregoing shall constitute a continuing offer to, and agreement with, all persons that from time to time may become holders of, or continue to hold, obligations under this Agreement, and the provisions of the foregoing sentence are made for the benefit of such holders and such holders, as third party beneficiaries hereunder, are entitled to enforce such provisions.

Section 11.22 Joint and Several Obligations.

(a) Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, the obligations of Borrower and Operating Lessee hereunder shall be joint and several.

(b) The obligations of Borrower and Operating Lessee hereunder shall remain outstanding until all Debt has been paid in full.

(c) No payment or payments with respect to the obligations of Obligor hereunder made by any Person comprising Obligor or any other Person or received or collected by Agent or any Lender from such other Person comprising Obligor or such other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Debt or any release of security hereunder shall be deemed to modify, reduce, release or otherwise affect the primary liability of Borrower and Operating Lessee in respect thereof.

(d) If any amount shall at any time be paid to Obligor on account of such rights of contribution or subrogation, in contravention of the provisions of this Section 11.22 at any time, such amount shall be held in trust, segregated from the other assets of such Obligor, for the benefit of the Lenders and shall promptly be paid to Agent.

(Signatures to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

SHC CHOPIN PLAZA, LLC, a Delaware limited liability company

By:	/s/ Jonathan Stanner
Name:	Jonathan Stanner
Its:	Vice President, Capital Markets & Treasurer

OPERATING LESSEE:

DTRS INTERCONTINENTAL MIAMI, LLC, a Delaware limited liability company

By:	/s/ Jonathan Stanner
Name:	Jonathan Stanner
Its:	Vice President, Capital Markets & Treasurer

Signature Page to Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

AGENT:

AAREAL CAPITAL CORPORATION

By:	/s/ Terrence P. Sweeney
	Name:	Terrence P. Sweeney
	Title:	General Counsel

By:	/s/ Christoph Donner
	Name:	Christoph Donner
	Title:	Senior Managing Director

LENDER:

AAREAL CAPITAL CORPORATION

By:	/s/ Terrence P. Sweeney
	Name:	Terrence P. Sweeney
	Title:	General Counsel

By:	/s/ Christoph Donner
	Name:	Christoph Donner
	Title:	Senior Managing Director

Signature Page to Loan Agreement

EXHIBIT A

LEGAL DESCRIPTION

InterContinental Miami

City of Miami, Florida

The Premises referred to herein below is situated in the County of Miami-Dade, State of Florida, and is described as follows:

Parcel 1

The Hotel Unit of Miami Center, a Condominium, according to the Declaration of Condominium thereof recorded in Official Records Book 14008, Page 1398 of the public records of Dade County, Florida, and all subsequent amendments thereto, together with an undivided interest in the common elements of said condominium as set forth in the Declaration of Condominium.

Parcel 2

Non-Exclusive easement in favor of the proposed insured as owner of the Hotel Unit, in and to the Office Unit of Miami Center, a Condominium, according to the Declaration of Condominium recorded in Official Records Book 14008, page 1398, public records of Dade County, Florida, as described in that certain Parking Covenant and Covenant for Hotel Amenities Running With the Land, dated February 23, 1989, as referred to in the Memorandum of Parking Covenant and Covenant for Hotel Amenities Running With the Land, filed February 27, 1989 in Official Records Book 14010, at page 3198, public records of Dade County, Florida.

Parcel 3

Together with those easements which benefit the insured property as created by and set forth in Grant of Easements and Declaration of Restrictions recorded in Official Records Book 11102, Page 2247, Public Records of Miami-Dade County, Florida.

Parcel 4

Together with those easements which benefit the insured property as created by and set forth in Grant of Easements and Declaration of Restrictions recorded in Official Records Book 14686, page 963, Public Records of Miami-Dade County, Florida

A-1

EXHIBIT B

CONSTRUCTION EXPENDITURES BUDGET

B-1

Intercontinental Miami
DETAILED SCOPE OF WORK BY AREA & TRADE
Corridors, Guestrooms & Suites
January 25, 2011
GUEST CORRIDORS
Qty: 29 (Levels 5-34)
Elevator Lobby
Demolition
• Liquidate FF&E
• Remove/ dispose existing carpet area rug & pad
• Remove/ dispose existing ceiling light fixture
Tile
• Clean & re-condition existing travertine walls and floor (repair where necessary)
Carpentry/ Drywall
• Patch ceiling and re-frame coffer
• Install new O.F. signage
Millwork
• None
Paint/ WC
• Paint ceiling, access panels, grills and trims
• Paint elevator doors and frames with metallic coating
Electrical
• Install new O.F. ceiling light fixture within ceiling coffer
Carpet
• Install new bound 80/20 Axminster area rug with pad (double stick installation)
FF&E
• Install new O.F. FF&E, including:
• Console table
• Bench
STRATEGIC HOTELS & RESORTS	• Trash receptacle
Corridor
200 West Madison Suite 1700 Chicago, Illinois 60606 312 658 5000 312 658 5799 facsimile www.strategichotels.com	Demolition • Remove existing carpet & pad • Remove existing ceiling light fixtures (9) & art lights (13) • Remove existing wood base molding & corner guards

Carpentry/ Drywall

•    Patch ceiling and re-frame coffer

•    Install new O.F. signage

•    Provide/ install new 1” x 1” Korogard G875 corner guards (at existing locations)

Millwork

•    Provide/ install new 5”H hardwood base molding

•    Provide/ install new 3-1/2”W hardwood door casing (with quirk)

Paint/ WC

•    Paint ceiling, access panels, grills and trims

•    Paint new base molding

•    Paint new door casings

•    Install new O.F. vinyl wall covering

•    Paint existing painted doors (where present)

•    Strip, sand and re-finish existing stained wood entry doors (both sides)

Electrical

•    Install new O.F. ceiling light fixtures (9) & wall sconces (13)

FF&E

•    Install new O.F. FF&E, including:

•      Framed wall art (12)

STANDARD GUESTROOMS Qty: 607 (322 D/D, 285 King)

Entry Corridor/ Guestroom

Demolition

•    Liquidate FF&E

•    Remove/ dispose existing carpet & pad

•    Remove/ dispose existing entry ceiling light fixture

•    Remove/ dispose existing wood base molding

•    Remove/ dispose existing minibar, divider wall and closet door

•    Remove/ dispose existing drapery cornice, track/ hardware and treatment

Tile

•    Provide/ install new granite entry threshold (match existing size)

Carpentry/ Drywall

•    Frame/ drywall new minibar niche

Millwork

•    Provide/ install new 2-1/2”H hardwood base molding

•    Provide/ install new 4”H hardwood crown molding

•    Provide/ install new 4-1/2”D x 1-1/4”W casing at minibar niche

•    Provide/ install new painted wood flush FCU access door, including:

•      Concealed hinges

•      Magnetic touch latches

•      Keyed barrel lock

•      Ventilation grill (14” x 14” wood)

Paint/ WC

•    Paint ceiling, access panels, grills and trims

•    Paint doors, frames, base and crown

•    Paint walls

•    Install O.F. wallcovering within minibar niche

Electrical

•    Install new O.F. ceiling light fixture

•    Provide/ install new recessed downlight within minibar niche

•      Halo H36RTAT-3004WHC w/ 35W GU10SP lamp

•    Provide/ install new outlets, switches and coverplates (white)

•    Install new switched j-box at window wall

•    Provide/ install new duplex receptacle within window opening for installation of motorized drapery treatment

Carpet

•    Install new O.F. tufted nylon carpet (15’W) and pad (stretch-in installation)

FF&E

•    Install new O.F. FF&E, including:

•      Mini bar cabinet

•      TV console & back panel (cleated/ hung)

•      Window unit (desk, end table & return)

•      Headboard (cleated/ hung)

•      Nightstands

•      Bed base, mattress & box spring

•      Sofa

•      Task table

•      Task chair

•      Full-length mirror

•      Nightstand lamps, desk lamp

•      3 pieces artwork (security hangers)

Bathroom

Demolition

•    Remove/ dispose existing vanity counter, splash, sink, faucet and framing

•    Remove/ dispose existing vanity wall sconces

•    Remove/ dispose existing shower ceiling light

•    Remove/ dispose existing closet doors/ track

•    Remove/ dispose demising wall, door and frame

•    Remove/ dispose existing dresser unit

•    Remove/ dispose existing stone valve escutcheon, handle & soap ledge

•    Remove/ dispose existing shower head

•    Remove/ dispose existing shower grab bar

•    Remove/ dispose existing toilet

•    Remove/ dispose existing vanity mirror

Tile

•    Clean & re-condition existing travertine walls and floor (repair where necessary)

•    Patch/ repair flooring after wall demo

•    Patch/ repair wall base in niche after dresser demo

•    Re-finish/ coat existing bathtub

Carpentry/ Drywall

•    Frame new closet door opening

•    Frame new opening to toilet/ tub compartment

•    Patch/ repair niche after dresser removal

•    Install new O.F. towel bar and towel rack

•    Install new O.F. polished chrome amenity basket at location of soap ledge

•    Provide/ install new chrome grab bar in tub/ shower

Glass/ Glazing

•    Provide and install new 2’-6” x 6’-0”H x 3/8” tempered glass frameless shower door, including:

•      (3) polished chrome hinges

•      combination pull/ towel rail

Millwork

•    Provide/ install new 4-1/2”W x 1-1/4”D hardwood casing around new toilet/ shower compartment opening

•    Provide/ install painted rail & stile closet doors, including:

•       1/4” thick resin insert panels (Veritas or equal)

•      Ives hinges & mortised ball catch

•      Polyurethane silencers

•      12” chrome pull

•    Provide/ install painted transom infill panel over new closet doors

Paint/ WC

•    Paint ceiling, access panels, grills and trims

•    Paint doors & frames

•    Install O.F. wallcovering

Electrical

•    Install new O.F. vanity wall sconces

•    Provide/ install new j-box at location of recessed light

•    Install new O.F. ceiling light fixture in shower compartment

Plumbing

•    Install new O.F. lavatory faucet and connect (provide P-trap and braided steel supply hoses)

•    Provide/ install new shower valve cartridge within existing valve body

•    Provide/ install new polished chrome escutcheon plate and handle on existing shower valve

•    Install new O.F. Grohe ‘Freehander’ shower head

•    Install new O.F. toilet

•      TOTO UltraMax II #MS604114CEF

FF&E

•    Install new O.F. FF&E, including:

•      Vanity console

•      Bath étagère

•      Closet safe cabinet (secure to wall)

PARLOR SUITES (K & D/D) & TOWNHOUSE SUITES

Qty:  26

Entry / Parlor/ Bedroom

Demolition

•    Liquidate FF&E

•    Remove/ dispose existing carpet & pad

•    Remove/ dispose existing wood base molding

•    Remove/ dispose existing crown molding

•    Remove/ dispose existing recessed downlights (3)

•    Remove/ dispose existing dresser unit

•    Remove/ dispose existing minibar cabinets & wall mirror

•    Remove/ dispose existing TV swivel pole/ shelf unit

•    Remove/ dispose existing louvered FCU access doors (2)

•    Remove/ dispose existing drapery cornice, track/ hardware and treatment

Carpentry/ Drywall

•    Patch/ repair niche after dresser removal

•    Patch/ repair niche after mini-bar removal

Millwork

•    Provide/ install new 2-1/2”H hardwood base molding

•    Provide/ install new 4”H hardwood crown molding

•    Provide/ install new 4-1/2”D x 1-1/4”W casing at minibar niche

•    Provide/ install new painted wood flush FCU access door (2), including:

•      Concealed hinges

•      Magnetic touch latches

•      Keyed barrel lock

•      Ventilation grill (14” x 14” wood)

Paint/ WC

•    Paint ceiling, access panels, grills and trims

•    Paint doors, frames, base and crown

•    Paint walls

•    Install O.F. wallcovering within minibar niche

Electrical

•    Provide/ replace new recessed downlights (3)

•      Halo H36RTAT-3004WHC w/ 35W GU10SP lamp

•    Provide/ install new outlets, switches and coverplates (white)

•    Install new switched j-box at window wall (bedroom only)

•    Provide/ install new duplex receptacle within window opening for installation of motorized drapery treatment (2)

Carpet

•    Install new O.F. tufted nylon carpet (15’W) and pad (stretch-in installation)

FF&E

•    Install new O.F. FF&E, including:

•      Mini bar cabinet

•      TV console & back panel (cleated/ hung)

•      Window unit (desk, end table & return)

•      Headboard (cleated/ hung)

•      Nightstands

•      Bed base, mattress & box spring

•      Sofa (2)

•      Lounge chairs (2)

•      Coffee table

•      Entry console

•      End table (2)

•      Dining table

•      Dining chairs (4)

•      Task table

•      Task chair

•      Full-length mirror

•      Nightstand lamps, desk lamp, end table lamps

•      6 pieces artwork (security hangers)

Powder Bath

Demolition

•    Remove/ dispose vanity faucet

•    Remove/ dispose recessed downlights (3)

•    Remove/ dispose vanity wall sconces

•    Remove/ dispose toilet tissue holder & towel ring

•    Remove/ dispose vanity mirror

Carpentry/ Drywall

•    Install new O.F. towel ring and toilet tissue holder

Paint/ WC

•    Paint ceiling, access panels, grills and trims

•    Paint doors, frames, base and crown

•    Paint walls

•    Install O.F. wallcovering

Electrical

•    Provide/ replace new recessed downlights (3)

•      Halo H36RTAT-3004WHC w/ 35W GU10SP lamp

•    Provide/ install new outlets, switches and coverplates (white)

•    Install new O.F. vanity wall sconces

Plumbing

•    Install new O.F. lavatory faucet and connect (provide P-trap and braided steel supply hoses)

•    Install new O.F. toilet

•      TOTO UltraMax II #MS604114CEF

FF&E

•    Install new O.F. FF&E, including:

•      Vanity mirror

Bathroom

Demolition

•    Remove/ dispose existing vanity counter, splash, sink, faucet and framing

•    Remove/ dispose existing vanity wall sconces

•    Remove/ dispose existing shower ceiling light

•    Remove/ dispose existing closet doors/ track

•    Remove/ dispose demising wall, door and frame

•    Remove/ dispose existing dresser unit

•    Remove/ dispose existing stone valve escutcheon, handle & soap ledge

•    Remove/ dispose existing shower head

•    Remove/ dispose existing shower grab bar

•    Remove/ dispose existing toilet

•    Remove/ dispose existing vanity mirror

Tile

•    Clean & re-condition existing travertine walls and floor (repair where necessary)

•    Patch/ repair flooring after wall demo

•    Patch/ repair wall base in niche after dresser demo

•    Re-finish/ coat existing bathtub

Carpentry/ Drywall

•    Frame new closet door opening

•    Frame new opening to toilet/ tub compartment

•    Patch/ repair niche after dresser removal

•    Install new O.F. towel bar and towel rack

•    Install new O.F. polished chrome amenity basket at location of soap ledge

•    Provide/ install new chrome grab bar in tub/ shower

Glass/ Glazing

•    Provide and install new 2’-6” x 6’-0”H x 3/8” tempered glass frameless shower door, including:

•      (3) polished chrome hinges

•      combination pull/ towel rail

Millwork

•    Provide/ install new 4-1/2”W x 1-1/4”D hardwood casing around new toilet/ shower compartment opening

•    Provide/ install painted rail & stile closet doors, including:

•       1/4” thick resin insert panels (Veritas or equal)

•      Ives hinges & mortised ball catch

•      Polyurethane silencers

•      12” chrome pull

•    Provide/ install painted transom infill panel over new closet doors

Paint/ WC

•    Paint ceiling, access panels, grills and trims

•    Paint doors & frames

•    Install O.F. wallcovering

Electrical

•    Install new O.F. vanity wall sconces

•    Provide/ install new j-box at location of recessed light

•    Install new O.F. ceiling light fixture in shower compartment

Plumbing

•    Install new O.F. lavatory faucet and connect (provide P-trap and braided steel supply hoses)

•    Provide/ install new shower valve cartridge within existing valve body

•    Provide/ install new polished chrome escutcheon plate and handle on existing shower valve

•    Install new O.F. Grohe ‘Freehander’ shower head

•    Install new O.F. toilet

•      TOTO UltraMax II #MS604114CEF

FF&E

•    Install new O.F. FF&E, including:

•      Vanity console

•      Bath étagère

•      Closet safe cabinet (secure to wall)

EXECUTIVE SUITES
Qty: 6
Entry / Parlor/ Dining Room
Demolition
• Liquidate FF&E
• Remove/ dispose existing carpet & pad
• Remove/ dispose existing wood base molding
• Remove/ dispose existing crown molding
• Remove/ dispose existing recessed downlights (3)
• Remove/ dispose existing minibar cabinets & wall mirror
• Remove/ dispose existing louvered FCU access doors (2)
• Remove/ dispose existing drapery cornice, track/ hardware and treatment
Tile
• Clean & re-condition existing travertine walls and floor (repair where necessary)
Carpentry/ Drywall
• Patch/ repair niche after mini-bar removal
Millwork
• Provide/ install new 2-1/2”H hardwood base molding
• Provide/ install new 4”H hardwood crown molding
• Provide/ install new 4-1/2”D x 1-1/4”W casing at minibar niche
• Provide/ install new painted wood flush FCU access door (3), including:
• Concealed hinges
• Magnetic touch latches
• Keyed barrel lock
• Ventilation grill (14” x 14” wood)
Paint/ WC
• Paint ceiling, access panels, grills and trims
• Paint doors, frames, base and crown
• Paint walls
• Install O.F. wallcovering within minibar niche
Electrical
• Provide/ replace new recessed downlights (3)
• Halo H36RTAT-3004WHC w/ 35W GU10SP lamp
• Provide/ install new outlets, switches and coverplates (white)
• Install new switched j-box at window wall (bedroom only)
• Provide/ install new duplex receptacle within window opening for installation of motorized drapery treatment (2)

Carpet
• Install new O.F. tufted nylon carpet (15’W) and pad (stretch-in installation)
FF&E
• Install new O.F. FF&E, including:
• Mini bar cabinet
• TV console & back panel (cleated/ hung)
• Window unit (desk, end table & return)
• Headboard (cleated/ hung)
• Nightstands
• Bed base, mattress & box spring
• Sofa (2)
• Lounge chairs (2)
• Coffee table
• Entry console
• End table (2)
• Dining table
• Dining chairs (6)
• Task table
• Task chair
• Full-length mirror
• Nightstand lamps, desk lamp, end table lamps
• 6 pieces artwork (security hangers)
Powder Bath
Demolition
• Remove/ dispose vanity faucet
• Remove/ dispose recessed downlights (3)
• Remove/ dispose vanity wall sconces
• Remove/ dispose toilet tissue holder & towel ring
• Remove/ dispose vanity mirror
Carpentry/ Drywall
• Install new O.F. towel ring and toilet tissue holder
Paint/ WC
• Paint ceiling, access panels, grills and trims
• Paint doors, frames, base and crown
• Paint walls
• Install O.F. wallcovering
Electrical
• Provide/ replace new recessed downlights (3)
• Halo H36RTAT-3004WHC w/ 35W GU10SP lamp
• Provide/ install new outlets, switches and coverplates (white)
• Install new O.F. vanity wall sconces

Plumbing
• Install new O.F. lavatory faucet and connect (provide P-trap and braided steel supply hoses)
• Install new O.F. toilet
• TOTO UltraMax II #MS604114CEF
FF&E
• Install new O.F. FF&E, including:
• Vanity mirror
Bathroom
Demolition
• Remove/ dispose existing vanity counter, splash, sink, faucet and framing
• Remove/ dispose existing vanity wall sconces
• Remove/ dispose existing shower ceiling light
• Remove/ dispose existing closet doors/ track
• Remove/ dispose demising wall, door and frame
• Remove/ dispose existing dresser unit
• Remove/ dispose existing stone valve escutcheon, handle & soap ledge
• Remove/ dispose existing shower head
• Remove/ dispose existing shower grab bar
• Remove/ dispose existing toilet
• Remove/ dispose existing vanity mirror
Tile
• Clean & re-condition existing travertine walls and floor (repair where necessary)
• Patch/ repair flooring after wall demo
• Patch/ repair wall base in niche after dresser demo
• Re-finish/ coat existing bathtub
Carpentry/ Drywall
• Frame new closet door opening
• Frame new opening to toilet/ tub compartment
• Patch/ repair niche after dresser removal
• Install new O.F. towel bar and towel rack
• Install new O.F. polished chrome amenity basket at location of soap ledge
• Provide/ install new chrome grab bar in tub/ shower
Glass/ Glazing
• Provide and install new 2’-6” x 6’-0”H x 3/8” tempered glass frameless shower door, including:
• (3) polished chrome hinges
• combination pull/ towel rail

Millwork
• Provide/ install new 4-1/2”W x 1-1/4”D hardwood casing around new toilet/ shower compartment opening
• Provide/ install painted rail & stile closet doors, including:
• 1/4” thick resin insert panels (Veritas or equal)
• Ives hinges & mortised ball catch
• Polyurethane silencers
• 12” chrome pull
• Provide/ install painted transom infill panel over new closet doors
Paint/ WC
• Paint ceiling, access panels, grills and trims
• Paint doors & frames
• Install O.F. wallcovering
Electrical
• Install new O.F. vanity wall sconces
• Provide/ install new j-box at location of recessed light
• Install new O.F. ceiling light fixture in shower compartment
Plumbing
• Install new O.F. lavatory faucet and connect (provide P-trap and braided steel supply hoses)
• Provide/ install new shower valve cartridge within existing valve body
• Provide/ install new polished chrome escutcheon plate and handle on existing shower valve
• Install new O.F. Grohe ‘Freehander’ shower head
• Install new O.F. toilet
• TOTO UltraMax II #MS604114CEF
FF&E
• Install new O.F. FF&E, including:
• Vanity console
• Bath étagère
• Closet safe cabinet (secure to wall)
END OF SCOPE

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

SUMMARY

Item	Quantity	U/M	Cost	Extension	Remarks

Construction + FF&E

Standard King	285	ea	$19,433.10	$5,538,434.13
Standard D/D	322	ea	$19,674.73	$6,335,264.15
Parlor King/ Townhouse King	17	allow	$36,383.07	$618,512.16
Parlor D/D	9	allow	$37,299.18	$335,692.63
Executive Suites	6	allow	$53,481.46	$320,888.77
Presidential Suite	1	allow	$350,000.00	$350,000.00
Royal Suite	1	allow	$350,000.00	$350,000.00
Corridors	29	floors	$56,052.82	$1,625,531.84
Club Lounge	1	ea	$300,000.00	$300,000.00

Keys	641

Sub-total				$15,774,323.68

Main Dining Room Total				$15,774,323.68

Other Costs

Sub-total				$—

Other Total				$—

Fees & Miscellaneous

FF&E Purchasing Agent	1	ea	$90,000.00	$90,000.00	Neil Locke & Associates
Project Manager	1	allow	$150,000.00	$150,000.00	Jim Howle
Interior Design	1	allow	$135,000.00	$135,000.00	For Presidential & Royal suite design
Warehousing/ Delivery	641	allow	$250.00	$160,250.00	Warehousing/transportation to site
On-Demand Contract Upgrade	1	allow	$350,000.00	$350,000.00
Consultant Reimbursables	1	allow	$20,000.00	$20,000.00

Fees & Miscellaneous Total				$905,250.00

Project Sub-Total				$16,679,573.68
Project Contingency	5.0%			$833,978.68
Capitalized Interest				$—

PROJECT TOTAL				$17,513,552.37

Cost per key				$27,322.23

Variance to Board Approval			$18,400,000.00	$886,447.63

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD KING DETAIL

Item	Quantity	U/M	Cost	Extension	Remarks

General Construction

General construction estimate	1	ls	$7,900.00	$7,900.00	For original model room scope
ADD new veneered entry doors	1	ls		$—
ADD bathroom floor/ wall grinding	1	ls		$—
ADD Toto toilet	1	ls	$232.44	$232.44
ADD miscellaneous stone patch	1	ls		$—

Sub-total				$8,132.44

General construction total				$8,132.44	$ 2,317,745.40

Interior Finishes (CFCI)

Shower valve trim	1	ea		$—	Included in GC pricing

Sub-total				$—

CFCI total				$—

Interior Finishes (OFCI)

Bath vanity, bowl & top/ splash	1	ea	$544.00	$544.00	Cantrio Concepts
Vanity Faucet	1	ea	$162.22	$162.22	Fortis Brera
Vanity Stopper	1	ea	$50.00	$50.00	Soft touch
Shower rod	1	ea		$—	Re-use existing
24” towel rail	1	ea	$27.78	$27.78	Fortis Scala
18” towel rail	1	ea		$—	Included in vanity cost
Toilet tissue holder	1	allow	$9.44	$9.44	Fortis Scala
Shower head	1	allow	$229.89	$229.89	Grohe “Freehander” or similar
Carpet	40	syd	$9.49	$379.60	Aqua/ 34oz.
Carpet pad	40	syd	$1.85	$74.00
Vinyl wall covering (bath)	16	lyd	$4.70	$75.20	DL Couch
Accent vinyl wallcovering	7	lyd	$6.45	$45.15	DL Couch

Sub-total				$1,597.28

OFCI total				$1,597.28

FF&E/ Loose Furnishings

Seating

Chaise longue	1	ea	$499.00	$499.00	Marquis
Fabric @ chaise	11	yd	$18.98	$208.78	Valley Forge
Fabric @ pillow	1.5	yd	$16.98	$25.47	Valley Forge
Ergonomic desk chair	1	ea	$188.00	$188.00	Charter
Vinyl @ desk chair	2.5	yd	$15.00	$37.50	Duralee

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD KING DETAIL

Casegoods & Tables
Headboard	1	ea	$389.00	$389.00	RBF/ Beverly
Vinyl @ headboard	2	yd	$16.98	$33.96	Valley Forge
Nightstand	2	ea	$242.00	$484.00	RBF/ Beverly
Window unit	1	ea	$683.00	$683.00	RBF/ Beverly
Bar cabinet	1	ea	$368.00	$368.00	RBF/ Beverly
Task table top	1	ea	$152.00	$152.00	RBF/ Beverly
Task table base	1	ea	$122.00	$122.00	ISA
Bath Etagere	1	ea	$149.00	$149.00	RBF/ Beverly
TV console	1	ea	$553.00	$553.00	RBF/ Beverly
TV back panel	1	ea	$362.00	$362.00	RBF/ Beverly
Platform base	1	ea	$311.00	$311.00	RBF/ Beverly
Vinyl @ platform base	3	ea	$16.98	$50.94	Valley Forge

Drapery & Soft Goods
Drapery & shade fabrication	1	ea	$1,327.20	$1,327.20	Motorized Roman shade & mecho
Fabric @ shade	8	yd	$13.98	$111.84	Valley Forge
Hookless shower curtain w/ liner	1	ea	$69.98	$69.98	Valley Forge
Bed throw	1	ea	$135.00	$135.00	Archipelago
Bed pillow	2	ea	$50.00	$100.00	PK

Decorative Lighting
Entry fixture	1	ea	$126.35	$126.35	Chapman
Bath sconces	2	ea	$98.80	$197.60	Chapman
Nightstand lamps	2	ea	$118.75	$237.50	Chapman
Pendant	1	ea	$110.20	$110.20	Chapman
Desk lamp	1	ea	$189.05	$189.05	Chapman
Ceiling fixture @ water closet	1	ea	$121.60	$121.60	Chapman

Art, Mirrors & Accessories
Art @ bar niche	1	ea	$80.00	$80.00	Soho Myriad
Art @ headboard wall	1	ea	$90.00	$90.00	Soho Myriad
Art @ desk return	1	ea	$80.00	$80.00	Soho Myriad
Bath mirror	1	ea	$62.68	$62.68	APF Munn
Full length mirror w/ shelf	1	ea	$234.65	$234.65	APF Munn

Sub-total				$7,890.30

FF&E/ Loose Furnishings Total				$7,890.30

Specialties & Miscellaneous

King Bedset	1	ea	$480.00	$480.00	Simmons
Bath & desk amenities	1	ls	$—	$—
Minibar	1	ea	$400.00	$400.00

Sub-total				$880.00

Specialties total				$880.00

Categories Total				$18,500.02

Tax				$—	Tax exempt in FL

Estimated Freight/ Deliver	9.00%			$933.08

Total				$19,433.10

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD KING DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD KING DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD D/D DETAIL

Item	Quantity	U/M	Cost	Extension	Remarks

General Construction

General construction estimate	1	ls	$7,900.00	$7,900.00	For original model room scope
ADD new veneered entry doors	1	ls		$—
ADD bathroom floor/ wall grinding	1	ls		$—
ADD Toto toilet	1	ls	$232.44	$232.44
ADD miscellaneous stone patch	1	ls		$—

Sub-total				$8,132.44

General construction total				$8,132.44	$2,618,645.68

Interior Finishes (CFCI)

Shower valve trim	1	ea		$—	Included in GC pricing

Sub-total				$—

CFCI total				$—

Interior Finishes (OFCI)

Bath vanity, bowl & top/ splash	1	ea	$544.00	$544.00	Cantrio Concepts
Vanity Faucet	1	ea	$162.22	$162.22	Fortis Brera
Vanity Stopper	1	ea	$50.00	$50.00	Soft touch
Shower rod	1	ea		$—	Re-use existing
24” towel rail	1	ea	$27.78	$27.78	Fortis Scala
18” towel rail	1	ea		$—	Included in vanity cost
Toilet tissue holder	1	allow	$9.44	$9.44	Fortis Scala
Shower head	1	allow	$229.89	$229.89	Grohe “Freehander” or similar
Carpet	40	syd	$9.49	$379.60	Aqua/ 34oz.
Carpet pad	40	syd	$1.85	$74.00
Vinyl wall covering (bath)	16	lyd	$4.70	$75.20	DL Couch
Accent vinyl wallcovering	7	lyd	$6.45	$45.15	DL Couch

Sub-total				$1,597.28

OFCI total				$1,597.28

FF&E/ Loose Furnishings

Seating
Sofa	1	ea	$334.00	$334.00	Marquis
Fabric @ sofa	10	yd	$18.98	$189.80	Valley Forge
Fabric @ pillow	1.5	yd	$16.98	$25.47	Valley Forge
Ergonomic desk chair	1	ea	$188.00	$188.00	Charter
Vinyl @ desk chair	2.5	yd	$15.00	$37.50	Duralee

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD D/D DETAIL

Casegoods & Tables
Headboard	1	ea	$389.00	$389.00	RBF/ Beverly
Vinyl @ headboard	3.5	yd	$16.98	$59.43	Valley Forge
Nightstand	1	ea	$242.00	$242.00	RBF/ Beverly
Window unit	1	ea	$683.00	$683.00	RBF/ Beverly
Bar cabinet	1	ea	$368.00	$368.00	RBF/ Beverly
Task table top	1	ea	$152.00	$152.00	RBF/ Beverly
Task table base	1	ea	$122.00	$122.00	ISA
Bath Etagere	1	ea	$149.00	$149.00	RBF/ Beverly
TV console	1	ea	$553.00	$553.00	RBF/ Beverly
TV back panel	1	ea	$362.00	$362.00	RBF/ Beverly
Platform base	2	ea	$297.00	$594.00	RBF/ Beverly
Vinyl @ platform base	6	ea	$16.98	$101.88	Valley Forge

Drapery & Soft Goods
Drapery & shade fabrication	1	ea	$1,327.20	$1,327.20	Motorized Roman shade & mecho
Fabric @ shade	8	yd	$13.98	$111.84	Valley Forge
Hookless shower curtain w/ liner	1	ea	$69.98	$69.98	Valley Forge
Bed throw	2	ea	$116.00	$232.00	Archipelago
Bed pillow	2	ea	$50.00	$100.00	PK

Decorative Lighting
Entry fixture	1	ea	$126.35	$126.35	Chapman
Bath sconces	2	ea	$98.80	$197.60	Chapman
Nightstand lamps	1	ea	$118.75	$118.75	Chapman
Pendant	1	ea	$110.20	$110.20	Chapman
Desk lamp	1	ea	$189.05	$189.05	Chapman
Ceiling fixture @ water closet	1	ea	$121.60	$121.60	Chapman

Art, Mirrors & Accessories
Art @ bar niche	1	ea	$80.00	$80.00	Soho Myriad
Art @ water closet	1	ea	$90.00	$90.00	Soho Myriad
Art @ desk return	1	ea	$80.00	$80.00	Soho Myriad
Bath mirror	1	ea	$62.68	$62.68	APF Munn
Full length mirror w/ shelf	1	ea	$234.65	$234.65	APF Munn

Sub-total				$7,801.98

FF&E/ Loose Furnishings Total				$7,801.98

Specialties & Miscellaneous

D/D Bedset	2	ea	$395.00	$790.00	Simmons
Bath & desk amenities	1	ls	$—	$—
Minibar	1	ea	$400.00	$400.00

Sub-total				$1,190.00

Specialties total				$1,190.00

Categories Total				$18,721.70

Tax				$—	Tax exempt in FL

Estimated Freight/ Deliver	9.00%			$953.03

Total				$19,674.73

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD D/D DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

STD D/D DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR KING DETAIL

Item	Quantity	U/M	Cost	Extension	Remarks

General Construction

General construction estimate	1	ls	$7,900.00	$7,900.00	For original model room scope
ADD new veneered entry doors	1	ls		$—
ADD bathroom floor/ wall grinding	1	ls		$—
ADD Toto toilet	2	ls	$232.44	$464.88
ADD miscellaneous stone patch	1	ls		$—

Sub-total				$8,364.88

General construction total				$8,364.88	$ 142,202.96

Interior Finishes (CFCI)

Shower valve trim	2	ea		$—	Included in GC pricing

Sub-total				$—

CFCI total				$—

Interior Finishes (OFCI)

Bath vanity, bowl & top/ splash	1	ea	$544.00	$544.00	Cantrio Concepts
Vanity Faucet	1	ea	$162.22	$162.22	Fortis Brera
Vanity Stopper	1	ea	$50.00	$50.00	Soft touch
Shower rod	1	ea		$—	Re-use existing
24” towel rail	1	ea	$27.78	$27.78	Fortis Scala
Toilet tissue holder	2	allow	$9.44	$18.88	Fortis Scala
Shower head	1	allow	$229.89	$229.89	Grohe “Freehander” or similar
Carpet	90	syd	$9.49	$854.10	Aqua/ 34oz.
Carpet pad	90	syd	$1.85	$166.50
Vinyl wall covering (bath)	18	lyd	$4.70	$84.60	DL Couch
Accent vinyl wallcovering	10	lyd	$6.45	$64.50	DL Couch

Sub-total				$1,418.47

OFCI total				$1,418.47

FF&E/ Loose Furnishings

Seating
Bedroom sofa	1	ea	$334.00	$334.00	Marquis
Fabric @ sofa	10	yd	$18.98	$189.80	Valley Forge
Fabric @ pillow	1.5	yd	$16.98	$25.47	Valley Forge
Ergonomic desk chair	1	ea	$188.00	$188.00	Charter
Vinyl @ desk chair	2.5	yd	$15.00	$37.50	Duralee
Parlor sofa	1	ea	$800.00	$800.00
Fabric @ sofa	12	yd	$35.00	$420.00
Occasional chair @ parlor	1	ea	$650.00	$650.00
Fabric @ occasional chair	6	yd	$35.00	$210.00
Dining chairs @ lounge	4	ea	$550.00	$2,200.00
Fabric @ dining chairs	12	yd	$35.00	$420.00

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR KING DETAIL

Casegoods & Tables
Headboard	1	ea	$389.00	$389.00	RBF/ Beverly
Vinyl @ headboard	2	yd	$16.98	$33.96	Valley Forge
Nightstand	2	ea	$242.00	$484.00	RBF/ Beverly
Window unit	1	ea	$683.00	$683.00	RBF/ Beverly
Task table top	1	ea	$152.00	$152.00	RBF/ Beverly
Task table base	1	ea	$122.00	$122.00	ISA
Bath Etagere	1	ea	$149.00	$149.00	RBF/ Beverly
TV console	1	ea	$553.00	$553.00	RBF/ Beverly
TV back panel	1	ea	$362.00	$362.00	RBF/ Beverly
Platform base	1	ea	$311.00	$311.00	RBF/ Beverly
Vinyl @ platform base	3	ea	$16.98	$50.94	Valley Forge
Entry console	1	ea	$725.00	$725.00
Dining table	1	ea	$1,000.00	$1,000.00
End table	2	ea	$650.00	$1,300.00
Coffee table	1	ea	$850.00	$850.00
Bar cabinet	1	ea	$1,200.00	$1,200.00
Dresser @ niche	1	ea	$700.00	$700.00
TV console @ parlor	1	ea	$1,450.00	$1,450.00

Drapery & Soft Goods
Drapery & shade fabrication	2	ea	$1,327.20	$2,654.40	Motorized Roman shade & mecho
Fabric @ shade	16	yd	$13.98	$223.68	Valley Forge
Hookless shower curtain w/ liner	1	ea	$69.93	$69.98	Valley Forge
Bed throw	1	ea	$135.00	$135.00	Archipelago
Bed pillow	2	ea	$50.00	$100.00	PK

Decorative Lighting
Bath sconces	4	ea	$98.80	$395.20
Nightstand lamps	2	ea	$118.75	$237.50	Chapman
Pendant	1	ea	$110.20	$110.20	Chapman
Desk lamp	1	ea	$189.05	$189.05	Chapman
Ceiling fixture @ water closet	1	ea	$121.60	$121.60
End table lamps	2	ea	$225.00	$450.00
Floor lamp	1	ea	$245.00	$245.00
Lamp @ TV console	1	ea	$185.00	$185.00

Art, Mirrors & Accessories
Mirror @ bar niche	1	ea	$350.00	$350.00	Soho Myriad
Art @ headboard wall	1	ea	$90.00	$90.00	Soho Myriad
Art @ desk return	1	ea	$80.00	$80.00	Soho Myriad
Art @ entry console	1	ea	$120.00	$120.00	Soho Myriad
Art @ dining table	4	ea	$75.00	$300.00	Soho Myriad
Sculpture @ entry niche	1	ea	$500.00	$500.00	Soho Myriad
Bath mirror	2	ea	$62.68	$125.36	APF Munn
Full length mirror w/ shelf	1	ea	$234.65	$234.65	APF Munn

Sub-total				$22,906.29

FF&E/ Loose Furnishings Total				$22,906.29

Specialties & Miscellaneous

King Bedset	1	ea	$480.00	$480.00	Simmons
Bath & desk amenities	1	ls	$250.00	$—
Minibar	1	ea	$400.00	$400.00
Decorative accessories	1	lot	$500.00	$500.00

Sub-total				$1,380.00

Specialties total				$1,380.00

Categories Total				$34,069.64

Tax				$—	Tax exempt in FL
Estimated Freight/ Deliver	9.00%			$2,313.43

Total				$36,383.07

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR KING DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR KING DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR D/D DETAIL

Item	Quantity	U/M	Cost	Extension	Remarks

General Construction

General construction estimate	1	ls	$7,900.00	$7,900.00	For original model room scope
ADD new veneered entry doors	1	ls		$—
ADD bathroom floor/ wall grinding	1	ls		$—
ADD Toto toilet	2	ls	$232.44	$464.88
ADD miscellaneous stone patch	1	ls		$—

Sub-total				$8,364.88

General construction total				$8,364.88	$ 75,283.92

Interior Finishes (CFCI)

Shower valve trim	1	ea		$—	Included in GC pricing

Sub-total				$—

CFCI total				$—

Interior Finishes (OFCI)

Bath vanity, bowl & top/ splash	1	ea	$544.00	$544.00	Cantrio Concepts
Vanity Faucet	1	ea	$162.22	$162.22	Fortis Brera
Vanity Stopper	1	ea	$50.00	$50.00	Soft touch
Shower rod	1	ea		$—	Re-use existing
24” towel rail	1	ea	$27.78	$27.78	Fortis Scala
Toilet tissue holder	2	allow	$9.44	$18.88	Fortis Scala
Shower head	1	allow	$229.89	$229.89	Grohe “Freehander” or similar
Carpet	90	syd	$9.49	$854.10	Aqua/ 34oz.
Carpet pad	90	syd	$1.85	$166.50
Vinyl wall covering (bath)	18	lyd	$4.70	$84.60	DL Couch
Accent vinyl wallcovering	10	lyd	$6.45	$64.50	DL Couch

Sub-total				$1,418.47

OFCI total				$1,418.47

FF&E/ Loose Furnishings

Seating
Bedroom sofa	1	ea	$334.00	$334.00	Marquis
Fabric @ sofa	10	yd	$18.98	$189.80	Valley Forge
Fabric @ pillow	1.5	yd	$16.98	$25.47	Valley Forge
Ergonomic desk chair	1	ea	$188.00	$188.00	Charter
Vinyl @ desk chair	2.5	yd	$15.00	$37.50	Duralee
Parlor sofa	1	ea	$800.00	$800.00
Fabric @ sofa	12	yd	$35.00	$420.00
Occasional chair @ parlor	1	ea	$650.00	$650.00
Fabric @ occasional chair	6	yd	$35.00	$210.00
Dining chairs @ lounge	4	ea	$550.00	$2,200.00
Fabric @ dining chairs	12	yd	$35.00	$420.00

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR D/D DETAIL

Casegoods & Tables
Headboard	1	ea	$389.00	$389.00	RBF/ Beverly
Vinyl @ headboard	3.5	yd	$16.98	$59.43	Valley Forge
Nightstand	1	ea	$242.00	$242.00	RBF/ Beverly
Window unit	1	ea	$683.00	$683.00	RBF/ Beverly
Bar cabinet	1	ea	$650.00	$650.00	RBF/ Beverly
Task table top	1	ea	$152.00	$152.00	RBF/ Beverly
Task table base	1	ea	$122.00	$122.00	ISA
Bath Etagere	1	ea	$149.00	$149.00	RBF/ Beverly
TV console	1	ea	$553.00	$553.00	RBF/ Beverly
TV back panel	1	ea	$362.00	$362.00	RBF/ Beverly
Platform base	1	ea	$311.00	$311.00	RBF/ Beverly
Vinyl @ platform base	3	ea	$16.98	$50.94	Valley Forge
Entry console	1	ea	$725.00	$725.00
Dining table	1	ea	$1,000.00	$1,000.00
End table	2	ea	$650.00	$1,300.00
Coffee table	1	ea	$850.00	$850.00
Bar cabinet	1	ea	$1,200.00	$1,200.00
Dresser @ niche	1	ea	$700.00	$700.00
TV console @ parlor	1	ea	$1,450.00	$1,450.00
Drapery & Soft Goods
Drapery & shade fabrication	2	ea	$1,327.20	$2,654.40	Motorized Roman shade & mecho
Fabric @ shade	16	yd	$13.98	$223.68	Valley Forge
Hookless shower curtain w/ liner	1	ea	$69.98	$69.98	Valley Forge
Bed throw	2	ea	$116.00	$232.00	Archipelago
Bed pillow	2	ea	$50.00	$100.00	PK

Decorative Lighting
Bath sconces	4	ea	$98.80	$395.20
Nightstand lamps	2	ea	$118.75	$237.50	Chapman
Pendant	1	ea	$110.20	$110.20	Chapman
Desk lamp	1	ea	$189.05	$189.05	Chapman
Ceiling fixture @ water closet	1	ea	$121.60	$121.60
End table lamps	2	ea	$225.00	$450.00
Floor lamp	1	ea	$245.00	$245.00
Lamp @ TV console	1	ea	$185.00	$185.00
Art, Mirrors & Accessories
Mirror @ bar niche	1	ea	$350.00	$350.00	Soho Myriad
Art @ headboard wall	1	ea	$90.00	$90.00	Soho Myriad
Art @ desk return	1	ea	$80.00	$80.00	Soho Myriad
Art @ entry console	1	ea	$120.00	$120.00	Soho Myriad
Art @ dining table	4	ea	$75.00	$300.00	Soho Myriad
Sculpture @ entry niche	1	ea	$500.00	$500.00	Soho Myriad
Bath mirror	2	ea	$62.68	$125.36	APF Munn
Full length mirror w/ shelf	1	ea	$234.65	$234.65	APF Munn

Sub-total				$23,436.76

FF&E/ Loose Furnishings Total				$23,436.76

Specialties & Miscellaneous

D/D Bedset	2	ea	$395.00	$790.00	Simmons
Bath & desk amenities	1	ls	$—	$—
Minibar	1	ea	$400.00	$400.00
Decorative accessories	1	lot	$500.00	$500.00

Sub-total				$1,690.00

Specialties total				$1,690.00

Categories Total				$34,910.11

Tax				$—	Tax exempt in FL
Estimated Freight/ Deliver	9.00%			$2,389.07

Total				$37,299.18

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR D/D DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR D/D DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

PARLOR D/D DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

EXECUTIVE SUITE DETAIL

Item	Quantity	U/M	Cost	Extension	Remarks

General Construction

General construction estimate	1	ls	$7,900.00	$7,900.00	For original model room scope
ADD new veneered entry doors	1	ls		$—
ADD bathroom floor/ wall grinding	1	ls		$—
ADD Toto toilet	2	ls	$232.44	$464.88
ADD miscellaneous stone patch	1	ls		$—

Sub-total				$8,364.88

General construction total				$8,364.88	$ 50,189.28

Interior Finishes (CFCI)

Shower valve trim	1	ea		$—	Included in GC pricing

Sub-total				$—

CFCI total				$—

Interior Finishes (OFCI)

Stone vanity top	1	ea	$500.00	$500.00
Vanity Faucet	2	ea	$162.22	$324.44	Fortis Brera
Vanity Stopper	2	ea	$50.00	$100.00	Soft touch
24” towel rail	2	ea	$27.78	$55.56	Fortis Scala
Toilet tissue holder	2	allow	$9.44	$18.88	Fortis Scala
Shower trim	1	allow	$750.00	$750.00	Retrofit existing
Carpet	120	syd	$9.49	$1,138.80	Aqua/ 34oz.
Carpet pad	120	syd	$1.85	$222.00
Vinyl wall covering (bath)	18	lyd	$4.70	$84.60	DL Couch
Accent vinyl wallcovering	15	lyd	$6.45	$96.75	DL Couch

Sub-total				$2,311.03

OFCI total				$2,311.03

Seating
Bedroom sofa	1	ea	$334.00	$334.00	Marquis
Fabric @ sofa	10	yd	$18.98	$189.80	Valley Forge
Fabric @ pillow	1.5	yd	$16.98	$25.47	Valley Forge
Ergonomic desk chair	1	ea	$188.00	$188.00	Charter
Vinyl @ desk chair	2.5	yd	$15.00	$37.50	Duralee
Parlor sofa	2	ea	$800.00	$1,600.00
Fabric @ sofa	24	yd	$35.00	$840.00
Occasional chair @ parlor	2	ea	$650.00	$1,300.00
Fabric @ occasional chair	12	yd	$35.00	$420.00
Dining chairs @ lounge	8	ea	$550.00	$4,400.00
Fabric @ dining chairs	24	yd	$35.00	$840.00

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

EXECUTIVE SUITE DETAIL

Casegoods & Tables
Headboard	1	ea	$389.00	$389.00	RBF/ Beverly
Vinyl @ headboard	2	yd	$16.98	$33.96	Valley Forge
Nightstand	2	ea	$242.00	$484.00	RBF/ Beverly
Window unit	1	ea	$683.00	$683.00	RBF/ Beverly
Dining sideboard	1	ea	$1,500.00	$1,500.00	RBF/ Beverly
Task table top	1	ea	$152.00	$152.00	RBF/ Beverly
Task table base	1	ea	$122.00	$122.00	ISA
Bath Etagere	1	ea	$149.00	$149.00	RBF/ Beverly
TV console	1	ea	$553.00	$553.00	RBF/ Beverly
TV back panel	1	ea	$362.00	$362.00	RBF/ Beverly
Platform base	1	ea	$311.00	$311.00	RBF/ Beverly
Vinyl @ platform base	3	ea	$16.98	$50.94	Valley Forge
Entry console	1	ea	$725.00	$725.00
Dining table	1	ea	$1,400.00	$1,400.00
End table	2	ea	$650.00	$1,300.00
Coffee table	1	ea	$850.00	$850.00
Console @ bedroom niche	1	ea	$1,200.00	$1,200.00
TV console @ parlor	1	ea	$1,450.00	$1,450.00
Office furniture	1	allow	$3,500.00	$3,500.00
Drapery & Soft Goods
Drapery & shade fabrication	3	ea	$1,327.20	$3,981.60	Motorized Roman shade & mecho
Fabric @ shade	24	yd	$13.98	$335.52	Valley Forge
Hookless shower curtain w/ liner	1	ea	$69.98	$69.98	Valley Forge
Bed throw	1	ea	$135.00	$135.00	Archipelago
Bed pillow	2	ea	$50.00	$100.00	PK

Decorative Lighting
Bath sconces	4	ea	$98.80	$395.20
Nightstand lamps	2	ea	$118.75	$237.50	Chapman
Pendant	1	ea	$110.20	$110.20	Chapman
Desk lamp	1	ea	$189.05	$189.05	Chapman
Ceiling fixture @ water closet	1	ea	$121.60	$121.60
End table lamps	2	ea	$225.00	$450.00
Floor lamp	2	ea	$245.00	$490.00
Lamp @ TV console	1	ea	$185.00	$185.00
Lamp @ sideboard	2	ea	$250.00	$500.00
Dining chandelier	1	ea	$2,500.00	$2,500.00
Art, Mirrors & Accessories
Art @ bar niche	3	ea	$150.00	$450.00	Soho Myriad
Art @ headboard wall	1	ea	$90.00	$90.00	Soho Myriad
Art @ desk return	1	ea	$90.00	$90.00	Soho Myriad
Art @ entry console	1	ea	$120.00	$120.00	Soho Myriad
Art @ dining table	6	ea	$150.00	$900.00	Soho Myriad
Sculpture @ entry niche	1	ea	$500.00	$500.00	Soho Myriad
Bath mirror	2	ea	$62.68	$125.36	APF Munn
Full length mirror w/ shelf	1	ea	$234.65	$234.65	APF Munn

Sub-total				$37,700.33

FF&E/ Loose Furnishings Total				$37,700.33

Specialties & Miscellaneous

King bedset	1	ea	$480.00	$480.00	Simmons
Bath & desk amenities	1	ls	$—	$—
Minibar	1	ea	$400.00	$400.00
Decorative accessories	1	lot	$500.00	$500.00

Sub-total				$1,380.00

Specialties total				$1,380.00

Categories Total				$49,756.24

Tax				$—	Tax exempt in FL
Estimated Freight/ Deliver	9.00%			$3,725.22

Total				$53,481.46

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

EXECUTIVE SUITE DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

EXECUTIVE SUITE DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

CORRIDOR DETAIL

Item	Quantity	U/M	Cost	Extension	Remarks

General Construction

General construction estimate	1	ls	$21,875.00	$21,875.00
Demo
Painting
Wall covering demo & installation
Carpet demo & installation
Electrical
Miscellaneous Carpentry
Trim Carpentry

Sub-total				$21,875.00

General construction total				$21,875.00	$ 634,375.00

Interior Finishes (CFCI)

Sub-total				$—

CFCI total				$—

Interior Finishes (OFCI)

Carpet	210	syd	$27.08	$5,686.80	Brintons
Carpet pad	210	syd	$4.25	$892.50	Tred-Mor 2580
Vinyl wall covering	390	lyd	$5.45	$2,125.50	DL Couch

Sub-total				$8,704.80

OFCI total				$8,704.80	$ 252,439.20

FF&E/ Loose Furnishings

Seating
Bench at console	1	ea	$475.00	$475.00
Fabric @ bench	2	yd	$45.00	$90.00

Casegoods & Tables
Elevator console	1	ea	$1,600.00	$1,600.00

Drapery & Soft Goods

Decorative Lighting
Elevator lobby fixtures	3	ea	$2,267.00	$6,801.00
Corner ceiling fixtures	3	ea	$687.00	$2,061.00	Lusive
Door drop ceiling fixtures	6	ea	$687.00	$4,122.00	Lusive
Art lights/ sconces	13	ea	$129.00	$1,677.00	Chapman

Art, Mirrors & Accessories
Art	12	ea	$225.00	$2,700.00
Elevator lobby mirror	1	ea	$500.00	$500.00
Trash receptacle	1	ea	$225.00	$225.00

Sub-total				$20,251.00

FF&E/ Loose Furnishings Total				$20,251.00	$ 587,279.00

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

CORRIDOR DETAIL

Specialties & Miscellaneous

Signage	1	ls	$2,400.00	$2,400.00

Sub-total				$2,400.00

Specialties total				$2,400.00	$ 69,600.00

Categories Total				$53,230.80

Tax				$—	Tax exempt in FL
Estimated Freight/ Deliver	9.00%			$2,822.02

Total				$56,052.82

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

CORRIDOR DETAIL

Intercontinental Miami

Preliminary Renovation Budget

2/2/11

CORRIDOR DETAIL

EXHIBIT C

EXISTING LITIGATION

NONE

C-1

EXHIBIT D

INSURANCE POLICIES

(a) Borrower shall maintain property insurance covering any improvements on the property, including 100% of the insurable replacement cost value of all tenant improvements and betterments that any Agreement requires Borrower to insure, against all risks of loss to the Improvements customarily covered by so-called “Cause of Loss – Special Form” policies as available in the insurance market at the completion date (and against such additional risks of loss as may be customarily covered by such policies after the completion date). Each Cause of Loss – Special Form insurance policy shall cover: (i) 100% of the insurable replacement cost value of the Improvements; (ii) 100% of the insurable replacement cost value of all tenant improvements and betterments that any agreement requires Borrower to insure; (iii) loss of the undamaged portion of the Improvements and additional expense of demolition and increased cost of construction, including, without limitation, increased costs that arise from any changes in laws or other legal requirements with respect to such restoration, in an amount as is acceptable to Agent. Any Cause of Loss – Special Form insurance policy shall contain an agreed amount or a coinsurance waiver endorsement and a replacement cost value endorsement without reduction for depreciation. Cause of Loss – Special Form policies shall cover at least the following perils (unless provided by separate, stand-alone policies): building collapse, fire, flood, water damage, acts of terrorism (per TRIPRA), windstorm, named storm, earthquake, earth movement, impact of vehicles and aircraft, lightning, malicious mischief and vandalism (in each case with any applicable annual aggregate sub limits indicated, with such sub limits subject to Agent’s approval). For the covered perils of earthquake, earth movement, landslide, tsunami, mudslide, subsidence and flood, including back-up of sewer/drains, it is agreed that these may have a sub-limit of such amount as is acceptable to Agent. If any portion of the Improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and/or the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the Federal Flood Insurance plan. Evidence of insurance required under this clause (a) must be issued on the Acord 27 or Acord 28 form stating “All-Risk” or Special Perils form, replacement cost, agreed amount and/or no co-insurance. Agent reserves the right to require flood insurance in excess of that available under the Federal Flood Insurance plan. Each such Insurance Policy shall contain an agreed-amount replacement cost endorsement;

(b) comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, and improvements loss and covering, without limitation, all tenant improvements and betterments which Borrower is required to insure pursuant to any Lease on a replacement cost basis. If coverage is placed on a stand-alone basis, business interruption/rents coverage must be included. The minimum amount of limits to be provided shall be $25,000,000 per accident, or other limit as acceptable to Agent;

(c) During period of construction or renovations, coverage as required under section (a) and (b) shall be provided under a Builders’ Risk Insurance policy. Insurance shall be written on a “completed value” form (100% non-reporting) or its equivalent and shall include endorsements providing replacement cost coverage, agreed amount and/or coinsurance waiver, and granting permission to occupy. Builder’s Risk Insurance shall cover: (i) any improvements on the property, including 100% of the insurable replacement cost value of all tenant improvements and betterments that any Agreement requires Borrower to insure, against all risks of loss to the Improvements customarily covered by so-called “Cause of Loss - Special Form” policies as available in the insurance market on the closing date (and against such additional risks of loss as may be customarily covered by such policies after the date hereof) including, but not limited to, at least the following perils: building collapse, fire, flood, back-up of sewers and drains, water damage, tsunami, windstorm, earthquake, earth movement, landslide, mudslide, subsidence, acts of terrorism, impact of vehicles and aircraft, lightning, malicious mischief, and vandalism (earthquake, earth movement, landslide, tsunami, mudslide, subsidence and flood may have a sub limit of such amount as is acceptable to Agent); (ii) loss of materials, equipment, machinery, and supplies which become part of the completed project whether on-site, in transit, or stored off-site, or loss of any temporary structures, sidewalks, retaining walls, and underground property; (iii) soft costs including coverage for 100% of the interest expense during the period of the construction and coverage for recurring expenses including but not limited to plans, specifications, blueprints and models, real estate taxes, real estate commissions, advertising, architectural and engineering supervisory costs, legal and accounting costs, and delayed completion business income/rental interruption (if any) on an actual loss sustained basis; (iv) loss of the undamaged portion of the Improvements and additional expense of demolition and increased cost of construction, including increased costs arising from operation of building laws or other legal requirements at the time of restoration, subject to a sub limit satisfactory to Agent; (v) loss caused by mechanical or electrical damage to machinery or equipment, including damage to pressure vessels and piping;

(d) Borrower shall maintain the following insurance for personal injury, bodily injury, death, accident and property damage: (i) commercial general liability insurance; (ii) owned (if any), hired, and non-owned automobile liability insurance; and (iii) umbrella/excess liability insurance. Liability insurance shall be in the so-called “occurrence” form and shall provide coverage of at least $100,000,000 per occurrence and $100,000,000 in the annual aggregate, per location. Liability Insurance shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability (including any liability assumed under any leases), and products and completed operations. Evidence of insurance required under this clause (d) must be provided on Acord 25 form with Borrower identified as the insured, Lenders and Agent identified as additional insureds and the address of the Premises identified as an insured location. All Liability Insurance shall name Agent as an “Additional Insured” by an endorsement satisfactory to Agent;

(e) During period of construction or renovation, Borrower shall ensure that the general contractor or construction manager, as the case may be, maintains (i)

commercial general liability coverage, including products and completed operations coverage that shall be continuously maintained for the statutory period during which claims can be made following completion of the project (at a limit acceptable to Agent), (ii) automobile liability insurance (including owned, hired and non-owned liability) and (iii) umbrella/excess liability insurance with limits of insurance appropriate for the scope of work but in no event less than $10,000,000 in limits per occurrence and in the aggregate or such other amount acceptable to Agent. A certificate of insurance shall be issued to Borrower and Agent, naming each as Additional Insured (except with respect to workers’ compensation and employer’s liability), and evidencing all insurance required in this subsection; and in addition Borrower shall ensure that all trade contractors provide similar liability insurance coverage with umbrella liability limits that are commensurate with the risks presented by their operations at the site as determined by the general contractor or construction manager, as the case may be. All parties engaged in work on the Improvements or on any restoration shall maintain any workers’ compensation and employer’s liability insurance required by law in force for all workers on the job. If Borrower elects to implement an Owner Controlled Insurance Program, Borrower and any general contractor or construction manager shall maintain policies separate from the Owner Controlled Insurance Program for the coverage required in clause (d) above, with respect to claims arising from the off-site liability of the general contractor or construction manager, provided the excess insurance limits required in section (d) and (e) may be reduced to $10,000,000 for the owner and $10,000,000 for the general contractor or construction manager each occurrence and annual aggregate. A certificate of Borrower’s insurance shall be issued to Agent, naming Agent as Additional Insured Mortgagee (except with respect to workers’ compensation and employer’s liability), and evidencing all insurance required of Borrower in this subsection. The general contractor or construction manager, as the case may be, shall provide an insurance certificate, naming Agent as additional insured, evidencing the required insurance to Borrower who will then give a copy to Agent;

(f) workers’ compensation/employer’s liability and disability insurance as required by law;

(g) business income insurance on an actual loss sustained basis, with no time limit (subject to policy limits); along with business income extended period of indemnity coverage extending for at least 365 days, all to be shown on the applicable insurance certificate;

(h) such other types and amounts of insurance with respect to the Premises and the operation thereof which are commonly maintained in the case of other properties and building meeting comparable building standards and which are otherwise similar to the Premises in nature, use, location, height and type of construction, as may be required from time to time by Agent; and

(i) Notwithstanding anything to the contrary set forth herein, terrorism coverage may be issued by a captive insurance company wholly-owned and Controlled (directly or indirectly) by Borrower or their Affiliates (a “Captive Insurer”); provided that:

(i) With respect to terrorism coverage, the Terrorism Risk Insurance Act of 2002 (“TRIA” and its extensions and/or modifications enacted over time) shall be in full force and effect upon substantially similar terms and conditions as are in effect on the date hereof;

(ii) the Policies issued by such Captive Insurer are in full compliance with the requirements herein;

(iii) except with respect to the deductible permitted, those covered losses which are not reinsured by the federal government under TRIA and its extensions and/or modifications enacted over time and payable directly to the insured shall be reinsured by an insurance company or companies that satisfy the requirements herein (collectively, the “Reinsurance Policies”);

(iv) all Reinsurance Policies shall be acceptable to Agent and shall provide for direct access to such reinsurers by all named insureds, loss payees and mortgagees with such insurance benefits;

(v) such Captive Insurer shall not be subject to any bankruptcy, insolvency, reorganization or like proceeding;

(vi) such Captive Insurer shall be a special purpose bankruptcy remote entity, as determined by Agent, which is prohibited from conducting any business other than the issuance of insurance policies for properties owned by Affiliates of Borrower;

(vii) such Captive Insurer shall qualify for the reinsurance and other benefits afforded insurance companies under TRIA and its extensions and/or modifications enacted over time; and

(viii) Agent shall receive and approve the following:

(A) the application for licensing for such Captive Insurer;

(B) the form of the Policy to be used by such Captive Insurer to provide the insurance coverage described herein; and

(C) the Reinsurance Policies.

All such Insurance Policies described in this Exhibit D shall name Agent as mortgagee, additional insured and lender loss payee, either on a specific standard mortgagee endorsement or under a blanket endorsement satisfactory to Agent. If more than one insurer participates in an insurance program, all insurers, policy numbers and limits layering must appear on the applicable insurance certificate or an attachment thereto. Borrower shall take appropriate action to assure the Condominium maintains the insurance coverage required to be maintained by the applicable Condominium Requirements. If the Condominium fails to maintain such coverage, Borrower shall purchase contingent coverage to fill any gaps in coverage purchased by the Condominium.

EXHIBIT E

PERMITS

Hotel license number HOT2317199 of the Intercontinental Hotel Miami issued by State of Florida, Department of Business and Professional Regulation, Division of Hotels and Restaurants

Seating Food Service license number SEA2327620 of the Blue Water Café issued by State of Florida, Department of Business and Professional Regulation, Division of Hotels and Restaurants

Seating Food Service license number SEA2317602 of the Banquet Main Kitchen and Bakery issued by State of Florida, Department of Business and Professional Regulation, Division of Hotels and Restaurants

Seating Food Service license number SEA2317203 of the Employee Cafeteria issued by State of Florida, Department of Business and Professional Regulation, Division of Hotels and Restaurants

Seating Food Service license number SEA2317202 of the Indigo issued by State of Florida, Department of Business and Professional Regulation, Division of Hotels and Restaurants

State of Florida, Department of Agriculture and Consumer Services, Division of Food Safety Annual Food Permit Firm Number 309957 (Starbucks # 75866)

Certificate of Registration 2011 Florida Annual Resale Certificate for Sales Tax number 23-8013682811-3

Retailer of Alcoholic Beverages license number BEV2306600 of the Intercontinental Hotel Miami issued by State of Florida, Department of Business and Professional Regulation, Division of Alcoholic Beverages and Tobacco

Certificate of Compliance issued by the Florida Department of Financial Services, Division of State Fire Marshal re: Statute 554.1101 of the State of Florida, National Board # 86706 (boiler permit)

State of Florida Department of Environmental Protection Storage Tank Regulation Program Registration Placard No. 366431

State of Florida Department of Business and Professional Regulation, Division of Hotels and Restaurants, Certificate of Balcony Inspection, dated July 6, 2010

Certificate of Compliance issued by the Florida Department of Financial Services, Division of State Fire Marshal re: Statute 554.1101 of the State of Florida, National Board # 52040 (boiler permit)

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209164

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Hydraulic Passenger Elevator Acct # 396633 209150

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Hydraulic Passenger Elevator Acct # 396633 209149

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209145

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209148

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209170

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209165

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209166

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209167

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209168

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Traction Passenger Elevator Acct # 396633 209169

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Escalator Acct # 396633 209677

Certificate of Operation issued by City of Miami Building Department, Boilers, Elevators, Unfired Pressure Vessels certifying to Escalator Acct # 396633 209678

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Clothing: Dry Cleaning Retail

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Delicatessen

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Dance Halls and Ballrooms

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Halls and Banquet Room for Hire

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Hotel or Motel

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Restaurant

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Restaurant

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Restaurant

City of Miami Business Tax Receipt issued December 8, 2010 certifying that Intercontinental Hotel Miami is in compliance to engage in or manage the operation of: Restaurant

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-591366- Retail

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-588768- Hotel, Motel & Rooming Houses

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-587426- Taverns

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-587425- Food and/or Beverage Establishment

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-587419- Open Areas (Park, Garages, Sales)

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-587418- Retail

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-587417- Food and/or Beverage Establishment

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-508835- Open Areas (Parks, Garages, Sales)

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-391821- Retail

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-175868- Food and/or Beverage Establishment

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-175870- Food and/or Beverage Establishment

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-175871- Food and/or Beverage Establishment

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-184719- Food and/or Beverage Establishment

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-622739- Retail

City of Miami Certificate of Use Fire Safety Permit issued 2/17/11, account number 396633-661234- Retail

Miami-Dade County Air Pollution Annual Operating Permit No. AP 002750-2010/2011

Miami-Dade County Stratospheric Ozone Protection Annual Operating Permit No. AP 001710-2010/2011

Local Business Tax Receipt No. 198660-4, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 097540-0, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 097543-4, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 281940-8, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 198661-2, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 463135-5, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 282030-7, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 282920-9, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 281938-2, Miami-Dade County, State of Florida

Local Business Tax Receipt No. 653113-2, Miami-Dade County, State of Florida

Federal Communications Commission Wireless Telecommunications Bureau, Radio Station Authorization file number 0000598880, granted 9-21-2001

Federal Communications Commission Wireless Telecommunications Bureau, Radio Station Authorization file number 0000837420, granted 4-05-2002

Federal Communications Commission Wireless Telecommunications Bureau, Radio Station Authorization file number 0002329120, granted 9-27-2005

Federal Communications Commission Wireless Telecommunications Bureau, Radio Station Authorization file number 0004222902, granted 9-21-2001

Operating Permit # 13-60-02914 issued by the State of Florida Department of Health to Hotel Intercontinental Miami on 7/01/10

Certificate of Compliance of Florida Department of Financial Services Division of State Fire Marshal re: Statute 554.1101 of the State of Florida (boiler permit) (National Board number 53233)

Certificate of Compliance of Florida Department of Financial Services Division of State Fire Marshal re: Statute 554.1101 of the State of Florida (boiler permit) (National Board number 53244)

Certificate of Compliance of Florida Department of Financial Services Division of State Fire Marshal re: Statute 554.1101 of the State of Florida (boiler permit) (National Board number 52005)

Industrial Waste 5 Annual Operating Permit No. IW5-016472-2010/2011 issued by Miami-Dade County Department of Environmental Resources Management

EXHIBIT F

PERMITTED ENCUMBRANCES

1. Taxes and assessments for the year 2011 and subsequent years, which are not yet due and payable.

2. Terms, conditions, and provisions of that certain Agreement by and between Miami-Dade Water and Sewer Authority and Miami Center Limited Partnership, recorded in Official Records Book 10491, Page 693.

3. Terms, conditions, and provisions of that certain Agreement by and between Miami-Dade Water and Sewer Authority and Miami Center Limited Partnership, recorded in Official Records Book 10491, Page 717.

4. Grant of Easement and Declaration of Restrictions recorded in Official Records Book 11102, Page 2247.

5. Grant Easement in favor of the City of Miami, under Development Order, dated May 24, 1979 for public bayfront walk, 300 feet by 20 feet (the “Bayfront Walk Easement) recorded in Official Records Book 11750, Page 1070, as depicted on the survey prepared by Millman Surveying, Inc., dated October 6, 2006, last revised July     , 2011, MSI Site No. 9854.

6. Covenant to run with the Land in favor of the City of Miami recorded in Official Records Book 12786, Page 658, together with joinder and consent recorded in Official Records Book 12790, page 2621 and Resolution No. 89-303, adopted March 23, 1989.

7. Resolution No. 86-828, Dade County, Florida amending a Development Order (Resolution No. 79-396; May 24, 1979, as amended) for The Miami Center I Project, a Development of Regional Impact, adopted October 7, 1986 recorded in Official Records Book 13079, Page 4956, and Resolution No. 89-302, adopted March 23, 1989 (unrecorded) amending the same Development Order.

8. As to the portions of the parking garage which constitute the Common Elements, as defined in the Declaration of Condominium for Miami Center, that certain Declaration of Restrictive Covenants Running With the Land recorded in Official Records Book 13831, Page 885.

9. Terms, provisions, covenants, conditions, restrictions, assessments, easements, liens, and other matters established by the Declaration of Condominium described in Schedule A herein, and recorded in Official Records Book 14008, Page 1398, and amendment thereto which are recorded in Official Records Book 14688, Page 987.

10. Terms, conditions, and provisions of Parking Covenant and Covenant for Hotel Amenities Running with the Land referred to in Memorandum of Parking Covenant and Covenant for Hotel Amenities Running with the Land, recorded in Official Records Book 14010, Page 3198.

11. Grant of Easements and Declaration of Restrictions recorded in Official Records Book 14688, Page 963.

F-1

12. Covenant to Run with the Land recorded in Official Records Book 15879, Page 2543.

13. Grant of Easement in favor of Metropolitan Dade County recorded in Official Records Book 15883, Page 2507, , as depicted on the survey prepared by Millman Surveying, Inc., dated October 6, 2006, last revised July     , 2011, MSI Site No. 9854.

14. Non-Exclusive Easement for Encroachment recorded in Official Records Book 18794, Page 4099.

15. Easement Agreement recorded in Official Records Book 20993, Page 678, as affected by: that certain Amendment to Easement Agreement as recorded on 09/14/2005 in OR Book 23776 at Page 2321.

16. City of Miami Resolution No. 89-548, adopted June 7, 1989, establishing a special assessment district known as the Flagler/Core Area Security District Special Improvement District.

F-2

EXHIBIT G

AGENT’S WIRING INSTRUCTIONS

USD payments:	Intermediary bank:	The Bank of New York Mellon, NY
BIC: / FW:

	Account with institution:	Aareal Bank AG, Wiesbaden
BIC:
a/c:

	Beneficiary:	Aareal Capital Corporation
a/c:

Payment details / reference:

G-1

EXHIBIT H

CONSTRUCTION AND OPERATING AGREEMENTS

Abbreviated Standard Form of Agreement, between SHC Chopin Plaza, LLC and National Renovation Contractors, L.L.C., made as of the 23rd day of March, 2011

H-1

EXHIBIT I

RENT ROLL

I-1

Strategic Hotels & Resorts, Inc.
Commercial & Retail Leases / Rent Roll - Updated 3/31/2011	Indicates Modification in Terms During Q1 2011

Name of Tenant	Start Date	End Date	Annual Base rent	Percentage Rent Other Comments	Type Of Business	Amt Of Space (Sq Ft)
InterContinental Miami
A.K. Gift Shop	03/17/08	03/16/13	$70,093.00	temp. adj. to Dec ‘10., in litigation, full rent being deposited to Court Registry	Gift Shop	450
Bayfront Flower Shop	01/01/10	12/31/14	$12,000.00	+ 15% commission on banquet flowers; + 416.67 monthly for CapEx reimbursement	Flower Shop	522
Enterprise Rent a Car	04/01/11	08/31/11	$5,000	Rent of two desks in lobby for car rental business $1,000 PER MONTH	Car Rental	72
Deco Productions	10/01/10	09/30/13	$—	various commissions on revenue generated	Event Planners	272

EXHIBIT J

ACCOUNTS

I

Account Number	Account Name	Bank Name/Address

	CONCENTRATION ACCOUNT	Suntrust Bank PO Box 622227, Orlando FL 32862-2227

	CREDIT CARD PAYMENTS	Suntrust Bank PO Box 622227, Orlando FL 32862-2227

	DISBURSEMENT ACCOUNT	Suntrust Bank PO Box 622227, Orlando FL 32862-2227

	DEPOSITORY ACCOUNT	Suntrust Bank PO Box 622227, Orlando FL 32862-2227

	IC MIAMI INVESTMENT	Federated Bank PO Box 8600, Boston MA 02266-8600

	IC MIAMI CAPITAL RESERVE	Federated Bank PO Box 8600, Boston MA 02266-8600

	FEDERATED INVESTOR	Federated Bank PO Box 8600, Boston MA 02266-8600

	SHC CHOPIN PLAZA LLC	Bank of America Reference account number – 724141.1

	SHC CHOPIN PLAZA LLC	Bank of America Reference account number – 724141.2

J-1

EXHIBIT K

FORM OF MONTHLY OFFICER CERTIFICATE

DATE –

Aareal Capital Corporation

250 Park Avenue, Suite 820

New York, NY 10177

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 6, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SHC CHOPIN PLAZA, LLC and DTRS INTERCONTINENTAL MIAMI, LLC (collectively, the “Obligor”), the financial institutions party hereto and their assignees under Section — thereof (the “Lenders”), AAREAL CAPITAL CORPORATION, as Agent (the “Agent”) and other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 4.1 of the Credit Agreement, the undersigned hereby certifies to Agent and the Lenders as follows:

1. I am a duly elected and acting officer of Obligor and this Certificate is delivered as required by Section 4.1 of the Loan Agreement. The undersigned has examined the books and records of Obligor and has conducted such other examinations and investigations as are reasonably necessary to provide this certificate

2. To the best of my knowledge, the enclosed monthly operating statements, although not prepared in a manner consistent with GAAP, are true, correct, accurate, complete in all material respects and fairly represent the results of the operations of the Obligor and the Property for the month ended ,                  , 201    .

3. To the best of my knowledge, any GAAP adjustments subsequently made to the enclosed operating statements will not reduce the DSCR below the level shown in the enclosed operating statements except as follows:

4. To the best of my knowledge, no Default or Event of Default presently exists and no event or circumstance presently exists that, with notice or the passage of time or both, would constitute a Default or Event of Default, except as follows:                                         ,1

IN WITNESS WHEREOF, the undersigned has executed this certificate as the of the date first above written.

Name:
Title:

[1]	DSCR is to be computed by Calendar Quarter.

K-1

EXHIBIT L

FORM OF QUARTERLY COMPLIANCE CERTIFICATE

DATE –

Aareal Capital Corporation

250 Park Avenue, Suite 820

New York, NY 10177

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 6, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SHC CHOPIN PLAZA, LLC and DTRS INTERCONTINENTAL MIAMI, LLC (collectively, the “Obligor”), the financial institutions party hereto and their assignees under Section — thereof (the “Lenders”), AAREAL CAPITAL CORPORATION, as Agent (the “Agent”) and other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 4.1 of the Credit Agreement, the undersigned hereby certifies to Agent and the Lenders as follows:

1.	The undersigned is — of the Guarantor.

2.	The undersigned has examined the books and records of the Obligor and has conducted such other examinations and investigations as are reasonably necessary to provide this certificate.

3.	Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Guarantor is in compliance with the covenants contained in Section 4.28 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as the of the date first above written.

STRATEGIC HOTEL FUNDING, L.L.C.

Name:
Title:

L-1

Guarantor Compliance

Schedule 1

Compliance Period of —

The Certificate to which Schedule 1 is attached is dated — and pertains to the period — through —. Capitalized items used herein shall have the meanings set forth in the Credit Agreement dated July 6, 2011.

A.	Minimum Guarantor’s Consolidated Tangible Net Worth (Section 4.28 (b))

Actual Guarantor’s Consolidated Tangible Net Worth:
Minimum Guarantor’s Consolidated Tangible Net Worth:
	Compliance:	Yes / No

B.	Maximum Guarantor’s Total Leverage Ratio (Section 4.28 (a))

Actual Guarantor’s Total Leverage Ratio:
Maximum Guarantor’s Total Leverage Ratio:
	Compliance:	Yes / No

L-2

EXHIBIT M

PRE-APPROVED TRANSFEREES

Strategic Hotel Funding, Inc.

KSL Capital Partners, LLC

Hilton Hotels Corporation

FelCor Lodging Trust, Inc.

Rosewood Hotels & Resorts

Host Hotels & Resorts

Fairmont Hotels & Resorts

Four Seasons Hotel Inc.

LaSalle Hotel Properties

Marriott International, Inc.

Starwood Hotels and Resorts Worldwide, Inc.

InterContinental Hotels Group

Walton Street Real Estate Fund

Mandarin

Peninsula

Raffles

Shangri-La

Hyatt

Sunstone

Starwood Capital

N-1

SCHEDULE 1.1

DEFERRED MAINTENANCE CONDITIONS

Repair Louvers - There is rust degradation of the ventilation louver perimeter rims that are situated in the façade wall, adjacent to the three cooling tower, at the tower mechanical roof. Louvers and anchor system should be inspected and necessary repair work performed.

Repair Stucco at East Parapet Wall - There is a small section of spalled stucco parge coating observed, at the concrete façade at the east end plaza roof perimeter, and it should be repaired.

M-1

SCHEDULE 1.3

MATERIAL AGREEMENTS

1.	Declaration of Condominium for Miami Center dated February 23, 1989

2.	First Amendment to the Declaration of Condominium for Miami Center dated August 29, 1990

3.	Agreement dated March 21, 2003 between InterContinental Florida Limited Partnership and Central Parking System of Florida, Inc.

4.	First Amendment to Agreement dated February 18, 2005 between InterContinental Florida Limited Partnership and Central Parking System of Florida, Inc.

5.	Second Amendment to Agreement dated July 30, 2007 between IHG Management (Maryland), LLC and Central Parking System of Florida, Inc.

6.	Base Agreement and Addendum to Valet Parking Services Agreement commencing January 1, 2010 between Central Parking System of Florida, Inc. and IHG Management (Maryland), LLC

7.	Spa Management Agreement dated September 30, 2010

SCHEDULE 3.19

COLLECTIVE BARGAINING AGREEMENTS

NONE

SCHEDULE 3.39

DEFAULTS, BREACHES OR VIOLATIONS OF MATERIAL AGREEMENTS, OPERATING

LEASE OR PROPERTY MANAGEMENT AGREEMENT

NONE

SCHEDULE 3.43

SHARING AGREEMENTS

None, except for:

1.	The reciprocal easement agreements and other similar sharing agreements that constitute Permitted Encumbrances; and

2.	the Condominium Documents.

SCHEDULE 3.45

LIQUOR LICENSES

License number BEV2306600 issued by the State of Florida Department of Business and Professional Regulation, Division of Alcoholic Beverages and Tobacco March 1, 2011 to DTRS Intercontinental Miami, LLC/IHG MNGT (Maryland LLC), Intercontinental Hotel Miami

SCHEDULE 3.45- page 1